UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No.  )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐   Preliminary Proxy Statement

☐   Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒   Definitive Proxy Statement

☐   Definitive Additional Materials

☐   Soliciting Material Pursuant to §240.14a-12

UNION PACIFIC CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which the transaction applies:

	(2)	Aggregate number of securities to which the transaction applies:

	(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of the transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Union Pacific Corporation 1400 Douglas Street, 19th Floor Omaha, NE 68179

April 5, 2019

NOTICE OF
ANNUAL MEETING OF SHAREHOLDERS

Date and Time	Thursday, May 16, 2019, at 8:00 a.m., Central Daylight Time

Place	Omaha Marriott Downtown at the Capitol District 222 North 10th Street Omaha, Nebraska

Record Date	March 22, 2019

Items of Business	(1)	To elect the eleven directors named in the Proxy Statement, each to serve for a term of one year or until their successors are elected and qualified;
	(2)	To ratify the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for 2019;
	(3)	To approve, by non-binding vote, the compensation of the Company’s Named Executive Officers;
	(4)	To consider and vote upon one shareholder proposal if properly presented at the Annual Meeting; and
	(5)	To transact such other business as may properly come before the Annual Meeting.

Only shareholders of record at the close of business on March 22, 2019, are entitled to notice of, and to vote at, the Annual Meeting.

For your convenience, you may attend the Annual Meeting in person or listen via a live audio-only webcast. You may listen to the live audio-only webcast of the Annual Meeting via the Internet at www.virtualshareholdermeeting.com/UNP2019 when you enter your 16-digit control number included on your notice of Internet availability of proxy materials, on your proxy card or on the instructions that accompanied your proxy materials. Instructions on how to listen to the Annual Meeting via live audio-only webcast are posted at www.virtualshareholdermeeting.com/UNP2019.

Your vote is very important. New York Stock Exchange rules provide that if your shares are held by a broker, your broker will NOT be able to vote your shares on most matters presented at the Annual Meeting, including the election of directors, unless you provide voting instructions to your broker. We strongly encourage you to submit your proxy card to your broker or utilize your broker’s telephone or internet voting services (if available) and exercise your right to vote as a shareholder.

Rhonda S. Ferguson
Executive Vice President,
Chief Legal Officer and
Corporate Secretary

UNION PACIFIC CORPORATION
PROXY STATEMENT

Potential Payments Upon Separation from Service, Change-In-Control or Death or Disability	75
Pay Ratio Disclosure	80
Security Ownership of Certain Beneficial Owners and Management	81
Stock Ownership Requirements for Executives	82
Trading in Derivatives of Our Common Stock Is Prohibited	82
Sales of Our Common Stock by Executive Officers and Directors Under Rule 10b5-1 Trading Plans	82
PROPOSAL NUMBER 4 – Shareholder Proposal Regarding Independent Board Chairman	84
Other Matters	87
Shareholder Proposals	87
Section 16(a) Beneficial Ownership Reporting Compliance	87
Delivery of Documents to Shareholders Sharing an Address	87
Availability of Annual Report on Form 10-K	88
Other Business	88

PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider. You should read the entire Proxy Statement carefully before voting.

Meeting Information and Availability of Proxy Materials
•	Date and Time:	May 16, 2019, at 8:00 A.M., Central Daylight Time
•	Place:	Omaha Marriott Downtown at the Capitol District, 222 North 10th Street, Omaha, Nebraska
•	Record Date:	March 22, 2019

This Proxy Statement and the accompanying proxy card are being distributed and made available to shareholders on or about April 5, 2019.

Voting Matters and Board Recommendations
Matter		Our Board’s Recommendations
Proposal 1	Election of eleven (11) Director Nominees (page 8)	FOR Each Director Nominee
Proposal 2	Ratification of Appointment of Deloitte & Touche LLP as Independent Registered Public Accounting Firm for 2019 (page 39)	FOR
Proposal 3	Advisory Vote to Approve Executive Compensation (page 42)	FOR
Proposal 4	Shareholder Proposal Regarding Independent Chairman (page 84)	AGAINST
How to Vote

Even if you plan to attend the 2019 Annual Meeting of Shareholders in person, we encourage you to vote in advance of the meeting. You may vote using one the following voting methods. Make sure to have your proxy card or voting instruction form in hand and follow the instructions. Participants in Union Pacific’s thrift and retirement plans who hold Company stock through such plans will receive separate voting instructions. You can vote in one of three ways:

Record Holders		Beneficial Owners
Vote via the Internet		Follow the instructions set forth on the voting instruction form provided by your broker with these proxy materials.
•	Go to www.proxyvote.com
Vote by telephone
•	Call toll free 1-800-690-6903 within the USA, US territories & Canada
Vote by mail
•	Complete, sign, date and return your proxy card in the envelope provided

PROXY SUMMARY

Company Performance Highlights*

In 2018, the Company produced record financial results and finished the year with significant improvements in service reliability and efficiency, overcoming network congestion and excess operating costs incurred earlier in the year. We also embarked on a fundamental shift in our operating philosophy by adopting precision scheduled railroading (PSR) principles by launching Unified Plan 2020. Highlights of the Company’s 2018 operational and financial performance include:

✔	Record financial performance, with adjusted earnings per share of $7.91, a 37% improvement compared to last year’s $5.79 per share
✔	An all-time record operating ratio for 2018 of 62.7%, improving 0.1 point from 2017’s adjusted 62.8%
✔	Operating income of more than $8.5 billion, an 8% increase compared to 2017’s adjusted $7.9 billion
✔	The reportable personal injury rate per 200,000 employee-hours was 0.82, although a 4% increase compared to 2017, this was the best safety performance for all Class I railroads for the 4th year in a row
✔	Total shareholder return was 5.3% for 2018, compared with a negative 4.4% for the S&P 500

* See Item 7 of Union Pacific’s Annual Report on Form 10-K for the year ended December 31, 2018, for reconciliations to U.S. GAAP

Governance Highlights

The Company’s commitment to strong corporate governance, effective risk management and strong independent oversight of management by the Board is reflected in our sound governance practices and policies. Governance Highlights include:

✔	Board Composed of 91% Independent Directors (10 out of 11 Board Nominees)
✔	Commitment to Board Refreshment (Three New Diverse Directors in Past Three Years, 27% of current composition)
✔	Annual Election of Directors with Majority Voting Standard
✔	Five Diverse Board Members/Nominees for Re-Election (45%)
✔	Average Board Tenure is 7 years with current Board Nominees
✔	“Proxy Access” Right
✔	Active Lead Independent Director
✔	Executive Sessions of Independent Directors at each Board and Committee Meeting
✔	Board Strategic Oversight and review of Enterprise Risk Management
✔	Four Fully Independent Board Committees
✔	Stringent Director and Executive Officer Stock Ownership Guidelines (7x Annual Salary for CEO and 4x Annual Salary for other Named Executive Officers)

PROXY SUMMARY

Shareholder Outreach

We were encouraged with the results of our say-on-pay vote at our 2018 Annual Meeting of Shareholders as we received shareholder support of 94% for our executive compensation program. The concerted efforts of our management team and Compensation and Benefits Committee to increase engagement with our shareholders and to thoughtfully consider and incorporate shareholder feedback into our executive compensation program in 2018 were reflected in this vote.

We believe that the changes we made to our executive compensation program in 2018 – providing for a formula-based annual incentive bonus and eliminating the ability to earn performance share units based on annual performance – together with the revisions we made in prior years benefit shareholders and continue to align with our strategy and pay-for-performance philosophy.

In 2018, as part of our regular shareholder engagement, management participated in 13 investor conferences, numerous in-person investor meetings, and hosted more than 250 conference calls with analysts and investors.

Executive Compensation Highlights
✔	In 2018 our executives participated in our new formula-based annual incentive plan where eighty percent (80%) of annual incentive cash bonuses paid to our executives, including the named executive officers (NEOs), was based on the attainment of specified Company financial performance goals (operating income (40%) and operating ratio (40%)), and the remaining (20%) was based on the Company’s performance against pre-established business objectives and individual executive performance
✔	Under this new formula-based annual incentive plan, performance for 2018 resulted in an overall payout of 81% of target for each of the NEOs (except for Mr. Scott) as shown on page 55 of the Compensation Discussion and Analysis
✔	The compensation earned in 2018 by Mr. Fritz and the other NEOs, as described in the Compensation Discussion and Analysis section of this Proxy Statement, reflects our policy of having a significant portion of our executives’ compensation tied to annual and long-term Company performance
✔	In 2018, 74% of the target compensation opportunity provided to Mr. Fritz and 59% of the target compensation opportunity provided to the rest of the NEOs was in the form of long-term incentive equity awards
✔	2018 long-term incentive awards consisted of 50% performance stock units, 40% stock options and 10% retention stock units; 2019 long-term incentive awards granted in February consisted of 60% performance stock units and 40% stock options
✔	Performance stock unit awards granted in 2018 were subject to a 3-year average return on invested capital (“ROIC”) and a relative Operating Income Growth modifier (+/-25% of the award earned based on ROIC, depending on our Operating Income Growth compared to companies in the S&P 500 Industrials Index)
✔	Based on our three-year average ROIC of 13.5% and our relative Operating Income Growth at the 37th percentile, performance stock units for the three-year performance period (2016-2018) ending in 2018 vested at 135% of target

UNION PACIFIC CORPORATION
1400 Douglas Street, 19th Floor
Omaha, NE 68179

PROXY STATEMENT
FOR
ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 16, 2019

INFORMATION ABOUT THE ANNUAL MEETING, VOTING AND PROXIES

Important Notice Regarding the Availability of Proxy
Materials for the Shareholder Meeting to Be Held on May 16, 2019

This Proxy Statement and our 2018 Annual Report on Form 10-K are available at www.up.com under the
“Investors” caption link by selecting “Annual Reports/Form 10-Ks and Proxy Statements”
www.up.com/investors/annuals/index/shtml.

Date, Time and Place of Meeting

This Proxy Statement is being furnished to shareholders of Union Pacific Corporation (the Company) in connection with the solicitation of proxies by the Board of Directors of the Company (the Board) for use in voting at the Annual Meeting of Shareholders or any adjournment or postponement thereof (the Annual Meeting). The Annual Meeting will be held on Thursday, May 16, 2019, at 8:00 A.M., Central Daylight Time, at the Omaha Marriott Downtown at the Capitol District, 222 North 10th Street, Omaha, Nebraska. This Proxy Statement and the accompanying proxy card are being distributed and made available to shareholders of the Company on or about April 5, 2019.

Record Date, Outstanding Shares and Quorum

Only holders of record of the Company’s common stock at the close of business on March 22, 2019 (the Record Date), will be entitled to vote at the Annual Meeting. On the Record Date, we had 1,112,068,547 shares of common stock outstanding and entitled to vote. If a majority of the shares outstanding on the Record Date are present and entitled to vote on any matter at the Annual Meeting, we will have a quorum at the Annual Meeting. Any shares represented by proxies that are marked for, against or to abstain from voting on a proposal will be counted as present for the purpose of determining whether there is a quorum.

Internet Availability of Proxy Materials

Again this year, we are using the Securities and Exchange Commission (SEC) rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing a notice of Internet availability of proxy materials instead of a paper copy of the proxy materials. All shareholders receiving the notice will have the ability to access the proxy materials over the Internet and may request to receive a paper copy of the proxy materials by mail. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the notice of Internet availability of proxy materials. In addition, the notice contains information on how you may request access to proxy materials in printed form by mail or electronically on an ongoing basis.

INFORMATION ABOUT THE ANNUAL MEETING, VOTING AND PROXIES

Accessing Proxy Materials over the Internet

Your notice of Internet availability of proxy materials, proxy card or voting instruction card will contain instructions on how to:

•	View our proxy materials for the Annual Meeting on the Internet; and
•	Instruct us to send our future proxy materials to you electronically by email or the Internet.

Our proxy materials will be available during the voting period at www.proxyvote.com. From this website, you also will be able to vote prior to the Annual Meeting. To access this website, you will need your 16-digit control number included on your notice of Internet availability of proxy materials, on your proxy card or on the instructions that accompanied your proxy materials.

Your notice of Internet availability, proxy card or voting instruction card will contain instructions on how you may request proxy materials electronically on an ongoing basis. Choosing to access your future proxy materials electronically will help us conserve natural resources and reduce the costs of distributing our proxy materials.

Voting Rights

Holders of our common stock are entitled to one vote for each full share held as of the Record Date.

Under Proposal Number 1, directors will be elected by a majority of the votes cast by the shares of common stock present at the Annual Meeting (either in person or by proxy) and entitled to vote on the election of directors, which means that a nominee will be elected if he or she receives more “for” votes than “against” votes. Pursuant to Section 9 of Article I of the Company’s By-Laws and applicable laws of the State of Utah, a nominee who does not receive more “for” votes than “against” votes will be elected to a shortened term expiring on the earlier of: (i) 90 days after the day on which the Company certifies the voting results; or (ii) the day on which a person is selected by the Board to fill the office held by the director.

Approval of Proposal Number 2 (ratification of the appointment of the independent registered public accounting firm), Proposal Number 3 (advisory vote to approve executive compensation) and Proposal Number 4 (shareholder proposal regarding independent chairman) requires the affirmative vote of a majority of the votes cast on the proposal (either in person or by proxy).

If your shares are held in street name (that is, through a broker, bank, trustee, nominee or other holder of record), you are considered a beneficial owner of those shares. As the beneficial owner of those shares, you have the right to direct your broker, bank or nominee how to vote. If you do not provide voting instructions to your broker in advance of the Annual Meeting, New York Stock Exchange (NYSE) rules grant your broker discretionary authority to vote on the ratification of the independent registered accounting firm in Proposal Number 2. If you do not provide voting instructions, your broker will not have discretion to vote your shares on Proposal Numbers 1, 3 and 4 resulting in what is referred to as broker non-votes on those matters.

The Board recommends that you vote FOR each of the nominees in Proposal Number 1, FOR Proposal Numbers 2 and 3 and AGAINST Proposal Number 4.

In accordance with Utah law, abstentions and broker non-votes are not treated as votes cast and, therefore, are not counted in determining which directors are elected under Proposal Number 1 and which matters are approved under Proposal Numbers 2, 3 and 4.

INFORMATION ABOUT THE ANNUAL MEETING, VOTING AND PROXIES

Solicitation and Voting of Proxies

Whether you hold shares directly as a shareholder of record or in street name (that is, through a broker, bank, trustee, nominee or other holder of record), you may direct how your shares are voted without participating in the Annual Meeting. There are three ways to vote by proxy:

•	Via the Internet — Shareholders who have received a notice of Internet availability of proxy materials by mail may submit proxies over the Internet by following the instructions on the notice. Shareholders who have received proxy materials by email may submit proxies over the Internet by following the instructions included in the email. Shareholders who have received a paper copy of a proxy card or voting instruction card by mail may submit proxies over the Internet by following the instructions on the proxy card or voting instruction card.
•	By Telephone — Shareholders who live in the United States or Canada may submit proxies by telephone by calling 1-800-690-6903 and following the instructions. Shareholders of record who have received a notice of Internet availability of proxy materials by mail must have the control number that appears on their notice available when voting. Shareholders of record who have received a proxy card by mail must have the control number that appears on their proxy card available when voting. Shareholders who hold shares in street name who have received proxy materials by email must have the control number included in the email available when voting.
•	By Mail —Shareholders who have received a paper copy of a proxy card or voting instruction card by mail may submit proxies by completing, signing and dating their proxy card or voting instruction card and mailing it in the accompanying pre-addressed envelope.

If you sign and return your proxy card but do not give any voting instructions, your shares will be voted “for” the election of each of the director nominees listed in Proposal Number 1 below, “for” Proposal Number 2, “for” Proposal Number 3, and “against” Proposal Number 4. To our knowledge, no other matters will be presented at the Annual Meeting. However, if any other matters of business are properly presented, the proxy holders named on the proxy card are authorized to vote the shares represented by proxies according to their judgment.

Confidential Voting Policy

The Board maintains a confidential voting policy pursuant to which Broadridge Financial Services, Inc. (Broadridge) receives shareholder proxies or voting instructions, and representatives of Broadridge, serving as independent inspectors of election, certify the vote. Proxies, as well as telephone and Internet voting instructions, will be kept confidential from management (except in certain cases where it may be necessary to meet legal requirements, including a contested proxy solicitation or where a shareholder writes comments on the proxy card). Reports concerning the vote may be made available to the Company, provided such reports do not reveal the vote of any particular shareholder.

Revocation of Proxies

After you submit your proxy you may revoke it at any time before voting takes place at the Annual Meeting. You can revoke your proxy in two ways: (i) deliver to the Secretary of the Company a written notice, dated later than the proxy you want to revoke, stating that the proxy is revoked or (ii) submit new telephone or Internet instructions or deliver a validly executed later-dated proxy. For this purpose, communications to the Secretary of the Company should be addressed to 1400 Douglas Street, 19th Floor, Omaha, Nebraska 68179 and must be received before the time that the proxy you wish to revoke is voted at the Annual Meeting. Please note that if your shares are held in street name (that is, a broker, bank, trustee or other nominee holds your shares on your behalf) and you wish to revoke a previously granted proxy, you must contact that entity and submit new voting instructions to your broker, bank, trustee or nominee.

INFORMATION ABOUT THE ANNUAL MEETING, VOTING AND PROXIES

Expenses of Solicitation

The Company will pay the entire cost of preparing, printing, mailing and distributing the notices and proxy materials and soliciting votes. In addition to the mailing of the notices and proxy materials, proxies may be solicited by personal interview, telephone and electronic communication by the directors, officers and employees of the Company acting without special compensation. We also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the street name holders of shares held of record by such individuals, and the Company will reimburse such custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection with such solicitation. In addition, the Company engaged Morrow Sodali, LLC, 470 West Avenue, Stamford, CT 06902, to solicit proxies on its behalf. The anticipated fees of Morrow Sodali LLC are $17,500, plus certain other customary fees and expenses.

Attending the Annual Meeting

Only shareholders as of the Record Date are entitled to attend the Annual Meeting. The Company reserves the right to require proof of stock ownership as of the Record Date and a government-issued photo identification of any person wishing to attend the Annual Meeting. You may obtain directions to the Annual Meeting by contacting the Secretary of the Company at the address set forth on the notice page of this Proxy Statement. Please note that the use of cameras (including via cell phone with photographic capabilities), recording devices and other electronic devices is strictly prohibited at the Annual Meeting.

For your convenience, you may also listen to the Annual Meeting via a live audio-only webcast. You may listen to the live audio-only webcast of the Annual Meeting via the Internet at www.virtualshareholdermeeting.com/UNP2019 when you enter your 16-digit control number included on your notice of Internet availability of proxy materials, on your proxy card or on the instructions that accompanied your proxy materials. Instructions on how to listen to the Annual Meeting via live audio-only webcast are posted at www.virtualshareholdermeeting.com/UNP2019.

Information Regarding the Company

References to the Company’s website included in this Proxy Statement and in the Company’s 2018 Annual Report on Form 10-K are provided as a convenience and do not constitute, and should not be deemed, an incorporation by reference of the information contained in, or available through, the website.

PROPOSAL NUMBER 1 – ELECTION OF DIRECTORS

The Board currently consists of eleven members. The Corporate Governance and Nominating Committee of the Board proposed, and the Board recommended, that the eleven individuals currently serving as directors each be nominated for re-election to the Board at the Annual Meeting. Each of the nominees has consented to being named as a nominee and to serve if elected. If any nominee(s) for director for any reason should become unavailable for election, it is intended that discretionary authority will be exercised by the persons named in the enclosed proxy in respect of the election of such other person(s) as the Board shall nominate.

Vote Required for Approval

Directors will be elected by a majority of the votes cast by the shares present at the Annual Meeting and entitled to vote on the election of directors, which means that a nominee will be elected if he or she receives more “for” votes than “against” votes. Pursuant to Section 9 of Article I of the Company’s By-Laws and applicable laws of the State of Utah, if a nominee does not receive more “for” votes than “against” votes, he or she will be elected to a shortened term that terminates on the earlier of: (i) 90 days after the day on which the Company certifies the voting results; or (ii) the day on which a person is selected by the Board to fill the office held by the director.

The Board recommends a vote FOR the election of each of the nominated directors.

Directors/Nominees

The following identifies the Company’s nominees for election to the Board. Each of the nominees currently serves as a director. Each nominee, if elected, will serve for a term of one year or until his or her successor is elected and qualified.

PROPOSAL NUMBER 1 – ELECTION OF DIRECTORS

Andrew H. Card, Jr., age 71

Former White House Chief of Staff

Director since: 2006

Board Committees: Audit, Compensation and Benefits

Board Skills and Experience: Economics/Finance, Risk Management Experience, Government and Regulatory Expertise, International/Global Expertise, Publicly Traded Company Experience

Mr. Card most recently served as the President of Franklin Pierce University from January 12, 2015 until August 1, 2016. Mr. Card previously served as the Executive Director of the Office of the Provost and Vice President for Academic Affairs at Texas A&M University from September 2013 until he became President of Franklin Pierce University. From July 2011 to August 2013, Mr. Card served as acting dean of The Bush School of Government and Public Service at Texas A&M University. Mr. Card served as Chief of Staff to President George W. Bush from November 2000 to April 2006. Prior to joining the White House, Mr. Card served as Vice President-Government Relations for General Motors Corporation, one of the world’s largest auto makers. From 1993 to 1998, Mr. Card was President and Chief Executive Officer of the American Automobile Manufacturers Association. Mr. Card served as the 11th Secretary of Transportation under President George H.W. Bush from 1992 to 1993. He also served as a Deputy Assistant to the President and Director of Intergovernmental Affairs for President Ronald Reagan. Mr. Card served on the board of Lorillard, Inc. from August 2011 to 2015.

Qualifications
We believe Mr. Card’s skills, attributes and qualifications to sit on our Board include his extensive senior-level experience in the federal government and the transportation industry, his record of business leadership and his invaluable experience in economic and international affairs.

Erroll B. Davis, Jr., age 74

Former Chairman, President and Chief Executive Officer Alliant Energy Corporation

Director since: 2004

Board Committees: Compensation and Benefits (Chair), Corporate Governance and Nominating

Board Skills and Experience: Economics/Finance, Operations, Risk Management Experience, Customer Perspective, Government and Regulatory Expertise, International/Global Expertise, Investor Perspective, CEO Experience, Publicly Traded Company Experience

Mr. Davis was appointed the interim superintendent of the Atlanta Public Schools on July 1, 2011, and most recently served as its superintendent from August 15, 2011 until July 7, 2014. Mr. Davis was the Chancellor of the University System of Georgia from February 2006 to June 2011. From 1998 until July 2005, Mr. Davis was President and Chief Executive Officer of Alliant Energy Corporation, an energy holding company. He also served as Chairman of Alliant from April 2000 until January 31, 2006. Mr. Davis was a director of PPG Industries, Inc. from 1994 to 2007, a director of BP plc from 1998 to 2010, and served as a director of General Motors Corporation from 2009 to 2015.

Qualifications
We believe Mr. Davis’s skills, attributes and qualifications to sit on our Board include his valuable business and strategic leadership experience from his service as the Chief Executive Officer of Alliant Energy Corporation, his knowledge of rail operations from a customer perspective and his extensive service and experience on boards of other public companies.

PROPOSAL NUMBER 1 – ELECTION OF DIRECTORS

William J. DeLaney, age 63

Former Chief Executive Officer Sysco Corporation

Director since: 2018

Board Committees: Audit, Compensation and Benefits

Board Skills and Experience: Economics/Finance, Operations, Risk Management Experience, Customer Perspective, Government and Regulatory Expertise, International/Global Expertise, Investor Perspective, CEO Experience, Publicly Traded Company Experience, Wall Street Experience

Mr. DeLaney was elected a director of Union Pacific in September 2018. Mr. DeLaney served as Chief Executive Officer of Sysco Corporation (Sysco) a food marketing and distribution company, from March 2009 until his retirement in December 2017. Previously, Mr. DeLaney served as President from March 2010 to January 2016, as Executive Vice President and Chief Financial Officer from July 2007 to October 2009 and held positions of increasing responsibility at Sysco and its subsidiaries for more than twenty-five years. Mr. DeLaney served as a director of Sysco from 2009 to 2017. Mr. DeLaney currently serves as a director of Cigna Corporation and Sanmina Corporation.

Qualifications
We believe Mr. DeLaney’s skills, attributes and qualifications to sit on our Board include his valuable business and strategic leadership experience from his service as the Chief Executive Officer of Sysco Corporation, his knowledge of rail operations from a customer perspective, his finance background, and extensive service and experience on boards of other public companies.

David B. Dillon, age 67

Former Chairman and CEO The Kroger Co.

Director since: 2014

Board Committees: Audit (Chair), Compensation and Benefits

Board Skills and Experience: Economics/Finance, Operations, Risk Management Experience, Customer Perspective, Legal, Investor Perspective, CEO Experience, Publicly Traded Company Experience

Mr. Dillon retired as the Chairman of the Board of The Kroger Co. and from The Kroger Co. Board of Directors on December 31, 2014, where he was Chairman since 2004 and was the Chief Executive Officer of The Kroger Co. from 2003 through 2013. Mr. Dillon served as the President of The Kroger Co. from 1995 to 2003. Mr. Dillon was elected Executive Vice President of The Kroger Co. in 1990 and was President of Dillon Companies, Inc. from 1986 to 1995. Mr. Dillon was a director of Convergys Corporation from 2000 to 2011 and served as a director of The Kroger Co. from 1995 to 2014 and DIRECTV from 2011 to 2015. In August 2015, Mr. Dillon became a director of the 3M Company. Mr. Dillon became a director of Hallmark Cards, Inc. in December 2018.

Qualifications
We believe Mr. Dillon’s skills, attributes and qualifications to sit on our Board include his valuable retail business and strategic leadership experience as a result of his years of service as the Chief Executive Officer of The Kroger Co., his ability to understand complex logistic operations and his skills in financial and audit matters, along with his service and experience on boards of other public companies.

PROPOSAL NUMBER 1 – ELECTION OF DIRECTORS

Lance M. Fritz, age 56

Chairman, President and Chief Executive Officer Union Pacific Corporation and Union Pacific Railroad Company

Director since: 2015

Board Skills and Experience: Operations, Risk Management Experience, Customer Perspective, Government and Regulatory Expertise, Investor Perspective, CEO Experience

Mr. Fritz was elected President and Chief Executive Officer of the Company on February 5, 2015, and elected Chairman of the Board effective October 1, 2015. Prior to being named President and Chief Executive Officer, Mr. Fritz served as President and Chief Operating Officer of the Railroad since February 2014 and was Executive Vice President-Operations from September 2010 until February 2014. Mr. Fritz was the Vice-President-Labor Relations of the Railroad from 2008 until his election as Vice President-Operations in January 2010. Mr. Fritz held several executive positions in the Railroad’s Operating Department from 2005 through 2008, including Regional Vice President-Southern Region and Regional Vice President-Northern Region. Prior to joining the Railroad, Mr. Fritz served in various executive positions with Fiskars, Inc., Cooper Industries and General Electric.

Qualifications
We believe Mr. Fritz’s skills, attributes and qualifications to sit on our Board include his extensive operating and business experience with the Company.

Deborah C. Hopkins, age 64

Former Chief Executive Officer Citi Ventures and Former Chief Innovation Officer Citi

Director since: 2017

Board Committees: Finance, Corporate Governance and Nominating

Board Skills and Experience: Economics/Finance, Operations, Risk Management Experience, International/Global Expertise, Wall Street Experience, Technology, Investor Perspective, CEO Experience, Publicly Traded Company Experience

Ms. Hopkins was the founder and Chief Executive Officer of Citi Ventures and Citi’s Chief Innovation Officer from May of 2008 until her retirement on December 31, 2016. Ms. Hopkins joined Citi in 2003 as Head of Corporate Strategy and was later appointed Chief Operations and Technology Officer. Prior to joining Citi, Ms. Hopkins served as the Chief Financial Officer at Boeing and then Lucent Technologies, General Auditor of General Motors before being named Vice President of Finance at General Motors Europe, and Corporate Controller at Unisys. Ms. Hopkins was a director of DuPont from 2000 to 2005 and served as a director of Qlik Technologies from 2011 to August 2016. In January 2017, Ms. Hopkins became a director of Marsh and McLennan Companies and in September 2018, Ms. Hopkins became a director of Virtusa Corporation. Ms. Hopkins is also a member of the board of directors of Deep Instinct, Inc.

Qualifications
We believe Ms. Hopkins’s skills, attributes and qualifications to sit on our Board include her significant leadership positions in finance, technology and innovation at various multinational companies and service and experience on boards of other public companies.

PROPOSAL NUMBER 1 – ELECTION OF DIRECTORS

Jane H. Lute, age 62

President and Chief Executive Officer SICPA, North America

Director since: 2016

Board Committees: Audit, Corporate Governance and Nominating

Board Skills and Experience: Operations, Risk Management Experience, Government and Regulatory Expertise, Legal, International/Global Expertise, Technology, CEO Experience

Ms. Lute is the President and CEO of SICPA North America, a company that specializes in providing solutions to protect the integrity and value of products, processes, and documents. Ms. Lute also serves as Special Advisor to the Secretary-General of the United Nations, where she has held several positions in peacekeeping and peace building. Previously, Ms. Lute served as Deputy Secretary for the U.S. Department of Homeland Security from 2009-2013. She also served as Chief Executive Officer of the Center for Internet Security (CIS), an operating not-for-profit organization and home of the Multi-State Information Sharing and Analysis Center (MS-ISAC) providing cybersecurity services for state, local, tribal and territorial governments. She began her distinguished career in the United States Army and served on the National Security Council staff under both Presidents George H.W. Bush and William Jefferson Clinton. Ms. Lute holds a Ph.D. in political science from Stanford University and a J.D. from Georgetown University. She is a member of the Virginia bar.

Qualifications
We believe Ms. Lute’s skills, attributes and qualifications to sit on our Board include her unique and invaluable knowledge and leadership experience gained through her extensive military and government service, including her service at the U.S. Department of Homeland Security and the United Nations, and her expertise with cybersecurity matters.

Michael R. McCarthy, age 67

Chairman McCarthy Group, LLC

Director since: 2008

Lead Independent Director: 2016 - Present

Board Committees: Finance, Corporate Governance and Nominating (Chair)

Board Skills and Experience: Economics/Finance, Risk Management Experience, Customer Perspective, Wall Street Experience, Investor Perspective, CEO Experience, Publicly Traded Company Experience

Mr. McCarthy serves as chairman of McCarthy Group, LLC, a private investment group, which he co-founded in 1986. Mr. McCarthy has served as a director of Peter Kiewit Sons’, Inc. since 2001, and Cabela’s Incorporated from 1996 to 2017. Mr. McCarthy currently serves as our lead independent director.

Qualifications
We believe Mr. McCarthy’s skills, attributes and qualifications to sit on our Board include his extensive experience in providing strategic and operational advice to businesses in various sectors of the economy, his background in forming and leading successful investment companies and his financial expertise, along with his service and experience on boards of other public companies.

PROPOSAL NUMBER 1 – ELECTION OF DIRECTORS

Thomas F. McLarty III, age 72

President McLarty Associates

Director since: 2006

Board Committees: Finance (Chair), Corporate Governance and Nominating

Board Skills and Experience: Risk Management Experience, Customer Perspective, Government and Regulatory Expertise, International/Global Expertise, Wall Street Experience, CEO Experience, Publicly Traded Company Experience

Mr. McLarty has been President of McLarty Associates (formerly Kissinger McLarty Associates), an international strategic advisory and advocacy firm, since 1999. From 1992 to 1997, Mr. McLarty served in several positions in the Clinton White House, including Chief of Staff to the President, Counselor to the President and Special Envoy for the Americas. In 1998, Mr. McLarty returned to be Chairman and President of the McLarty Companies, a fourth generation family-owned transportation business. From 1983 to 1992, Mr. McLarty served as Chairman and Chief Executive Officer of Arkla, Inc., a Fortune 500 natural gas company. Mr. McLarty was a director of Acxiom Corporation from 1999 until 2010.

Qualifications
We believe Mr. McLarty’s skills, attributes and qualifications to sit on our Board include his valuable business leadership experience from his time as the Chief Executive Officer of Arkla, Inc., his extensive exposure and expertise in international business and regulatory matters gained as President of McLarty Associates, his significant experience in government service at the highest levels, along with his service and experience on boards of other public companies.

Bhavesh V. Patel, age 52

Chief Executive Officer of LyondellBasell Industries, N.V.

Director since: 2017

Board Committees: Finance, Compensation and Benefits

Board Skills and Experience: Economics/Finance, Operations, Risk Management Experience, Customer Perspective, International/Global Expertise, Investor Perspective, CEO Experience, Publicly Traded Company Experience

Mr. Patel is the Chief Executive Officer and a director of LyondellBasell Industries N.V. (LyondellBasell), an international plastics, chemical and refining company. Mr. Patel joined LyondellBasell in March 2010 and, prior to being named CEO, held a variety of senior leadership roles, including Senior Vice President, Olefins and Polyolefins − Americas; Senior Vice President, Olefins and Polyolefins - Europe, Asia and International, based in the Netherlands; and Executive Vice President, Olefins and Polyolefins - Europe, Asia and International. Patel was named CEO and Chairman of the company’s management board in January 2015. Prior to joining LyondellBasell, Patel held multiple leadership positions at Chevron Phillips Chemical Company. He worked for Chevron Corporation and its affiliates for more than 20 years.

Qualifications
We believe Mr. Patel’s skills, attributes and qualifications to sit on our Board include his extensive business and leadership experience gained from his several senior positions at Chevron Phillips and LyondellBasell, and as the current Chief Executive Officer of LyondellBasell, one of the largest plastics, chemical and refining companies in the world. Additionally, his international and global expertise and knowledge of rail operations from a customer perspective is valuable to our Board.

PROPOSAL NUMBER 1 – ELECTION OF DIRECTORS

Jose H. Villarreal, age 65

Advisor Akin, Gump, Strauss, Hauer & Feld LLP

Director since: 2009

Board Committees: Audit, Compensation and Benefits

Board Skills and Experience: Risk Management Experience, Government and Regulatory Expertise, Legal, International/Global Expertise, Publicly Traded Company Experience

Mr. Villarreal was a partner with Akin, Gump, Strauss Hauer & Feld, LLP, a law firm, from 1994 through 2008 and has served as a non-employee advisor to the firm since 2008. Prior thereto, Mr. Villarreal served as assistant attorney general in the Public Finance Division of the Texas attorney general’s office. Mr. Villarreal also served in senior roles in numerous presidential campaigns. Mr. Villarreal was a director of Wal-Mart Stores, Inc. from 1998 to 2006, First Solar, Inc. from 2007 to 2012, and PMI Group, Inc. from 2005 to 2013. Mr. Villarreal served as United States Commissioner General to the Shanghai 2010 World Expo.

Qualifications
We believe Mr. Villarreal’s skills, attributes and qualifications to sit on our Board include his legal, regulatory and compliance expertise, his extensive government affairs experience from his service in state and federal public offices and positions and involvement in presidential campaigns and his significant service and experience on boards of other public companies.

PROPOSAL NUMBER 1 – ELECTION OF DIRECTORS

Director Qualifications and Experience

The Corporate Governance and Nominating Committee considered the character, experience, qualifications and skills of each director nominee when determining whether he or she should serve as a director of the Company. Consistent with the stated criteria for director nominees described on pages 17 and 19 below and included in the Company’s Corporate Governance Guidelines and Policies, the Committee determined that each director nominee exhibits a high degree of integrity, has significant professional accomplishments, and has proven leadership experience. Each director nominee is or has been a leader in his or her respective field and brings diverse talents and perspectives to the Board. The Committee also considered the experience and qualifications that each director nominee brings to the Board outlined above in each director’s biographical information, as well as service on boards of other public companies.

The Committee utilizes the following list of skills, attributes and qualities that are particularly relevant to the Company when evaluating director nominees.

•	Economics/Finance − Background in finance, banking, economics, and the securities and financial markets, both domestic and international;
•	Operations − Knowledge or experience in the transportation industry, particularly the rail industry and rail operations;
•	Risk Management Experience − Senior executive level experience in risk management, strategic planning or compliance activities;
•	Customer Perspective − A strong understanding of rail customer perspectives;
•	Government and Regulatory Expertise − Experience in regulatory, political and governmental affairs or public service in legislative or executive positions in Washington D.C. or state government, especially in states where the Company has a significant operating presence;
•	Legal − Possesses a law degree or experience in the legal profession;
•	International/Global Expertise − An international background or global expertise given the significant rail interchange operations with Mexican and Canadian rail systems, along with the Company’s extensive international marketing efforts;
•	Wall Street Experience − Background or experience with an investment or brokerage firm, investment banking or similar Wall Street financial expertise;
•	Technology − Senior executive level or board experience in information technology, cybersecurity, information systems or information technology issues for a public or private entity;
•	Investor Perspective − A strong understanding of institutional investors;
•	CEO Experience − Business and strategic management experience gained from prior or current service as a chief executive officer; and
•	Publicly Traded Company Experience − Prior or current service as a CEO or director at other publicly traded companies.

PROPOSAL NUMBER 1 – ELECTION OF DIRECTORS

Below we identify the balance of skills and qualifications each director nominee brings to the Board. The fact that a particular skill or qualification is not designated does not mean the director nominee does not possess that particular attribute. Rather, the skills and qualifications noted below are those reviewed by the Corporate Governance and Nominating Committee and the Board in making nomination decisions and as part of the Board succession planning process. We believe the combination of the skills and qualifications shown below demonstrates how the Board is well-positioned to provide strategic oversight and guidance to management.

Union Pacific Director Skills and Qualifications Matrix

	Andrew H. Card, Jr.	Erroll B. Davis, Jr.*	William J. Delaney	David B. Dillon	Lance M. Fritz	Deborah C. Hopkins*	Jane H. Lute*	Michael R. McCarthy	Thomas F. McLarty III	Bhavesh V. Patel*	Jose H. Villarreal*	Number of Directors with Skill / Experience / Attribute
Economics/Finance — Background in finance, banking, economics, and the securities and financial markets, both domestic and international	X	X	X	X		X		X		X		7/11
Operations — Knowledge or experience in the transportation industry, particularly the rail industry and rail operations		X	X	X	X	X	X			X		7/11
Risk Management Experience — Senior executive level experience in risk management, strategic planning or compliance activities	X	X	X	X	X	X	X	X	X	X	X	11/11
Customer Perspective — A strong understanding of rail customer perspectives		X	X	X	X			X	X	X		7/11
Government and Regulatory Expertise — Experience in regulatory, political and governmental affairs or public service in legislative or executive positions in Washington D.C. or state government, especially in states where the Company has a significant operating presence
	X	X	X		X		X		X		X	7/11
Legal — Possesses a law degree or experience in the legal profession				X			X				X	3/11
International/Global Expertise — An international background or global expertise given the significant rail interchange operations with Mexican and Canadian rail systems, along with the Company’s extensive international marketing efforts
	X	X	X			X	X		X	X	X	8/11
Wall Street Experience — Background or experience with an investment or brokerage firm, investment banking or similar Wall Street financial expertise						X		X	X			3/11
Technology — Senior executive level or board experience in information technology, cybersecurity, information systems or information technology issues for a public or private entity;						X	X					2/11
Investor Perspective — A strong understanding of institutional investors		X	X	X	X	X		X		X		7/11
CEO Experience — Business and strategic management experience gained from prior or current service as a chief executive officer		X	X	X	X	X	X	X	X	X		9/11
Publicly Traded Company Experience — Prior or current service as a CEO or director at other publicly traded companies	X	X	X	X		X		X	X	X	X	9/11
* Director nominee with gender or ethnic diversity		X				X	X			X	X	5/11
Age (Years)	71	74	63	67	56	64	62	67	72	52	65	65 Avg. Age
Tenure (Years of Service)	12	14	1	5	4	2	3	10	12	2	10	7 Avg. Tenure

PROPOSAL NUMBER 1 – ELECTION OF DIRECTORS

Board Refreshment

The Corporate Governance and Nominating Committee is responsible for developing and periodically reviewing and recommending to the Board the appropriate skills and characteristics required of Board members in the context of the current composition of the Board. Such criteria, as described in the Company’s Corporate Governance Guidelines and Policies, include: business and management experience; familiarity with the business, customers and suppliers of the Company; varying and complementary talents, backgrounds and perspectives; diversity (inclusive of gender, race, ethnicity and national origin); and relevant legal, regulatory and stock exchange requirements applicable to the Board and certain of its Committees.

All potential new Board candidates should exhibit a high degree of integrity and ethics consistent with the values of the Company and the Board. In all our director nominee searches, the Committee is committed to actively seeking out highly qualified women (Ms. Lute and Ms. Hopkins) and other diverse candidates (Messrs. Davis, Patel and Villarreal), for consideration as nominees to the Board. The Committee ultimately seeks to identify and nominate candidates with diverse talents, backgrounds and perspectives who will enhance and complement the skills and expertise of the Board and satisfy the Board membership criteria included in the Company’s Corporate Governance Guidelines and Policies. In determining the independence of a candidate, the Committee relies upon the independence standards adopted by the Board. In addition, the Committee requires that all candidates:

•	Exhibit a high degree of integrity and ethics consistent with the values of the Company and the Board;
•	Have demonstrable and significant professional accomplishments; and
•	Have effective management and leadership capabilities.

The Committee also values familiarity with the rail transportation industry and considers the number of other public boards on which candidates serve when determining whether the individual circumstances of each candidate will allow the candidate sufficient time to effectively serve on the Board and contribute to its function and activities.

The Committee meets at the first Board meeting of each year to consider the inclusion of nominees in the Company’s proxy statement. During this meeting, the Committee considers each nominee by:

•	Reviewing relevant information provided by the nominee in his or her mandatory Company questionnaire;
•	Applying the criteria listed above; and
•	Assessing the performance of the Board and each nominee during the previous year with respect to current members of the Board.

As part of the Committee’s oversight of the Board’s self-evaluation process, the Committee assesses the effectiveness of the criteria listed above when evaluating all new director candidates and when assessing the composition of the Board. The Committee will consider candidates recommended by shareholders under the same standards after concluding that any such recommendations comply with the requirements outlined below. During 2018, the Company retained the services of Heidrick & Struggles to help identify and evaluate suitable candidates for consideration to replace retiring directors. Mr. DeLaney was first identified by Russell Reynolds as a director candidate.

PROPOSAL NUMBER 1 – ELECTION OF DIRECTORS

Board Tenure

We believe that Board tenure diversity is important and directors with many years of service provide the Board with a deep knowledge of our Company, while newer directors lend fresh perspectives. The chart below reflects the Board tenure of our current directors. The average tenure of all directors currently serving on our Board and nominated for re-election is seven years.

Average Tenure of All Directors = 7 Years
6
5
4
3
2
1
0
5
DeLaney
Fritz
Lute
Hopkins
Patel
3
Dillon
McCarthy
Villarreal
3
Davis
Card
McLarty
< 5 Years
5 - 10 Years
> 10 Years

Evaluation of Board and Committee Effectiveness and Performance

The Corporate Governance and Nominating Committee is responsible for overseeing the annual self-evaluation process of the Board and its committees, which is used by the Board and each committee to assess their effectiveness and performance and opportunities for improvement. In addition, each committee reviews its Charter annually and reports to the Corporate Governance and Nominating Committee and the Board on its self-evaluation and review of its Charter.

During 2018, an independent third party interviewed each member of the Board, as well as two recently retired directors, as part of the annual self-evaluation process of the Board and its committees. In November 2018, the independent third party presented the results to the Board. The presentation contained a summary of recommendations and items for discussion regarding Board and committee effectiveness based on these interviews. The recommendations provided will assist the Board’s efforts to improve its key functions of overseeing the Company’s overall governance and the enterprise risk profile of the Company, reviewing the Company’s strategic plan, monitoring strategy implementation and generally overseeing management’s operations of the business.

The Corporate Governance and Nominating Committee will provide oversight for each committee and the Board as the directors continue discussing the results of this evaluation and work to address the recommendations.

PROPOSAL NUMBER 1 – ELECTION OF DIRECTORS

Consideration of Director Nominees and Proxy Access

The Company’s By-Laws provide for “proxy access” for certain director candidates nominated by shareholders. Under the By-Laws, a shareholder or group of shareholders who have continuously held for three years a number of shares of Company common stock equal to three percent of the outstanding shares of Company common stock may request that the Company include in the Company’s proxy materials director nominees representing up to the greater of two directors or 20% of the current number of directors. Eligible shareholders wishing to have such candidates included in the Company’s Proxy Statement for the 2020 Annual Meeting of Shareholders should provide the information specified in the By-Laws to the Secretary of the Company in writing during the period beginning on November 7, 2019 and ending on December 7, 2019, and should include the information and representations required by the proxy access provisions set forth in the Company’s By-Laws.

The Corporate Governance and Nominating Committee will consider and evaluate individuals for service on the Board suggested by directors and other interested parties. Shareholders desiring to recommend candidates for consideration at the 2020 Annual Meeting should advise the Secretary of the Company in writing during the period beginning on January 17, 2020 and ending on February 16, 2020, and should include the following information required by the nomination procedures set forth in the Company’s By-Laws, as well as any other information that would assist the Committee in evaluating the recommended candidates: (i) the name, age, and business and residence addresses of the candidate, (ii) the principal occupation of the candidate, and (iii) the number of shares of Company common stock beneficially owned by the candidate. A shareholder should also provide (i) his or her name and address, (ii) the number of shares of Company common stock beneficially owned by such shareholder, (iii) a description of all arrangements between himself or herself and the candidate and any other person pursuant to which the recommendation for nomination is being made, and (iv) the candidate’s written consent agreeing to any resulting nomination and to serve as a director if elected. The By-Laws are available on the Company’s website at www.up.com/investors/governance, and shareholders may obtain a printed copy by contacting the Secretary of the Company at the address set forth on the notice page of this Proxy Statement.

Board Corporate Governance Matters

We are committed to implementing and following high standards of corporate governance, which we believe are important to the success of our business and create shareholder value.

Corporate Governance Guidelines and Policies

The Board has adopted the guidelines and policies set forth below, and, with ongoing input from the Corporate Governance and Nominating Committee, will continue to assess the appropriateness of these guidelines and policies and implement such changes and adopt such additions as may be necessary or desirable to promote the effective governance of the Company. We post these guidelines and policies on our website at www.up.com/investors/governance.

Director Independence. All members of the Board are independent except for Mr. Fritz. All members of the Audit, Compensation and Benefits and Corporate Governance and Nominating Committees are independent. An “independent” director is a director who, as determined by the Board in its business judgment, meets the NYSE definition of “independence” as well as the Director Independence Standards adopted by the Board and set forth in the section titled “Director Independence Standards.” In addition, directors who serve on the Audit Committee and on the Compensation and Benefits Committee must meet additional independence criteria applicable to audit committee members and compensation committee members, respectively, under NYSE listing standards, as described in the section titled “Audit Committee and Compensation and Benefits Committee Independence Criteria.” Independence is determined annually by the Board based on the recommendation of the Corporate Governance and Nominating Committee.

Board Membership Criteria. The Corporate Governance and Nominating Committee is responsible for developing and periodically reviewing the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board. The Corporate Governance and Nominating Committee develops and recommends membership criteria to the Board. Such criteria include: business and management experience; familiarity with the business, customers and suppliers of the Company; varying and complementary talents, backgrounds and perspectives; diversity (inclusive of gender, race, ethnicity and national origin); and relevant regulatory and stock exchange membership requirements for the Board and its committees. All potential new Board candidates should exhibit a high degree of integrity and ethics consistent with the values of the Company and the Board. When searching for new directors, the Committee actively seeks highly qualified diverse candidates for consideration as nominees to the Board as part of the Committee’s regular process.

Selection of Director Nominee Candidates. The Corporate Governance and Nominating Committee is responsible for recommending to the Board the selection of director nominee candidates.

Board Size. The Board’s guideline is to maintain a Board size of 10 to 14 members with no more than two management directors. The Board currently comprises 11 members with one management director.

Election of Directors-Majority Voting. In uncontested director elections, directors are elected by majority vote, pursuant to the Company’s By-Laws, and under Utah corporate law, any director who is not re-elected ceases to serve on the Board no later than 90 days after the voting results are certified.

Retirement Age for Non-management Directors. Non-management directors who are 75 years of age will not be eligible to stand for election to the Board at the next Annual Meeting of Shareholders. Non-management directors who turn 75 during their term are eligible to finish out that term. The Corporate Governance and Nominating Committee may consider a director’s nomination beyond the age of 75 if it believes that the nomination is in the best interest of the shareholders.

Director Orientation and Continuing Education. Upon election to the Board, new members are provided with a comprehensive set of materials on the operations, finances, governance and business plan of the Company, visit at least two major facilities during the first year of service and meet informally with as many members of senior management as practical. The Board encourages directors to periodically attend appropriate continuing education programs and sessions and obtain and review appropriate materials to assist them in

Board Corporate Governance Matters

performing their Board responsibilities. The Company recommends continuing education programs and sessions to directors and pays any fees and expenses associated with attendance at continuing education programs and sessions. Directors are expected to participate in continuing education at least once every other year.

Change in Principal Occupation. Upon a director’s retirement, resignation or other significant change in professional duties and responsibilities, the director shall submit his or her resignation from the Board to the Corporate Governance and Nominating Committee for its consideration and recommendation as to acceptance.

Service on Outside Boards. When the CEO or another senior officer of the Company is invited to serve on outside boards of directors, the CEO will present the issue to the Corporate Governance and Nominating Committee for review and approval. Directors must notify the Board prior to accepting a position on the board of another company. No member of the Audit Committee may serve on the audit committees of more than three public companies.

Board Leadership. The Board annually elects a Chairman of the Board, who may or may not be the CEO of the Company. If the individual elected as Chairman of the Board is not an independent director, the independent directors also elect a lead independent director. The lead independent director serves for a period of at least one year. The lead independent director’s responsibilities include: (1) presiding at meetings of the Board at which the Chairman and CEO is not present, including executive sessions of the independent directors; (2) approving the flow of information sent to the Board, and approving the agenda, schedule and what materials are sent for Board meetings; (3) serving as the liaison or facilitating working relationships between the independent directors and the Chairman and CEO; (4) being available for consultation and communication with major shareholders as appropriate; (5) in conjunction with the Compensation and Benefits Committee, overseeing the process of evaluating and compensating the Chairman and CEO; (6) assuring that a succession plan is in place for the Chairman and CEO, as well as the lead independent director; (7) authorizing or recommending the retention of consultants who report directly to the full Board; and (8) assisting the Board and Company officers in compliance with, and implementation of, the Company’s governance guidelines and policies. The lead independent director also has the authority to call executive sessions of the independent directors. The lead independent director will often act as Chair of the Corporate Governance and Nominating Committee, fulfilling the designated duties and responsibilities set forth in the Committee’s Charter.

Board Committees. The current standing committees are the Audit Committee, Finance Committee, Compensation and Benefits Committee and the Corporate Governance and Nominating Committee. The Board has the authority to create additional committees. The Board periodically reviews committee service and assignments, along with the respective committee chair positions, and, if appropriate, recommends rotation of members.

Board Meeting Agendas. The directors and management of the Company may originate action items relating to the business and affairs of the Company for the Board agenda and the scheduling of reports on aspects of parent or subsidiary operations.

Board Committee Meeting Agendas. The departments of the Company that administer the area of responsibility charged to each committee may submit items for inclusion on committee agendas, and committee members may suggest topics for inclusion or request additional information with respect to any program previously reviewed by the committee.

Distribution of Board Materials. Information and materials for Board consideration are generally distributed to directors at least five days in advance of the meeting, with additional time provided when the complexity of an issue demands, unless an issue for Board consideration arises without sufficient time to complete distribution of materials within this time frame. Additionally in some cases, due to the timing or the sensitive nature of an issue, materials may be presented only at the Board meeting.

Board Presentations. The Board encourages broad management participation in Board presentations and the involvement of those managers who are directly responsible for the recommendations or other matters before the Board.

Board Corporate Governance Matters

Strategic Planning Review. Management presents an annual strategic plan to the Board for its review and the Board makes such recommendations to management regarding the strategic plan as it deems necessary.

Reporting to the Board of Directors. The Board receives reporting on at least an annual basis by (1) the Chief Compliance Officer with respect to the Company’s compliance program; (2) the Chief Safety Officer with respect to the safety performance of the Company’s railroad operations, including applicable safety metrics and Federal Railroad Administration (FRA) regulatory developments and compliance; and (3) the General Counsel with respect to updates on relevant legal and regulatory matters.

Safety of Railroad Operations. Management presents an annual strategic safety plan to the Board for its review and assessment, and the Board makes such recommendations to management regarding the strategic plan as it deems necessary.

Director Access to Management and Outside Advisors. The Company provides each director with access to the management of the Company. The Board and committees, as set forth in the applicable committee charter, have the right to consult and retain outside counsel and other advisors at the expense of the Company.

Director Attendance at Board Meetings. Directors are expected to attend in person all regularly scheduled Board and committee meetings and the Company’s Annual Meeting and to participate telephonically when they are unable to attend in person.

Executive Sessions of Independent Directors. Regularly scheduled sessions of independent directors are held at every meeting of the Board. The lead independent director presides at these sessions and has the authority to call additional executive sessions as appropriate.

Board Member Compensation. Non-management Board members generally are paid an annual retainer valued between the median and seventy-fifth percentile of compensation at comparable companies, and the retainer is reviewed periodically by the Corporate Governance and Nominating Committee. A substantial portion of the annual retainer is paid in Common Stock equivalents, which are not payable until after termination of service from the Board.

Board Member Equity Ownership. Board members must own equity in the Company equal to at least five times the cash portion of the annual retainer, with such ownership goal to be reached within five years of joining the Board, unless special circumstances of a member as determined by the Board delay the achievement of the ownership goal. Board members who have met their applicable ownership goal may sell shares of Company common stock that exceed their ownership goal pursuant to a written trading plan designed to comply with Securities and Exchange Commission Rule 10b5-1 and in compliance with the Company’s trading policy for Board members.

Evaluation of the Chairman and the CEO. The performance of the Chairman and the CEO is evaluated annually by the independent directors during an executive session led by the Chair of the Corporate Governance and Nominating Committee. The evaluation includes an assessment of individual elements of performance in major categories such as leadership, strategic planning, financial performance, operations, human resources, external relations and communications, and Board relations. The Compensation and Benefits Committee then meets following the executive session to determine the appropriate level of compensation to be awarded to the Chairman and the CEO and senior management of the Company. The lead independent director and the Chair of the Compensation and Benefits Committee then review with the Chairman and the CEO their respective performance and any recommended areas for improvement.

Succession Planning. The Board is responsible for overseeing the succession planning process for the CEO and other senior executive positions. The CEO periodically reports to an executive session of the Board on succession planning, including an assessment of senior managers and their potential to succeed him or her. The CEO also makes available to the Board, on a continuing basis, the CEO’s recommendation concerning who should assume the CEO’s role in the event the CEO becomes unable or unwilling to perform his or her duties. This process enables the Board to maintain its oversight of the program for effective senior management development and succession as well as emergency succession plans.

Evaluation of Board and Committee Performance. The Board and its committees, to the extent required by their respective charters, conduct self-evaluations annually to assess their performance. The Board and

Board Corporate Governance Matters

committee evaluation process in 2018 involved an independent third party that facilitated interviews and comments from the directors related to the effectiveness of the Board and its committees. The summary report for the Board and each of the committees will be used for discussion of Board and committee performance and any recommended improvements.

Evaluation of Director Performance. The Corporate Governance and Nominating Committee assesses the contributions and independence of current directors in connection with considering their renomination to stand for election to the Board.

Director Attendance at Annual Shareholder Meetings. It is the policy of this Company that all directors shall attend the Annual Meeting of Shareholders.

Future Severance Agreements. The Company shall not enter into a future severance agreement with a senior executive that provides for benefits in an amount generally exceeding 2.99 times salary plus bonus unless such agreement is approved by a vote of the Company’s shareholders. The full text of the policy may be found on the Company’s website at www.up.com/investors/governance/severance.pdf.

Confidential Voting. It is the Board’s policy that all shareholder proxies, consents, ballots and voting materials that identify the votes of specific shareholders be kept confidential from the Company with access to proxies, consents, ballots and other shareholder voting records to be limited to inspectors of election who are not employees of the Company, except as may be required by law or to assist in the pursuit or defense of claims or judicial actions or in the event of a contested proxy solicitation.

Amendments. The Board may amend, waive, suspend or repeal any of these guidelines and policies at any time, with or without public notice, as it determines necessary or appropriate, in the exercise of the Board’s judgment or fiduciary duties.

Director Independence

To assist it in making determinations of a director’s independence, the Board has adopted the independence standards set forth below. The Board affirmatively determined that former directors Messrs. McConnell and Rogel, and, except for Mr. Fritz, all remaining current directors, who are also director nominees, Ms. Hopkins and Ms. Lute and Messrs. Card, Davis, DeLaney, Dillon, McCarthy, McLarty, Patel, and Villarreal, have no material relationship with the Company or any of its consolidated subsidiaries, including Union Pacific Railroad Company (the Railroad), (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and is independent within the meaning of the applicable listing standards of the NYSE and the Director Independence Standards adopted by the Board. Additionally, the Board determined that all Board Committees are comprised entirely of independent directors and that all members of the Audit Committee, Compensation and Benefits Committee and Finance Committee meet the additional independence standards applicable to such committee members as set forth below.

The Board’s independence determination included a review of the payments over the last three years between the Railroad and LyondellBasell Industries, N.V. (LyondellBasell). Mr. Patel is the Chief Executive Officer of LyondellBasell. LyondellBasell paid the Railroad approximately $115 million, $112 million and $105 million for transportation services in 2018, 2017 and 2016 respectively. These amounts were significantly less than 2% of LyondellBasell’s consolidated gross revenues for any of the past three years (0.3% for 2018, 0.3% for 2017 and 0.3% for 2016).

Director Independence Standards

An “independent” director is a director whom the Board has affirmatively determined has no material relationship with the Company or any of its consolidated subsidiaries either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. Accordingly, a director is also not independent if:

(1)	the director is, or within the last three years has been, an employee of the Company or an immediate family member of the director is, or within the last three years has been, an executive officer of the Company;

Board Corporate Governance Matters

(2)	the director (a) or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (b) is a current employee of such a firm; (c) has an immediate family member who is a current employee of such firm and personally works on the Company’s audit; or (d) or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time;
(3)	the director, or a member of the director’s immediate family, is, or within the last three years has been, an executive officer of another company where any of the Company’s present executives at the same time serves or served on that company’s compensation committee;
(4)	the director, or a member of the director’s immediate family, received or has received during any 12-month period within the last three years any direct compensation from the Company in excess of $120,000, other than compensation for Board service and pension or other forms of deferred compensation for prior service with the Company, and compensation received by the director’s immediate family member for service as a non-executive employee of the Company;
(5)	the director is a current employee of a company, including a professional services firm, that has made payments to or received payments from the Company, or during any of the last three years has made payments to or received payments from the Company, for property or services in an amount that, in any of the last three fiscal years, exceeded the greater of $1 million or 2% of the other company’s or firm’s consolidated gross revenues;
(6)	a member of the director’s immediate family is a current executive officer of another company, or a partner, principal or member of a professional services firm, that has made payments to or received payments from the Company, or during any of the last three fiscal years has made payments to or received payments from the Company, for property or services in an amount that, in any of the last three fiscal years, exceeded the greater of $1 million or 2% of the other company’s or firm’s consolidated gross revenues; and
(7)	the director is an executive officer, director or trustee of a non-profit organization to which the Company or Union Pacific Foundation makes, or within the last three years has made, payments that, in any single fiscal year, exceeded the greater of $1 million or 2% of the non-profit organization’s consolidated gross revenues (amounts that the Company or Union Pacific Foundation contribute under matching gifts programs are not included in the payments calculated for purposes of this standard).

For purposes of these standards, an “immediate family” member includes a director’s spouse, parents, children, siblings, mother and father-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than a domestic employee) who shares the director’s home.

Audit Committee and Compensation and Benefits Committee Independence Criteria

In addition to the Board’s Director Independence Standards above, a director is not considered independent for purposes of serving on the Audit Committee or the Compensation and Benefits Committee, and may not serve on such committees, if the director: (a) accepts, directly or indirectly, from the Company or any of its subsidiaries, any consulting, advisory, or other compensatory fee, other than Board and committee fees and fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the Company; or (b) is an “affiliated person” of the Company or any of its subsidiaries; each as determined in accordance with NYSE and SEC rules and regulations.

Board Corporate Governance Matters

Related Party Policy and Procedures

The Board annually reviews related party transactions involving directors and director nominees in conjunction with making director independence determinations and preparing the annual Proxy Statement. We require that executive officers report any transactions with the Company under the written Business Conduct Policy that covers all Company employees. Under the Business Conduct Policy, the Audit Committee reviews any transaction reported by executive officers and refers any reported transactions to the Corporate Governance and Nominating Committee for evaluation pursuant to the Company’s Related Party Transaction Policies and Procedures (the Related Party Policy) described below.

Under the Company’s Related Party Policy, transactions with related parties are subject to approval or ratification by the Corporate Governance and Nominating Committee. Transactions subject to Committee review and approval include any transaction in which (i) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (ii) the Company is a participant, and (iii) any related party will have a direct or indirect interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity).

“Related party” is defined under the policy as any (i) person who is or was during the last fiscal year an executive officer or director of the Company or nominee for election as a director, (ii) greater than 5% beneficial owner of the Company’s common stock, or (iii) immediate family member of any of the foregoing. “Immediate family” member includes a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers and fathers-in-law, sons and daughters-in-law, and brothers and sisters-in-law and anyone residing in such person’s home (other than a tenant or employee).

If advance Corporate Governance and Nominating Committee approval of a transaction is not feasible, then the transaction will be considered and, if the Committee determines it to be appropriate, ratified at the Committee’s next regularly scheduled meeting. In determining whether to approve or ratify a transaction, the Committee will consider, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

Under the Related Party Policy, the Committee may pre-approve certain transactions, even if the aggregate amount involved exceeds $120,000. Such transactions include (i) any transaction with another company at which a related party’s only relationship is as an employee (other than an executive officer), direct or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of $1 million or 2% of that company’s total annual revenues; and (ii) any charitable contribution, grant or endowment by the Company to a charitable organization, foundation, or university at which a related party’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the lesser of $1 million or 2% of the charitable organization’s total annual receipts. Additionally, the Board has delegated to the Chair of the Committee the authority to pre-approve or ratify, as applicable, any transaction with any related party in which the aggregate amount involved is expected to be less than $1 million. At each regularly scheduled meeting of the Committee, a summary of each new transaction deemed pre-approved will be provided to the Committee for its review.

Related Party Transactions in 2018

Since 1994, the Railroad has historically and routinely done business with Omaha Track, Inc. and its related companies (Omaha Track). Kelvin Whited, who became the Chief Financial Officer of Omaha Track in July 2015, is the spouse of Elizabeth F. Whited, who became the Company’s Executive Vice President and Chief Human Resources Officer in August 2018. Ms. Whited served as the Company’s Executive Vice President and Chief Marketing Officer until August 15, 2018, when she was appointed Executive Vice President and Chief Human Resources Officer.

In 2018, the Railroad paid Omaha Track or its affiliates approximately $15.1 million for tie disposal services, on-track scrap metal removal and railcar repairs. All of these transactions are managed by the Railroad’s Supply Department and Ms. Whited has no involvement in these matters.

Board Corporate Governance Matters

Omaha Track has been a transload provider to customers of the Railroad for transload shipments of various materials. The Railroad paid Omaha Track approximately $351,150 in 2018 in connection with these transload services. Ms. Whited is not involved in any commercial or rate discussions involving Omaha Track.

The Railroad provides transportation services to LyondellBasell. Mr. Patel is the Chief Executive Officer and a director of LyondellBasell and a director of the Company. Payments to the Railroad over the last three years from LyondellBasell are detailed on page 23 of this Proxy Statement.

These transactions were ratified by the Corporate Governance and Nominating Committee under the Company’s Related Party Policy.

Board Corporate Governance Matters

Board Leadership Structure

The Board believes it is in the best interest of the Company for the Board to periodically evaluate the leadership structure of the Company and make a determination regarding whether to separate or combine the roles of Chairman and CEO based on circumstances at the time of its evaluation. By retaining flexibility to adjust the Company’s leadership structure, the Board is best able to provide for appropriate management and leadership of the Company and address any circumstances the Company may face. Per the Company’s Corporate Governance Guidelines and Policies set forth on page 20 of this Proxy Statement, the Board annually will elect a Chairman of the Board, who may or may not be the CEO of the Company. Additionally, the Guidelines provide that if the individual elected as Chairman of the Board is not an independent director, the independent directors also will elect a lead independent director. The Board determined that having a combined Chairman and CEO at this time best allows the Board and management to focus on the oversight and implementation of the Company’s strategic initiatives and business plan to efficiently and effectively protect and enhance the Company’s long-term success and shareholder value.

In addition, the independent directors of the Board elected Mr. McCarthy as the lead independent director with the following responsibilities:

✔	Preside at meetings of the Board at which the Chairman and CEO are not present, including executive sessions of the independent directors;
✔	Approve the flow of information sent to the Board, and approve the agenda, schedule and what materials are sent for the Board meetings;
✔	Serve as the liaison between the independent directors and the Chairman and CEO;
✔	Be available for consultation and communication with major shareholders as appropriate;
✔	Oversee the process of evaluating and compensating the Chairman and CEO (in conjunction with the Compensation and Benefits Committee);
✔	Assure that a succession plan is in place for the Chairman and CEO, as well as the lead independent director;
✔	Authorize or recommend the retention of consultants who report directly to the full Board; and
✔	Assist the Board and Company officers in compliance with, and implementation of, the Company’s governance guidelines and policies.

The independent directors conducted executive sessions at all Board meetings in 2018. Mr. McCarthy also has the authority to call executive sessions of the independent directors. The Board has adopted a number of strong corporate governance practices that provide effective, independent oversight of management, including:

✔	Holding executive sessions of the non-management, independent directors after every Board meeting;
✔	Providing that only independent directors serve on key Board committees; and
✔	Conducting an annual performance evaluation of the Chairman and CEO by the independent directors.

The Board believes that the current leadership structure and succession planning coupled with an active lead independent director provides effective oversight of management and responsiveness to shareholders, while also continuing the solid leadership of the Company and the Board necessary to effect execution of the Company’s strategic plans.

Board Corporate Governance Matters

Risk Oversight of the Company

The Board of Directors is responsible for overseeing the assessment and management of the critical enterprise risks affecting the Company. The Board delegates to the Audit Committee primary responsibility for oversight of managing risks related to financial reporting, environmental matters and compliance.

Management identifies and prioritizes enterprise risks (included in the risk factors disclosed in our Annual Report on Form 10-K) and regularly presents them to the Board for its review and consideration. The senior executives responsible for implementation of appropriate mitigation strategies for each of the Company’s enterprise risks, along with the chief compliance officer, provide reports directly to the Board during the year. The Audit Committee also receives reports throughout the year from the chief compliance officer and the senior executives responsible for financial reporting, cybersecurity and environmental matters.

In addition, the Audit Committee oversees the Company’s internal audit of enterprise risks selected for review and evaluation based upon the Company’s annual risk assessment model with the purpose of evaluating the effectiveness of mitigating controls and activities of Company personnel. The Company’s internal auditors present to the Audit Committee findings regarding the mitigating controls and processes for the enterprise risks selected for review. The Audit Committee, in turn, reports those findings to the entire Board. The Company’s enterprise risk management process is dynamic and continually monitored so that the Company can timely identify and address any potential risks that arise in the ever-changing economic, political, legal and technology threat environment in which the Company operates.

Board Corporate Governance Matters

Board of Directors Meetings and Committees

In accordance with applicable provisions of Utah law and the By-Laws of the Company, the business and affairs of the Company are managed under the direction of the Board. The Board has established standing Committees and adopted guidelines and policies to assist it in fulfilling its responsibilities as described below.

During 2018, the Board met seven times. None of the directors attended fewer than 75% of the aggregate number of meetings of the Board and the Committees on which he or she served. The average attendance of all directors at Board and Committee meetings was 99%. The Corporate Governance Guidelines and Policies included in this Proxy Statement beginning on page 20 reflect our policy that all directors should attend the Annual Meeting. In accordance with this policy, all directors then serving attended last year’s Annual Meeting.

The Board currently maintains four standing committees − the Audit Committee, Finance Committee, Compensation and Benefits Committee, and Corporate Governance and Nominating Committee. Each of the committees operates under a written charter adopted by the Board, copies of which are available on the Company’s website at www.up.com/investors/governance, and shareholders may obtain copies by contacting the Secretary of the Company at the address set forth on the notice page of this Proxy Statement. Each committee has the ability to retain outside advisors to assist it in the performance of its duties and responsibilities. All Board Committees are composed entirely of independent directors, satisfying both the independence standards of the NYSE and the Director Independence Standards set forth in the Company’s Corporate Governance Guidelines and Policies. Audit Committee members and Compensation and Benefits Committee members also satisfy the additional independence criteria applicable to Audit Committee and Compensation and Benefits Committee members under the listing standards of the NYSE.

Current Board Committee Membership and Meetings
Director	Board	Audit	Finance	Compensation and Benefits	Corporate Governance and Nominating
Andrew H. Card, Jr.	X	X		X
Erroll B. Davis, Jr.	X			C	X
William J. DeLaney	X	X		X
David B. Dillon	X	C		X
Lance M. Fritz	C
Deborah C. Hopkins	X		X		X
Jane H. Lute	X	X			X
Michael R. McCarthy	X		X		C
Thomas F. McLarty III	X		C		X
Bhavesh V. Patel	X		X	X
Jose H. Villarreal	X	X		X
Meetings in 2018	8	12	4	6	6

C = Chair

Board Corporate Governance Matters

Audit Committee
The Board has determined that all members of the Audit Committee are independent directors and satisfy the additional independence criteria under NYSE listing standards applicable to audit committee members. The Board also reviewed the experience and training of the members of the Committee and determined that each member is financially literate and that at least one member has accounting or related financial management expertise. Additionally, the Board determined that Mr. DeLaney and Mr. Dillon qualify as “audit committee financial experts” within the meaning of the rules and regulations of the SEC.

Met 12 times in fiscal 2018 Members Andrew H. Card, Jr. William J. DeLaney David B. Dillon (Chair) Jane H. Lute Jose H. Villarreal
The Audit Committee meets regularly with the independent registered public accounting firm of the Company, financial management, the internal auditors, the chief compliance officer and the general counsel to provide oversight of the financial reporting process, internal control structure, and the Company’s compliance requirements and activities. The independent registered public accounting firm, the internal auditors, the chief compliance officer and the general counsel have unrestricted access to the Committee and meet regularly with the Committee, without Company management representatives present, to discuss the results of their examinations, their opinions on the adequacy of internal controls and quality of financial reporting, and various legal matters.

The Audit Committee assists the Board in fulfilling its responsibilities for overseeing our financial reporting process and the audit of our financial statements. Specific duties and responsibilities of the Audit Committee include, among other things:

Independent Registered Public Accounting Firm
	•	Appointing, overseeing the work of, and compensating the independent registered public accounting firm;
	•	Discussing with the public accounting firm relationships with the Company and its independence;
	•	Evaluating the independent registered public accounting firm through assessments of quality control procedures; peer reviews, and results of inquiries or investigations;
	•	Participating in the selection of the independent registered public accounting firm’s lead engagement partner;
	•	Establishing hiring policies with respect to employees and former employees of the independent registered public accounting firm; and
	•	Determining whether to retain or, if appropriate, terminate the independent registered public accounting firm.

Audit and Non-Audit Services; Financial Reporting; Audit Report
	•	Reviewing and approving the scope of the annual audit plan and the audit fee;
•
Reviewing and discussing earnings releases, audited annual financial statements and unaudited quarterly financial statements, including reviewing specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; and

•
Reviewing the adequacy of disclosures to be included in the Annual Report on Form 10-K regarding the Company’s contractual obligations and commercial commitments, including off-balance sheet financing arrangements.

Board Corporate Governance Matters

Audit Committee (continued)	Disclosure Controls; Internal Controls and Procedures

	•	Reviewing the Company’s policies and procedures to maintain the adequacy and effectiveness of internal controls and disclosure controls;
	•	Reviewing the scope, resources and results of the internal audit program, including participation in the General Auditor performance review; and
	•	Reviewing corporate policies and practices with respect to financial information and earnings guidance.

Risk Oversight
•
Discussing with management reports on the Company enterprise risk management programs, including oversight of risks related to financial reporting, cybersecurity, environmental and litigation matters, safety and compliance;

•
Overseeing the Company’s compliance program and risk assessments, including the annual enterprise risk management plan described in more detail above in the section titled Risk Oversight of the Company; and

•
Overseeing the administration of the Company’s Code of Ethics for the Chief Executive Officer and Senior Financial Officers and the Statement of Policy on Ethics and Business Conduct for employees, as well as policies concerning derivatives, environmental management, use of corporate aircraft, insider trading, related person and related party transactions, and officers’ travel and business expenses.

Annual Review/Evaluation
	•	Annually reviewing the Committee’s charter and performance.
Pre-Approval of Audit and Non-Audit Services Policy
The Audit Committee’s charter requires the Committee to approve in advance all audit engagement fees and the terms of all audit services to be provided by the independent registered public accounting firm. By approving the engagement, which is performed in conjunction with the first Board meeting of each year, the audit services are deemed to be pre-approved. As part of its pre-approval policy, the Committee considers whether the provision of any proposed non-audit services is consistent with auditor independence. With respect to non-audit services provided by the independent registered public accounting firm, the Audit Committee adopted and observes procedures that require the independent registered public accounting firm to present a budget for the three categories of non-audit services: (i) audit-related services, (ii) tax services and (iii) other services. The budget is detailed as to the particular services to be provided so that the Committee knows what services it is being requested to pre-approve in order to facilitate a well-reasoned assessment of the impact of the services on the auditor’s independence. After review and approval of the annual budget by the Committee, no further approval by the Committee is required to undertake the specific projects within the three categories of non-audit services.

Board Corporate Governance Matters

Audit Committee (continued)
If the Company determines that it requires any other non-audit services after approval of the budget, either the Committee Chair or the full Committee must pre-approve the additional non-audit services, depending on the anticipated cost of the services. In addition, the Committee Chair must review and approve any projects involving non-audit services that exceed budget costs during the year. Any non-audit services pre-approved by the Committee Chair pursuant to delegated authority and any projects involving non-audit services that exceed budget costs will be reported to the full Committee at the next regularly scheduled Committee meeting.

Finance Committee
The Finance Committee is responsible for assisting the Board with its review and oversight of the financial position of the Company. The Finance Committee’s responsibilities and duties include, among other things:

Met 4 times in fiscal 2018 Members Deborah C. Hopkins Michael R. McCarthy Thomas F. McLarty III (Chair) Bhavesh V. Patel
Treasury Matters
•
Reviewing or overseeing significant treasury matters such as the Company’s capital structure, balance sheet, credit ratings, short- and long-term financing plans and programs, derivative policy, share repurchases and dividend policy;

	•	Reviewing the Company’s liquidity position, including the Company’s credit facilities;
	•	Overseeing the Company’s investor relations activities, including the Company’s interaction with the investor community; and
•
Reviewing the performance of the Company’s internal investment committee that oversees the investment management of assets held by the Company’s pension, thrift and other funded employee benefit programs.

Annual Review/Evaluation
	•	Annually reviewing the Committee’s charter and performance.

Board Corporate Governance Matters

Compensation and Benefits Committee
The Board has determined that all members of the Compensation and Benefits Committee are independent directors and satisfy the additional independence criteria under NYSE listing standards applicable to compensation committee members.

Met 6 times in fiscal 2018 Members Andrew H. Card, Jr. Erroll B. Davis, Jr. (Chair) William J. DeLaney David B. Dillon Bhavesh V. Patel Jose H. Villarreal
The Compensation and Benefits Committee discharges the Board’s responsibilities relating to the compensation of senior executives and provides strategic oversight of our compensation structure, including equity compensation plans and benefits programs. Specific duties and responsibilities of the Compensation and Benefits Committee include, among other things:

Executive Compensation and Performance Goals
	•	Reviewing and approving corporate goals and objectives relevant to the compensation of the Company’s CEO;
	•	Evaluating the CEO’s performance and, together with the other independent directors, determining and approving the CEO’s compensation level based on such evaluation;
	•	Reviewing and recommending to the Board for approval the compensation of the Company’s other elected executives and certain other senior executives as determined by the Committee or the Board;
•
Overseeing the Company’s executive incentive plans, reviewing the amounts of awards and the individuals who will receive awards and referring its determinations with respect to the annual incentive program to the Board for approval; and

	•	Reviewing and discussing the “Compensation Discussion and Analysis” (CD&A) and recommending to the Board that the CD&A be included in the Company’s Proxy Statement and Annual Report on Form 10-K.
Equity Compensation Plans and Other Employee Benefit Plans
	•	Overseeing the Company’s pension, thrift and equity compensation plans and reviewing and recommending to the Board all material amendments to these plans; and
•
Overseeing the administration of the Company’s general compensation plans and employee benefit plans and periodically reviewing the Company’s benefit plans to assess whether these benefit plans remain competitive with comparably situated companies.

Annual Review/Evaluation
	•	Annually reviewing the Committee’s charter and performance.
Compensation Risk Assessment
In early 2019, the Committee, with the assistance of the Committee’s outside compensation consultant, conducted its annual compensation risk assessment of our executive compensation programs and confirmed that they were designed and operate within a system of guidelines and controls to avoid creating any material adverse risks to the Company.

Board Corporate Governance Matters

Compensation and Benefits Committee (continued)
Compensation Consultant
Under its charter, the Committee has the authority to retain, terminate and approve fees for advisors and consultants as it deems necessary. The Committee, in its discretion, uses outside advisors and experts to assist it in performing its duties and fulfilling its responsibilities. Frederic W. Cook & Co., Inc. (FW Cook) is an independent compensation consulting firm that reports directly to the Committee. A representative of FW Cook regularly attends all Committee meetings. The Committee is solely responsible for the engagement and termination of this relationship. At its March 2019 meeting, the Committee reviewed and reaffirmed the engagement of FW Cook as the Committee’s compensation consultant and determined that the retention of FW Cook did not raise any conflicts of interest.

FW Cook advises the Committee on compensation philosophy and matters related to CEO and other executive and director compensation. The Committee annually requests that FW Cook update compensation and performance data on the peer companies selected by the Committee, as described in the CD&A beginning on page 45 of this Proxy Statement. In addition, the Committee periodically requests that FW Cook make presentations on various topics, such as compensation trends and best practices, regulatory changes, long-term incentive components and award mix and stock plan utilization. The Committee Chair reviews and approves all charges for these consulting services.

Under the Committee’s engagement, FW Cook also confers with management on a limited basis to promote consistency and efficiency. In such matters, FW Cook acts in its capacity as the Committee’s advisor, and the Committee Chair reviews and approves any major projects for which management requests the assistance of FW Cook. Such projects involve only the amount and form of executive or director compensation and may include analysis of competitive director compensation data, design and development of new compensation and stock plans, calculation of compensation amounts reported in this Proxy Statement and review of materials prior to distribution to the Committee to confirm that the materials conform with the Committee’s philosophy and policies. The Committee Chair reviews and approves all charges for any projects requested by management. During 2018, the Company paid fees to FW Cook only for advising on matters under the Committee’s purview. The Company did not pay any fees for additional projects or services.

Board Corporate Governance Matters

Corporate Governance and Nominating Committee
The Corporate Governance and Nominating Committee oversees and assists the Board in fulfilling its responsibilities relating to our corporate governance and director nominations and elections. Specific duties and responsibilities of the Corporate Governance and Nominating Committee include, among other things:

Met 6 times in fiscal 2018 Members Erroll B. Davis, Jr Deborah C. Hopkins Jane H. Lute Michael R. McCarthy (Chair) Thomas F. McLarty III
Board Matters
	•	Developing and recommending to the Board the criteria for identifying and evaluating director candidates and periodically reviewing these criteria;
	•	Identifying and recommending candidates to be nominated for election as directors at Annual Meetings or to fill Board vacancies, consistent with criteria approved by the Board;
•
Reviewing the composition and activities of the Board, including, but not limited to, committee memberships, Board self-evaluation, Board size, continuing education, retirement policy and stock ownership requirements;

	•	Assessing the qualifications, contributions and independence of directors in determining whether to recommend them for election or reelection to the Board; and
	•	Periodically reviewing the Board’s leadership structure, recommending changes to the Board as appropriate, and overseeing the election of a lead independent director.

Corporate Governance Guidelines and Other Policies
•
Overseeing the Corporate Governance Guidelines and Policies discussed below, which promote Board independence, integrity and ethics, diversity (inclusive of gender, race, ethnicity and natural origin), and excellence in governance;

	•	Overseeing the Company’s Code of Business Conduct and Ethics for Members of the Board of Directors;
•
Establishing policies and procedures for the review and approval of related party transactions, including reviewing and approving all potential related party transactions as defined under SEC rules; and

	•	Reviewing current trends in environmental, social and corporate governance (ESG) and recommending to the Board for adoption new (or modifications of existing) practices, policies or procedures.

Director Compensation and Stock Ownership
	•	Reviewing director compensation periodically to assess whether the compensation paid to non-management directors is competitive and reflects their duties and responsibilities as Board members; and
	•	Adopting and monitoring compliance with stock ownership guidelines and policies for directors.

Annual Review/Evaluation
	•	Annually reviewing the Committee’s charter and performance; and
	•	Overseeing the annual self-evaluation of the Board and its committee’s effectiveness and performance.

Board Corporate Governance Matters

Compensation Committee Interlocks and Insider Participation

During 2018, the following independent directors served on the Compensation and Benefits Committee: Andrew H. Card, Jr., Erroll B. Davis, Jr., William J. DeLaney, David B. Dillon, Bhavesh V. Patel and Jose H. Villarreal.

The Compensation and Benefits Committee has no interlocks or insider participation.

Codes of Conduct and Ethics

The Board has adopted the Union Pacific Corporation Code of Ethics for the Chief Executive Officer and Senior Financial Officers, the Statement of Policy on Ethics and Business Conduct for employees (the Business Conduct Policy) and the Union Pacific Corporation Code of Business Conduct and Ethics for Members of the Board of Directors. We post these codes of conduct on our website at www.up.com/investors/governance, and printed copies are available to any shareholder upon request to the Secretary of the Company at the address set forth on the notice page of this Proxy Statement. To the extent permitted by SEC rules and the NYSE listing standards, we intend to disclose any future amendments to, or waivers from, certain provisions of these codes of conduct on our website.

Communications with the Board

Interested parties wishing to communicate with the Board may do so by U.S. mail c/o the Corporate Secretary, Union Pacific Corporation, 1400 Douglas Street, 19th Floor, Omaha, NE 68179. Communications intended for a specific director or directors (e.g., the lead independent director, a committee chairperson or all of the non-management directors) should be addressed to their attention and sent, by U.S. mail, to the address above. The Board has appointed and authorized the Corporate Secretary of the Company to process these communications and forward them to the appropriate directors. We forward communications from shareholders directly to the appropriate Board member(s). If a communication is illegal, unduly hostile or threatening, or similarly inappropriate, the Corporate Secretary of the Company has the authority to disregard or take appropriate action regarding any such communication.

Director Compensation in Fiscal Year 2018

Director Compensation in Fiscal Year 2018

Non-Management Directors’ Fees and Compensation

In 2018, the Corporate Governance and Nominating Committee conducted a comprehensive review of our director compensation program to assess whether adjustments to the program were appropriate. The Company’s non-management director compensation was last adjusted in 2010. The Corporate Governance and Nominating Committee considered the input and recommendations of the Compensation and Benefits Committee as well as the work conducted by FW Cook, the independent consultant for the Compensation Committee. The Compensation Committee reviewed the competitiveness of the Company’s director compensation levels and the structure of the director compensation program in light of public company practices and current corporate governance best practices. After thorough review and discussion, the Corporate Governance and Nominating Committee recommended the following changes to the Company’s director compensation, which were approved by the Board and made effective August 1, 2018:

•	Increased the annual retainer from $250,000 to $280,000, which is at the 50th percentile of our Peer Group companies (as listed on page 51);
•	Required directors to invest $160,000 (previously $130,000) of their annual retainer in the Stock Unit Account described below;
•	Increased the additional annual retainer for the lead independent director from $25,000 to $30,000;
•	Increased the additional annual retainer for Board Committee chairs from $15,000 to $20,000; and
•	Eliminated the initial equity grant for newly elected directors (as described in the 2000 Directors Stock Plan section below).

Members of the Audit Committee continue to receive additional annual retainers of $10,000 each. Directors who are employees do not receive retainers or any other Board-related compensation.

Stock Unit Grant and Deferred Compensation Plan for the Board of Directors

Under our Stock Unit Grant and Deferred Compensation Plan for non-management directors, a director may, by December 31 of any year, elect to defer all or a portion of any compensation (in addition to the amount mentioned above that is required to be invested in their Stock Unit Account) for service as a director in the ensuing year or years, excluding reimbursements for expenses. Such deferred amounts may be invested, at the option of the director, in (i) a Fixed Rate Fund administered by the Company, (ii) a Stock Unit Account administered by the Company, or (iii) various notional accounts administered by The Vanguard Group. These accounts are unfunded, unsecured obligations of the Company. The Company Fixed Rate Fund bears interest equal to 120% of the applicable federal long-term rate compounded annually. The Stock Unit Account fluctuates in value based on changes in the price of our common stock, and equivalents to cash dividends paid on the common stock are deemed to be reinvested in the Stock Unit Account. The Vanguard Accounts are subject to earnings and value fluctuations from the investment performance of the notional accounts at Vanguard. Payment of all deferred amounts begins in January of the year following separation from service as a director. Deferred amounts may be paid, at the election of the director, in either a lump-sum or in up to 15 equal, annual installments.

2000 Directors Stock Plan

Under the 2000 Directors Stock Plan (the 2000 Plan) adopted by the shareholders on April 21, 2000, the Company may grant options to purchase shares of our common stock to non-management directors. Upon recommendation of the Corporate Governance and Nominating Committee in September 2007, the Board eliminated the annual grant of options for 2008 and future years. The Company did not award any options to non-management directors in 2018.

The 2000 Plan provided that each non-management director, upon election to the Board of Directors, would receive a grant of 4,000 restricted shares of our common stock or restricted share units that represent the right to receive our common stock in the future (which number has been adjusted to reflect the Company’s two-for-one stock splits on May 28, 2008 and June 6, 2014). The restricted shares or share units vest on the date a director ceases to be a director by reason of death, disability or retirement, as defined in the 2000 Plan. During the restricted period, the director has the right to vote such restricted shares and receive dividends or

Director Compensation in Fiscal Year 2018

dividend equivalents, but may not transfer or encumber such shares or units. The director would forfeit such shares or units upon ceasing to be a director for any reason other than death, disability or retirement. Effective August 1, 2018, the Board approved the elimination of this initial equity grant for newly elected directors.

Non-Management Director Compensation in Fiscal Year 2018

The following table provides a summary of the compensation of our non-management directors for 2018.

Name	Fees Earned or Paid in Cash	Stock Awards (a)	Option Awards	All Other Compensation (b)	Total Compensation
Andrew H. Card, Jr.	$272,500	$0	$0	$34,218	$306,718
Erroll B. Davis, Jr.	279,583	0	0	35,842	315,425
William J. DeLaney (d)	96,667	0	0	912	97,579
David B. Dillon	289,583	0	0	9,938	299,521
Deborah C. Hopkins	262,500	0	0	1,369	263,869
Jane H. Lute	272,500	0	0	34,678	307,178
Michael R. McCarthy	306,667	0	0	1,267	307,934
Michael W. McConnell (c)	108,333	0	0	1,388	109,721
Thomas F. McLarty III	279,583	0	0	37,660	317,243
Bhavesh V. Patel	262,500	0	0	28,735	291,235
Steven R. Rogel (c)	104,167	0	0	6,511	110,678
Jose H. Villareal	272,500	0	0	9,005	281,505
(a)	The following table provides the outstanding equity awards at fiscal year-end held by all individuals who served as non-management directors in 2018. The Number of Shares in the Vesting Upon Termination column represents the shares granted to each director upon initial election to the Board and required to be held until his or her service as a member of the Board ends.
Name	Number of Securities Underlying Unexercised Options	Number of Shares Vesting Upon Termination		Number of Units in Deferred Stock Unit Account
Andrew H. Card Jr.	0	4,000		29,105
Erroll B. Davis Jr.	0	4,000		35,978
William J. Delaney	0	0 (e	)	81
David B. Dillon	0	4,000		5,864
Deborah C. Hopkins	0	4,000		3,539
Jane H. Lute	0	4,000		2,916
Michael R. McCarthy	0	4,000		47,901
Michael W. McConnell	0	4,000		70,264	(f)
Thomas F. McLarty III	0	4,000		28,469
Bhavesh V. Patel	0	4,000		1,234
Steven R. Rogel	0	4,000		47,641	(f)
Jose H. Villarreal	0	4,000		22,151
(b)	Excess liability insurance premiums paid in 2018 for each non-management director were $1,267, except for Mr. DeLaney which was $0. For each of Mr. Card, Mr. Davis, Ms. Lute, Mr. McLarty and Mr. Patel, the Company matched $25,000 of each directors’ charitable contributions under the Company’s charitable matching gift program which is also available to all employees of the Company. In addition, the Company began paying Nebraska state income taxes on behalf of nonresident directors in 2014 because of their travel to Nebraska required for Company business. The reimbursement covers the incremental cost of these nonresident directors’ taxes and the directors do not claim any tax benefits for the reimbursement in their resident states. The amounts shown in the table reflect additional federal and Nebraska income taxes paid in 2019 for the applicable director’s service, and stock option exercises, if any, during the director’s service in 2018. The Company does not consider this a perquisite and does not gross-up or pay any state income taxes that the directors incur in their normal work locations.
(c)	Mr. McConnell and Mr. Rogel retired from the Board on May 10, 2018.
(d)	Mr. DeLaney was elected to the Board on September 5, 2018.
(e)	Upon recommendation of the Corporate Governance and Nominating Committee, effective August 1, 2018, the Board eliminated the 4,000 share grant to non-management directors upon their election to the Board.
(f)	Mr. McConnell’s and Mr. Rogel’s Deferred Stock Unit Accounts were paid out on January 2, 2019.

PROPOSAL NUMBER 2 − Ratification of Appointment of Deloitte & Touche LLP as Independent Registered Public Accounting Firm for the Year Ending December 31, 2019

The Audit Committee has appointed Deloitte & Touche LLP as the independent registered public accounting firm to audit the books and accounts of the Company and its consolidated subsidiaries for the year 2019 and submits this selection for ratification by a vote of shareholders as a matter of good corporate governance. In the event that the Audit Committee’s selection of Deloitte & Touche LLP does not receive an affirmative vote of a majority of the votes cast, the Audit Committee will review its future selection of an independent registered public accounting firm.

The Audit Committee believes that the continued retention of Deloitte & Touche LLP as our independent registered public accounting firm is in the best interests of our shareholders as there are several benefits to the Company of having a long-tenured auditor.

•	Enhanced Audit Quality. Through more than 50 years of experience with the Company, Deloitte & Touche has gained institutional knowledge and deep expertise regarding the Company’s rail operations and business, accounting policies and practices and internal control over financial reporting.
•	Competitive Fee Structure. Due to Deloitte & Touche’s familiarity with the Company, audit fees are competitive with peer companies.
•	Avoids Costs Associated with New Auditor. Onboarding a new independent accountant is costly and requires a significant time commitment that could distract from management’s focus on financial reporting and controls.

The Company expects that a representative of Deloitte & Touche LLP will be present at the Annual Meeting and will have an opportunity to make a statement if such representative desires to do so and will be available to respond to appropriate questions by shareholders.

Vote Required for Approval

Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2019 requires the affirmative vote of a majority of the votes cast on this proposal at the Annual Meeting.

The Board recommends a vote FOR ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm for the year ending December 31, 2019.

Independent Registered Public Accounting Firm’s Fees and Services

Aggregate fees billed to the Company for services rendered by our independent registered public accounting firm for each of the past two years are set forth below:

	Year Ended December 31,
	2018	2017
Audit Fees	$2,838,350	$2,681,139
Audit-Related Fees	697,829	585,550
Tax Fees	214,860	203,008
All Other Fees	0	0
Total	$3,751,039	$3,469,697

Audit Fees. Audit services included the integrated audit of financial statements and internal control, quarterly reviews, comfort letters provided in conjunction with the issuance of debt, and agreed-upon procedures performed on the Annual Report R-1 filed by Union Pacific Railroad Company with the Surface Transportation Board.

Audit-Related Fees. Audit-related services included consultation on accounting standards and transactions, audits of employee benefit plans, and audits of subsidiary companies.

Tax Fees. Tax fees included fees for corporate tax planning and consultation services and work performed for international tax compliance.

All Other Fees. No other services were provided to the Company by Deloitte & Touche LLP during the years ended December 31, 2018 and 2017.

Audit Committee Report

The Audit Committee has reviewed and discussed with management the Company’s audited consolidated financial statements for the year ended December 31, 2018. The Committee has discussed with the Company’s independent registered public accounting firm, Deloitte & Touche LLP, the matters required to be discussed with the Audit Committee under applicable Public Company Accounting Oversight Board (PCAOB) standards and SEC Rule 2-07 of Regulation S-X. The Committee also has received the written disclosure and correspondence from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding Deloitte & Touche LLP communications with the Committee concerning independence and has discussed their independence with them. Based on the foregoing reviews and discussions, the Committee recommended to the Board that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, for filing with the SEC.

The Audit Committee
David B. Dillon, Chair
Andrew H. Card, Jr.
William J. DeLaney
Jane H. Lute
Jose H. Villarreal

PROPOSAL NUMBER 3 − Advisory Vote to Approve Executive Compensation

The Board of Directors asks shareholders to support a non-binding, advisory resolution approving the Company’s executive compensation as reported in this Proxy Statement.

We design our executive compensation programs to support the Company’s long-term success. As described below in the Compensation Discussion and Analysis section of this Proxy Statement, the Compensation and Benefits Committee has structured the Company’s executive compensation programs to achieve key Company goals and objectives. We believe our compensation philosophy allows us to link realized pay to a variety of performance measures and reward management skills that produce consistent, long-term performance accompanied with effective risk management and execution of the Company’s strategy.

In 2018, the Company produced record financial results and finished the year with significant improvements in service reliability and efficiency. The Company also embarked on a fundamental shift in our operating philosophy by adopting precision scheduled railroading (PSR) principles by launching Unified Plan 2020. Highlights of the Company’s performance* include:

•	Record financial performance, with earnings per share of $7.91, a 37% improvement compared to 2017 adjusted results of $5.79 per share;
•	An all-time record operating ratio for 2018 of 62.7%, improving 0.1 point from last year’s adjusted operating ratio of 62.8%;
•	Operating income of more than $8.5 billion, an 8% increase compared to 2017’s adjusted operating income of $7.8 billion; and
•	The reportable personal injury rate per 200,000 employee-hours was 0.82, although a 4% increase compared to 2017, this was the best safety performance for all Class I railroads for the 4th year in a row.

The Board urges shareholders to read the Compensation Discussion and Analysis, beginning on page 45 of this Proxy Statement, which describes in more detail how our executive compensation policies and procedures, including many best practices, operate and are designed to align compensation with our Company strategy, goals and objectives. Shareholders should also review the Summary Compensation Table and related compensation tables and narrative, appearing on pages 63 through 79, which provide detailed information regarding the compensation of our Named Executive Officers. The Compensation and Benefits Committee and the Board of Directors believe that the policies and procedures articulated in the Compensation Discussion and Analysis create effective incentives for achieving Company goals, including returns to shareholders, and that the compensation of our Named Executive Officers reported in this Proxy Statement has supported and directly contributed to the Company’s performance and success.

In accordance with Section 14A of the Securities Exchange Act of 1934, and as a matter of good corporate governance, the Board asks shareholders to approve the following advisory resolution at the Annual Meeting:

RESOLVED, that the shareholders of Union Pacific Corporation (the Company) approve, on an advisory basis, the compensation of the Company’s Named Executive Officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables and narrative in the Proxy Statement for the Company’s 2019 Annual Meeting of Shareholders.

This advisory resolution, commonly referred to as a “say on pay” resolution, is non-binding on the Board of Directors. Although non-binding, the Board and the Compensation and Benefits Committee will review and consider the voting results when evaluating the Company’s executive compensation programs.

The Board of Directors recommends a vote FOR the advisory resolution to approve executive compensation.

*See Item 7 of Union Pacific’s Annual Report on Form 10-K for the year ended December 31, 2018, for reconciliations to U.S. GAAP

A LETTER FROM OUR COMPENSATION AND BENEFITS COMMITTEE

Dear Fellow Union Pacific Shareholder:

We thank you for your continued support of Union Pacific and wish to share with you how the Committee continues to evolve our executive compensation program to support the Company’s long-term strategic goals and drive shareholder value.

2018 Results and Unified Plan 2020

The Company’s full year financial results are a reflection of the executive team’s commitment to making significant improvements in service reliability and efficiency with the ongoing implementation of the Company’s Unified Plan 2020. Unified Plan 2020 implements Precision Scheduled Railroading (PSR) principles and is an important part of the Company’s objective of operating a safe, reliable and efficient railroad. As a result of the momentum gained in the fourth quarter, 2018 saw the Company deliver strong financial performance, including:

•	Earnings of $7.91 per share, representing a 37% improvement compared to 2017’s adjusted results of $5.79 per share*
•	An all-time record operating ratio of 62.7%, 0.1 point better than last year’s adjusted operating ratio of 62.8%*
•	Operating income of more than $8.5 billion, an 8% increase compared to 2017’s adjusted operating income of $7.9 billion*

Union Pacific returned $10.5 billion to its shareholders in the form of dividends and share repurchases and total shareholder return was 5.3% in 2018 compared with a negative 4.4% shareholder return for the S&P 500.

Our Fiscal 2018 Compensation Program

As the Company continues to implement Unified Plan 2020, we remain focused on a compensation program that supports the Company’s strategic goals and reflects our commitment to alignment of pay with performance. For fiscal year 2018, we changed from a discretionary annual bonus program to a formula-based incentive cash program where eighty percent (80%) of the target annual incentive cash bonus is based on two key performance metrics: operating income (40%) and operating ratio (40%). The remaining 20% of an executive’s target incentive cash bonus is based on the Committee’s evaluation of the Company’s performance against pre-established business objectives and individual executive performance in the key areas identified in the Company’s overall six-track Value Strategy (World Class Safety, Excellent Customer Experience, Innovation, Resource Productivity, Maximized Franchise and Engaged Team). We believe the resulting incentive bonuses for the NEOs are an accurate reflection of Company and individual performance during 2018.

Long-term equity incentives remain an integral part of our compensation program, as we believe they support alignment of our executives’ interests with the interests of our shareholders. During 2018, we again modified the mix of equity awards so that beginning with 2019 equity grants, performance stock units (PSUs) will constitute 60% (up from 50%) of each executive’s long-term grants, including the NEO’s, and stock options will constitute the remaining 40% of award values, eliminating the use of retention stock units from our compensation program for executives.

Further detail on our compensation program is included in the Compensation Discussion and Analysis that follows.

Ongoing Commitment to Shareholder Engagement

The Committee values the perspectives of the Company’s shareholders and the importance of shareholder feedback, as demonstrated by the continued evolution of our compensation program. We appreciate the strong support from shareholders on our 2018 say-on-pay vote on executive compensation. As the Company moves forward with Unified Plan 2020, we are committed to maintaining a compensation structure that aligns pay with performance, drives long-term value creation and reflects the perspectives of our shareholders.

Thank you for your continued support and investment in Union Pacific.

Respectfully,

The Compensation and Benefits Committee

Erroll B. Davis, Jr., Chair
Andrew H. Card, Jr.
William J. DeLaney
David B. Dillon
Bhavesh V. Patel
Jose H. Villarreal

*See Item 7 of Union Pacific’s Annual Report on Form 10-K for the year ended December 31, 2018, for reconciliations to U.S. GAAP

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the material elements of our executive compensation program and provides an overview of our executive compensation philosophy, policies and practices, and the corresponding pay decisions for our Named Executive Officers (NEOs) for and during fiscal year 2018.

Named Executive Officers

For fiscal year ending December 31, 2018, our Named Executive Officers (NEOs) included our principal executive officer, our principal financial officer, and the three next most highly compensated executive officers. Pursuant to SEC rules, an additional NEO is also included for 2018.

•	Lance M. Fritz, Chairman, President and Chief Executive Officer (CEO);
•	Robert M. Knight, Jr., Executive Vice President and Chief Financial Officer (CFO);
•	Rhonda S. Ferguson, Executive Vice President, Chief Legal Officer and Corporate Secretary;
•	Elizabeth F. Whited, Executive Vice President and Chief Human Resources Officer;
•	Lynden L. Tennison, formerly the Executive Vice President and Chief Strategy Officer; and
•	Cameron A. Scott, formerly the Executive Vice President and Chief Operating Officer;

Ms. Whited was elected Executive Vice President and Chief Human Resources Officer effective August 15, 2018. Ms. Whited previously served as Executive Vice President and Chief Marketing Officer. Mr. Scott served as Executive Vice President and Chief Operating Officer until August 15, 2018, and remained at the Company as Vice President until his retirement on February 28, 2019. Mr. Tennison retired from the Company on March 31, 2019.

Our 2018 Say-on-Pay Vote; Compensation Program for 2018

We were encouraged with the results of our say-on-pay vote at our 2018 Annual Meeting of Shareholders as we received shareholder support of 94% for our executive compensation program. The concerted efforts of our management team and the Compensation and Benefits Committee to increase engagement with our shareholders and to thoughtfully consider and incorporate shareholder feedback into our executive compensation program in 2018 were reflected in this vote.

At the 2018 Annual Meeting, shareholders showed strong support for the Company’s executive compensation program with approximately 94% of the votes cast approving the advisory resolution to approve the compensation of our NEOs.

In 2018, our Compensation Committee changed the annual cash bonus program for our executives from a discretionary annual bonus program to a formula-based incentive cash program. Under this new formula-based annual incentive plan, eighty percent (80%) of the target annual incentive cash bonuses paid to our executives, including the NEOs, were based on the attainment of pre-established objective Company financial performance goals, and the remaining twenty percent (20%) was based on the Committee’s evaluation of the Company’s execution of overall strategy and the achievement of pre-established business objectives, as well as individual executive performance in key areas such as safety, customer service, resource productivity, maximized franchise, innovation and employee engagement. In addition, for PSUs granted in 2018, the Committee decided to remove the ability to earn stock units annually. PSUs will only be earned after the full three-year performance period. As described above, during 2018, the Committee modified the mix of equity awards so that, beginning with 2019 equity grants, PSUs will constitute 60% of each executive’s long-term grants (up from 50%), and stock options will constitute the remaining 40% of award values, eliminating the use of retention stock units from our compensation program for executives.

COMPENSATION DISCUSSION AND ANALYSIS

Formula-Based Objective Component

For 2018, the financial performance goals were weighted equally based on operating income (40%) and operating ratio (40%), which are key measures in the rail industry.

After the end of the fiscal year, the Committee certified the extent to which these pre-established operating income and operating ratio goals were achieved. For 2018, the non-formulaic portion was weighted at twenty percent (20%) of an executive’s target incentive cash bonus-potential, and, under our program, the Committee retains the discretion to award less than that amount. If the minimum performance thresholds for both operating income and operating ratio are not achieved, then no annual incentive cash bonus is paid to executives. For performance that exceeds target levels, the annual incentive plan payout is capped at 200% of target.

Non-Formulaic Component

Everything the Company does is built on our vision, mission and values — including our six-track Value Strategy. For 2018, the non-formulaic portion was weighted at twenty percent (20%) of an executive’s target incentive cash bonus and was based on the Company’s performance against pre-established business objectives and individual executive performance in the key areas identified in our overall six-track Value Strategy. When aligned, this strategy adds value to our four stakeholders — employees are engaged and recognize their role; the communities we serve are partners; we help our customers win in their markets; and our shareholders are pleased with the returns generated. Our six-track Value Strategy is:

•	World-Class Safety — Our safety strategy incorporates individual accountability, data-driven processes and a relentless examination of every deviation to understand root causes, eliminate incidents and mitigate risk. To assess this Value Track, we look at employee reportable injury rate, crossing incidents rate, and rail equipment reportable rate.
•	Excellent Customer Experience — More than our service product, the customer experience is about anticipating needs, quickly responding, keeping commitments, offering solutions and making customers

COMPENSATION DISCUSSION AND ANALYSIS

want to do more business with the Company. The customer experience plays a critical role in our ability to execute our growth strategy, making it vital employees understand customer issues and work to improve them. To assess this Value Track, we look at revenue growth, our service delivery index, and our net promoter score.

•	Innovation — Ever-present throughout the Railroad, innovation is about not being satisfied with current results and developing new thinking through a combination of “Little I” and “Big I” approaches. “Little I” projects use UP Way tools to improve work and make fundamental process improvements, while “Big I” encompasses large-scale projects that may require significant investments. To assess this Value Track, we look at the extent to which our executives have directed organization and advancement of innovation activities, and developed, adopted and deployed processes for cultivating innovation and technology driven operations.
•	Resource Productivity — Getting the most out of what we have, resource productivity means turning railcars faster, making assets last longer, having fuel take us further and designing processes to be smarter. The Grow to 55 plus Zero (G55+0) initiative, or growing to an operating ratio of 55% with zero injuries, is a mindset and strategy to improve the Company’s competitiveness, whether it’s through lowering daily expenses, and capital expenditure or increasing fuel efficiency. To assess this Value Track, we look at cost savings achieved during the year under our G55+0 productivity initiatives.
•	Maximized Franchise — More than our physical footprint on a map, maximized franchise includes our assets, employees and their expertise, service products, market reach, and proprietary technology. It is critical to our overall strategy that helps us explore and expand our markets. To assess this Value Track, we look at customer growth and the number of completed industrial development projects.
•	Engaged Team — When employees are empowered and respected, they feel connected to the Company. This inspires passion and dedication, while leveraging diverse talents and creating the best ideas and strategies. Every employee needs to be engaged in making his or her work safer, more productive and with a better outcome. To assess this Value Track, we look at employee engagement and Company culture initiatives.

For 2018, the following are certain quantitative and qualitative measurements in each of the six Value Tracks, as indicated above. The attainment of these measures and continued focus on the six-track Value Strategy will enable the Company to add value for the Company’s four stakeholders — shareholders, customers, employees and communities.

World Class Safety
✔	Employee Reportable Injury Rate
✔	Crossing Incidents Rate
✔	Rail Equipment Reportable Rate

Excellent Customer Experience
✔	Revenue Growth
✔	Service Delivery Index
✔	Net Promoter Score

Innovation
✔	Organize and advance Innovation activities
✔	Develop, adopt and deploy processes for cultivating Innovation and Technology Driven Operations

Resource Productivity
✔	G55+0 Productivity

Maximized Franchise
✔	Customer Growth
✔	Industrial Development Projects

Engaged Team
✔	Employee Engagement
✔	Company Culture Initiatives

COMPENSATION DISCUSSION AND ANALYSIS

2018 Business Highlights

Union Pacific Railroad Company (the Railroad) is the principal operating company of Union Pacific Corporation (the Company). One of America’s most recognized companies, the Railroad links 23 states in the western two-thirds of the country by rail, providing a critical link in the global supply chain. The Railroad’s diversified business mix includes Agricultural Products, Energy, Premium and Industrial Products. We serve many of the fastest-growing U.S. population centers, operate from all major West Coast and Gulf Coast ports to eastern gateways, connect with Canada’s rail systems and are the only railroad serving all six major Mexico gateways. Our freight traffic consists of bulk, manifest and premium business. Bulk traffic primarily consists of coal, grain, soda ash, ethanol, rock and crude oil shipped. Manifest traffic includes individual carload or less than train-load business involving commodities such as lumber, steel, paper, food and chemicals. The transportation of finished vehicles, auto parts, intermodal containers and truck trailers are included as part of our premium business. The Railroad provides value to its roughly 10,000 customers by delivering products in a safe, reliable, fuel-efficient and environmentally responsible manner.

Safety: During 2018, we continued our focus on safety to reduce risk and eliminate incidents for our employees, our customers and the public. Despite our efforts, our reportable personal injury incidents per 200,000 employee-hours of 0.82 increased 4% from 2017, which was our second best year on record. 2016 was our all-time annual record of 0.75 personal injury incidents per 200,000 employee hours. This was the best safety performance for all Class I railroads for the fourth year in a row. Our reportable derailment incident rate per million train miles of 3.28 and crossing incidents rate of 2.69 increased 12% and 5%, respectively, compared to 2017. We remain intently focused on improving employee and public safety with programs such as Courage to Care, Total Safety Culture, and UP Way (our continuous improvement culture). The next step to improve our industry-leading employee safety performance is decentralizing safety planning and implementation. This new approach will give those closest to the work the authority, and responsibility, to adapt safety measures that best fit their individual work environments, which include considerations such as weather, geography and overall territory work conditions.

Service and Operations: We entered 2018 with network congestion on key routes and terminals, compounded by high freight car inventory levels that negatively impacted operational performance during the first half of the year. On October 1, 2018, we began implementation of the first phase of our Unified Plan 2020, which included several initiatives focused on increasing the reliability of our service product, reducing variability in network operations, and improving resource utilization costs.

As a result, network operations improved significantly in the fourth quarter of 2018. We reduced our active locomotive fleet by 625 locomotives and reduced operating car inventory by more than 10% compared to September 30, 2018, while handling relatively similar volume levels. As reference, average terminal dwell, as reported to the AAR improved 14% to 26.7 hours in the fourth quarter compared to the first half of 2018. On a full year basis, average terminal dwell improved 2% while average train speed decreased 4% compared to 2017.

Financial Results: In 2018, the Company generated operating income of more than $8.5 billion, an 8% increase compared to 2017 adjusted results (non-GAAP). Volume growth, combined with core pricing and productivity gains, generated solid financial performance improvement and more than offset the impact of excess network costs, higher fuel prices, and other cost hurdles, including state and local taxes, depreciation, and inflation. Our 2018 operating ratio was an all-time record 62.7%, improving 0.1 point from 2017 adjusted results (non-GAAP). Net income of nearly $6.0 billion translated into earnings of $7.91 per diluted share.

Our net return on invested capital of 15.1% increased 1.4 points compared to 2017 adjusted results (non-GAAP). We increased our quarterly dividend with two 10 percent increases, resulting in dividends paid in 2018 totaling $2.3 billion. In addition, we repurchased 57.2 million shares of Company common stock totaling more than $8.2 billion. Between dividends and share repurchases, we returned $10.5 billion to our shareholders in 2018.

Please also refer to the Company’s Annual Report on Form 10-K for a complete analysis of the Company’s 2018 financial and operating performance and non-GAAP reconciliation.

COMPENSATION DISCUSSION AND ANALYSIS

Summary of 2018 Compensation Decisions
•	In February 2018, upon review of competitive market data, including our Peer Group, as well as taking into consideration the Company’s internal pay structure, the Committee approved salary increases for all NEOs ranging from 3% to 15% that placed each NEO generally around the 25th percentile.
•	Our new 2018 formula-based incentive cash program resulted in an overall payout of 81% of target for each NEO (except for Mr. Scott). Even though financial performance improved on a year-over-year basis, the Company did not achieve a majority of its business objectives as outlined on pages 55 and 56, and the Committee awarded the non-formulaic component at 25% of target.
•	The value of our long-term incentive awards for our NEOs were generally higher in 2018 to better align their compensation with their level of duties and responsibilities, their pay with performance, and to position them more competitively in their respective positions.
•	2018 long-term incentive awards consisted of 50% performance stock units, 40% stock options and 10% retention stock units (which are service-based restricted stock units). For 2019, we eliminated the use of retention stock units from our compensation program for executives and increased performance stock units to 60% of the NEOs’ long-term incentive awards.
•	Performance stock units for the three-year performance period ending in 2018 vested at 135% of target.

The Committee reviews Total Direct Compensation for each of the NEOs on an annual basis prior to the first Board meeting of the year. Total Direct Compensation consists of (i) cash compensation (Total Cash Compensation) comprised of base salary and annual cash bonus, and (ii) stock-based compensation under our long-term incentive compensation programs. Each component is described more fully below. The Committee also periodically reviews other elements of compensation, including deferred compensation, perquisites, benefits, including retirement plans, and change-in-control severance payments.

The following table summarizes the 2018 Total Direct Compensation the Committee approved for each NEO. This table is supplementary and is not intended to replace the Summary Compensation Table.

2018 Total Direct Compensation Versus Peer Group

Name	Total 2018 Cash Comp	Grant Date Value of Target 2018 LTI Award	Total 2018 Direct Comp (1)	vs. Peer Group
Lance M. Fritz	$3,350,000	$9,750,000	$13,100,000	50P-75P
Robert M. Knight, Jr.	1,879,000	3,400,000	5,279,000	Above 75P
Rhonda S. Ferguson	1,212,000	1,500,000	2,712,000	Below 25P
Elizabeth F. Whited	1,205,000	1,500,000	2,705,000	Below 25P
Lynden L. Tennison (2)	1,131,000	1,200,000	2,331,000	Below 25P
Cameron A. Scott (3)	1,180,000	2,000,000	3,180,000	25P - 50P
(1)	The compensation elements included in the table above reflect the components of annual compensation considered and evaluated by the Committee in its decision-making process. The table excludes compensation amounts based on changes in pension value and nonqualified deferred compensation earnings as reported in the Summary Compensation Table on page 63. The Committee considers these pension and deferral compensation programs in the context of its assessment of the overall design of the Company’s compensation program and not as an element of annual compensation decisions. Likewise, in its annual compensation decisions the Committee does not consider the items included as “All Other Compensation” in the Summary Compensation Table, and these items are, therefore, also excluded from the table above.
(2)	Mr. Tennison retired on March 31, 2019.
(3)	Mr. Scott retired on February 28, 2019.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Compensation Philosophy and the Compensation-Setting Process

The Company’s executive compensation philosophy is to:

•	Pay for Performance — By aligning a significant portion of the executive’s opportunity for compensation to annual (short-term) and long-term Company strategy, we tie pay to performance. Integration of the Company’s critical business objectives (safety, service, and financial performance) with the Company’s strategy and compensation programs also allows its pay structure to reflect individual performance and management effectiveness, along with other qualitative factors, which contribute to the Company’s performance.
•	Align with Shareholder Interests — By providing equity incentives, we link a substantial portion of executive compensation to both short-term and long-term financial performance that benefits our shareholders and aligns the interests of management with those of our shareholders.
•	Attract and Retain Top Talent — By structuring compensation levels to reflect the competitive marketplace for similar positions at other comparable peer group companies, we are able to attract and retain key executives critical to our long-term success.

The Compensation and Benefits Committee believes this compensation philosophy allows us to reward behavior that produces consistent, long-term performance accompanied with effective risk management and execution of the Company’s strategy.

To guide its executive compensation decisions, the Committee carefully evaluates and considers a number of factors in connection with its executive compensation decisions, including:

✔	Company performance;
✔	Guidance from the Committee’s compensation consultant;
✔	Input from the CEO; and
✔	Appropriate peer comparisons.

Company Performance. As described above, under the Company’s annual incentive cash program, the Company measures its performance against a formulaic component based on pre-established operating income and operating ratio targets, as well as a non-formulaic component based on the Committee’s evaluation of certain business objectives related to safety, service and financial performance outlined on pages 46 and 47. The Committee recommends the operating income and operating ratio targets to the Board for approval each February. Management also develops the Company’s overall strategy and the corresponding business objectives and presents them to the Board annually in February. After Board approval, the Committee incorporates the objectives into the compensation program with the assistance and advice from the Finance Committee of the Board. The Board monitors the Company’s progress concerning execution of its strategy and its business objectives during the year. At the end of the year, the Board assesses the Company’s achievement of these objectives. In February, subsequent to the performance year, management presents to the Committee the Company’s operating income and operating ratio results, its achievement compared to the business objectives, and its relative performance compared to the Peer Group.

Guidance from Compensation Consultant and Input from CEO. The Committee reviews and recommends the compensation of all NEOs to the Board for its approval. The CEO provides the Committee with his evaluation of the performance of the other NEOs (excluding himself) and his recommendations for their compensation. The Committee also receives information and recommendations from its independent compensation consultant (FW Cook) on matters related to the NEOs’ (including the CEO’s) and other executives’ compensation. The Committee then determines (with advice from the Board, and assistance from its consultant) a bonus and equity award for the Company’s CEO.

For more information on the operation of the Committee, including information on its compensation consultant, see the Compensation and Benefits Committee section on pages 33 and 34 of this Proxy Statement.

COMPENSATION DISCUSSION AND ANALYSIS

Peer Companies. The Committee benchmarks salary, Target Total Cash Compensation and Total Direct Compensation for the NEOs against competitive market information. To assess competitive market information, the Committee looks primarily to pay data from the proxy statements of the Company’s Peer Group. The proxy information reviewed by the Committee consists of comparable data for the CEO and CFO positions and the next three highest paid individuals at each Peer Group company. The Committee also reviews relevant data provided by FW Cook, the Committee’s compensation consultant, for purposes of evaluating the compensation for the CEO and Chairman.

As further discussed below, the Committee generally seeks to establish base salaries below the median of the Peer Group, reflecting the Committee’s philosophy that a greater proportion of the cash component of the executives’ compensation should be incentive-based. The Committee generally targets a range around the median of the Peer Group for Target Total Cash Compensation and Target Total Direct Compensation. Actual total Direct Compensation and Target Total Cash Compensation may be greater or less than targeted percentiles, depending upon whether and to what degree the Company achieves its business objectives (as described above).

Other factors considered in setting target compensation levels may include the individual performance of each NEO and his or her position relative to the Company’s current internal pay structure or changes in personnel or compensation at the Peer Group companies. In addition, the Committee particularly focuses on competitive pay for railroad executives within the Peer Group and the performance of other comparable railroads. In comparing the executive positions with comparable positions at companies within the Peer Group, the Committee and FW Cook review and consider any adjustments that may be required to account for significant differences in tenure or functional responsibilities.

For compensation decisions made in 2018, the Company’s Peer Group consisted of the following 17 companies listed below.

3M	Altria Group	Canadian National
Canadian Pacific	CSX	Deere & Co.
Du Pont (El) De Nemours	Exelon	FedEx
General Dynamics	Halliburton	Honeywell International
Medtronic	Norfolk Southern	Raytheon
Southern Co.	UPS

The Committee selected this Peer Group with the assistance of its compensation consultant, FW Cook, after considering U.S. based public companies in the same Global Industry Classification System (GICS) Industry Group with comparable revenues and market capitalization and other U.S.-based public companies with comparable (i) revenues, (ii) operating income, (iii) total assets, (iv) market capitalization and (v) employees, while excluding pharmaceuticals, high-tech, insurance and financial services companies. These comparative financial measures and the number of employees for the 2017 Peer Group are summarized below and were used for compensation decisions made in 2018.

	Peer Group		Union Pacific
	Median	75th Percentile	Company Data	Percentile Rank
Net Revenue	$27,209	$31,999	$21,240	35th
Operating Income	$3,975	$5,797	$8,061	95th
Total Assets	$39,672	$60,987	$57,806	72nd
Market Capitalization	$52,938	$98,925	$90,398	72nd
Employees	55,238	99,772	42,919	44th

Dollars in millions. Median/Percentiles determined by FW Cook using Standard & Poor’s Capital IQ Service, Form 8-K filings and Peer Group company information. The financial information provided above is derived from data as of fiscal year ending December 31, 2017, except as of November 2017 for FedEx, October 2017 for Deere & Co and Medtronic, and September 2017 for Altria, Exelon, Southern Co. and UPS. Market Capitalization is a 12-month average as of December 31, 2017.

COMPENSATION DISCUSSION AND ANALYSIS

The Company periodically reviews the Peer Group to determine if changes are necessary. In September 2018, the Committee approved changes to the Peer Group. The Peer Group now consists of the following 15 companies listed below.

Canadian National	Canadian Pacific	CSX
Deere & Co.	Delta Airlines	Exelon
FedEx	Honeywell International	NextEra Energy
Norfolk Southern	Northrop Grumman	Raytheon
Southern Co.	Southwest Airlines	UPS
Compensation Best Practices

We endeavor to maintain strong governance standards in our policies and practices related to executive compensation. Below is a summary of key executive compensation and governance practices in place during 2018.

What We Do		What We Don’t Do
✔	Emphasize Performance-Based Variable Compensation	✘	No Repricing or Back-Dating of Options Allowed
✔	Utilize a Compensation Recoupment Policy	✘	No Individual Supplemental Executive Retirement Plans
✔	Tie Compensation to Short-and-Long-Term Performance	✘	No Tax Gross-Up Payments Allowed for NEOs, including Change-in-Control
✔	Allow Only Minimal Perquisites	✘	No Employment Agreements with any of our Executive Officers, including NEOs
✔	Utilize Double Trigger Change-in-Control Plan	✘	NEOs are Prohibited from Pledging and Hedging Company Stock
✔	Target Base Salaries Below the Median of our Peer Group
✔	Enforce Stringent Executive Stock Ownership Guidelines
✔	Conduct Annual Compensation Risk Assessment
✔	Require Trading Plans for Executive Officers and Directors

Elements of Our Executive Compensation Program

The following table provides information regarding the elements of the Company’s executive compensation program for 2018:

Elements of Compensation

	Pay Element	Measure	Rationale
Fixed	**Base Salary**	Determined based on job scope and experience, market comparable positions, and internal leadership structure	Provides a level of predictable income for the executive and is intended to remain competitive through business cycles
Variable	**Annual Cash Bonus Award**	80% based on formulaic determination against pre-established financial metrics. • 40% Operating Income • 40% Operating Ratio 20% based on business objectives and individual performance.	Determined as a result of overall performance assessment of safety, service and financial measures, including: • Company and individual performance • Successful implementation of safety and service initiatives • Adherence to risk and compliance policies and other core values of the Company
	Long-Term Incentive Compensation	Performance Stock Units 50% • 3-year average ROIC with Operating Income Growth modifier (+/- 25% of the award earned based on ROIC, depending on our Operating Income Growth compared to the companies in the S&P Industrials Index) • Beginning in 2018, removed the annual "banking" feature (see page 57) Stock Options 40% • 3-year pro rata vest • Tie to future stock price performance Retention Stock Units 10% • 4-year cliff vest • Align with total shareholder return and encourage executive retention	Aligns the interests of executive officers with those of shareholders by providing a balanced mix of equity compensation tied to Company and individual performance Award size designed to deliver total direct compensation generally within a range around the median Actual award of annual Performance Stock Units, Stock Options and Retention Stock Units based on individual and Company performance over the previous year Performance Stock Units contain clawback feature
Other	**Perquisites and Other Executive Benefits**	Offer minimal perquisites, 401(k) plan, non-qualified deferred compensation programs	Provides for the safety and wellness of our executives, and serves other purposes as discussed below; deferred compensation programs provide tax-deferred methods for general savings, including for retirement

Elements of Our Executive Compensation Program

Fiscal Year 2018 Total Compensation Mix

A significant portion of the compensation awarded to our CEO and other NEOs, is performance-based, variable compensation and “at-risk.” This is illustrated in the charts below that show the pay mix for Mr. Fritz, our CEO, and for our other NEOs as a group based on the target total direct compensation received by these executives in fiscal 2018.

Base Salary

The CEO reviews base salaries and prior year performance and accomplishments for the other NEOs and recommends a base salary for the coming year for each. The Committee considers and evaluates these base salary recommendations. Among many considerations, the Committee primarily considers: (i) the executive’s position and responsibility in the organization, (ii) the executive’s experience and expertise, (iii) Company performance, (iv) individual accomplishments and job performance during the year, (v) Peer Group pay data, (vi) internal benchmarking relative to the Company’s pay structure, and (vii) current salary. In making salary recommendations to the Board of Directors, the Committee exercises subjective judgment in evaluating all factors and applies no specific weights to the above factors. The Committee alone, with input from its compensation consultant and the Board’s review of CEO performance, assesses and determines the base salary of the CEO for subsequent Board approval.

In February 2018 and 2019, the Committee reviewed each of our NEO’s base salary. Upon review of competitive market data, including our Peer Group, the Committee approved the salary increases shown below.

Name	2017 Salary	Increase for 2018	2018 Salary	vs. Peer Group	Increase for 2019	2019 Salary
Lance M. Fritz	$1,100,000	5%	$1,150,000	25P-50P	2.2%	$1,175,000
Robert M. Knight, Jr.	589,000	3%	604,000	25P-50P	2.5%	619,000
Rhonda S. Ferguson	440,000	5%	462,000	Below 25P	5.0%	485,000
Elizabeth F. Whited	400,000	14%	455,000	Below 25P	2.0%	464,000
Lynden L. Tennison (1)	388,000	10%	425,000	Below 25P	0.0%	425,000
Cameron A. Scott (2)	496,000	(23)%	380,000	Below 25P	0.0%	380,000
(1)	Mr. Tennison retired on March 31, 2019.
(2)	Mr. Scott retired on February 28, 2019.

2018 Annual Incentive Plan

In February 2018, the Committee adopted a formula-based incentive cash program to replace the prior years’ discretionary annual cash bonus arrangement. Under the new annual incentive plan, eighty percent (80%) of the target annual incentive cash bonuses paid to executives, including the NEOs, are based on the attainment

Elements of Our Executive Compensation Program

of pre-established objective Company financial performance goals, and the remainder (20%) is based on the Company’s performance against business objectives and individual executive performance in key areas such as safety, customer service, resource productivity, maximized franchise, innovation and employee engagement. The financial performance goals were based on operating income (40%) and operating ratio (40%), which are key performance measures in the rail industry.

When determining individual annual incentive bonus targets for each of the NEOs, the Committee generally targeted the 50th percentile of Target Total Cash Compensation. In light of Mr. Knight’s contributions, performance and long tenure with the Company, the Committee recommended his annual incentive bonus target be set above the 75th percentile of our Peer Group. These individual annual incentive bonus targets for each of the NEOs were approved by the Committee and then recommended to the Board and approved.

2018 Target Total Cash Compensation Versus Peer Group

Name	2018 Salary	2018 TARGET Bonus	Total 2018 TARGET tOTAL Cash Comp	vs. Peer Group
Lance M. Fritz	$1,150,000	$2,200,000	$3,350,000	50P - 75P
Robert M. Knight, Jr.	604,000	1,275,000	1,879,000	Above 75P
Rhonda S. Ferguson	462,000	750,000	1,212,000	25P - 50P
Elizabeth F. Whited	455,000	750,000	1,205,000	25P - 50P
Lynden L. Tennison (1)	425,000	706,000	1,131,000	25P - 50P
Cameron A. Scott (2)	380,000	800,000	1,180,000	25P - 50P
(1)	Mr. Tennison retired on March 31, 2019.
(2)	Mr. Scott retired on February 28, 2019.

Formulaic Component

Annual incentive compensation supports the Compensation Committee’s pay-for-performance philosophy and further aligns individual goals with Company goals as set forth in the Company’s annual operating plan. For 2018, the Committee selected Operating Income and Operating Ratio as the key financial metrics to focus on both absolute and relative operating performance. The tables below display the respective weightings of the relevant performance measures and the aggregate actual performance for the annual cash bonus reported for the NEOs for 2018.

2018 Performance	Operating income 40%	Operating ratio 40%	Non-formulaic 20%
Maximum – 200% Payout	$10,225	60.0%	200%
Target – 100% Payout	8,521	62.0%	100%
Threshold – 50% Payout	6,817	64.0%	50%
2018 Actual	8,517	62.4%*	25%
Performance Achieved – Weighted Average Payout = 81%	100%	90%	25%
*	The 2018 annual incentive plan design includes an adjustment of the reported fuel expense and fuel revenue from the actual price to the price assumed in the Board approved financial plan.
		ACTUAL
Name	2018 Target bonus	Operating Income 40%	Operating ratio 40%	non-formulaic 20%	2018 TOTAL ANNUAL INCENTIVE BONUS	2018 overall payout (as a % OF TARGET)
Lance M. Fritz	$2,200,000	$880,000	792,000	109,000	$1,781,000	81%
Robert M. Knight, Jr.	1,275,000	510,000	459,000	64,000	1,033,000	81%
Rhonda S. Ferguson	750,000	300,000	270,000	38,000	608,000	81%
Elizabeth F. Whited	750,000	300,000	270,000	38,000	608,000	81%
Lynden L. Tennison	706,000	282,400	254,160	35,440	572,000	81%
Cameron A. Scott	800,000	320,000	288,000	0	608,000	76%

Elements of Our Executive Compensation Program

Non-Formulaic Component

Based on the Committee’s evaluation of the Company’s achievement of its business objectives and individual executive performance in the key areas identified in our six-track Value Strategy (as described on pages 46 and 47 of this Compensation Discussion and Analysis), the Committee exercised its discretion to award this component at 25% of target. Among other factors, the Committee also considers the Company’s financial performance as compared to the Company’s peer group measured by growth in total revenue, operating income, diluted earnings per share from continuing operations (EPS) and ROIC. In addition, the Committee compares the Company’s total shareholder return with those of the Peer Group.

Long-Term Incentive Compensation

The components of long-term incentive compensation are:

•	performance stock units, which are earned based on three-year average ROIC subject to a relative three-year Operating Income Growth modifier, and vest at the end of the three-year performance period;
•	retention stock units, which vest in full after a four-year period; and
•	stock options, with an exercise price based on the closing price of our stock on the date of grant and that vest one-third each year over a three-year period.

The Committee generally seeks to award long-term incentives with grant date fair values that range between 50% and 75% of each NEO’s Total Direct Compensation making it the largest element of their Total Direct Compensation. In setting the size of long-term incentive awards, the Committee considers the individual performance of the NEO as well as the Total Direct Compensation of the Company’s Peer Group. The CEO recommends to the Committee an aggregate value of long-term incentive awards for each of the NEOs (other than himself, a determination reserved for the Committee, taking into account advice from its compensation consultant and the Board’s evaluation of the CEO). The Committee considers these recommendations and determines the final amounts awarded to each NEO. The Committee may vary the mix of each component of equity compensation to some degree depending on Company and individual performance and retention risk regarding an executive.

The long-term incentive awards granted by the Committee in February 2018 reflected the Committee’s desire to provide long-term incentive compensation to ensure the continued efforts of the NEOs to meet the long-term goals and strategic plans of the Company and to align this element of their compensation with the long-term interests of the Company’s shareholders. The majority of our long-term incentive compensation is performance-based. The annual long-term incentive program grants for the NEOs in 2018 included the following targeted mix of equity compensation based on grant date fair value: 50% performance stock units, 10% retention stock units and 40% stock options. The long-term incentive awards for the NEOs and a description of the terms of these awards are set forth on pages 65 and 66 in the Grants of Plan-Based Awards in Fiscal Year 2018 Table and accompanying narrative discussion.

Performance Stock Units

In February 2018, the Committee awarded the NEOs performance stock units that are payable based on the attainment and certification of average annual ROIC, as adjusted, for a three-year period (Performance Period) and a relative Operating Income Growth modifier (+/-25% of the award earned based on the ROIC achieved) compared to the S&P 500 Industrials Index.

We define ROIC as net operating profit after taxes, divided by average invested capital. The Committee may adjust ROIC to reflect the effect of special transactions or events, such as excluding the impact of significant gains on sales of real estate, tax adjustments, accounting charges, or reclassifications. The Committee selected ROIC because it is one of our key measurements that indicate success in making long-term capital investment decisions that improve financial and operational performance and increase shareholder value. In addition, the Board emphasizes ROIC as a key focus area for the Company.

Elements of Our Executive Compensation Program

The ROIC performance criteria is set with rigorous analysis of current and projected business levels and changes in the economic environment that may impact the Company’s ability to achieve levels of return reported in previous periods

PERFORMANCE PERIOD	ROIC THRESHOLD	ROIC TARGET	ROIC MAXIMUM
2016 – 2018	11.0%	13.0%	14.0%
2017 – 2019	11.0%	12.5%	14.0%
2018 – 2020	13.8%	14.8%	15.8%

The performance stock units granted in 2016 and 2017 generally vest three years from the date of grant subject to the achievement of the ROIC performance criteria. Performance stock units that are earned during any year of the Performance Period will be paid out in shares of our common stock at the end of the Performance Period and are not subject to any further performance criteria. At the end of year one of the Performance Period, the executive may earn up to one-third of the target number of performance stock units granted to him or her based on the first year of ROIC performance achieved. At the end of year two, the executive may earn additional performance stock units up to a total of two-thirds of the target number of performance stock units granted to such executive based on the average of the first two years of ROIC performance achieved.

During year three of the Performance Period, the executive may earn up to two times the target number of performance stock units (less any units earned in years one and two) granted to that executive based on the average annual ROIC performance achieved over all three years of the program. In addition to ROIC, the actual number of stock units earned in the third year of the Performance Period will be adjusted up or down by a percentage not to exceed 25% (subject to a maximum of two times the target number of stock units granted) based on the Company’s Operating Income Growth (OIG) over the Performance Period as compared to the OIG of the companies in S&P 500 Industrials Index.

If the Company does not meet the threshold ROIC level in any year, executives will not earn any performance stock units in that year. The Company will pay dividend equivalents between the time performance stock units are earned and the payment date. The Company does not pay dividend equivalents on unearned performance stock units.

Beginning with performance stock units granted in 2018, the ability to earn stock units annually was removed. Performance stock units will only be earned after the full three-year performance period. Additionally, dividend equivalents will only be paid based on the actual performance achieved at the end of the three-year performance period. For 2018, new ROIC performance targets were set subject to a relative Operating Income Growth modifier, which can increase or decrease payment by up to 25% of the stock units earned. The 2018 grant of performance stock units will continue to be capped at 200%. The threshold, target and maximum number of performance stock units that may be earned by each NEO is set forth on page 65 in the Grants of Plan-Based Awards in Fiscal Year 2018 Table.

Elements of Our Executive Compensation Program

Since the inception of our long-term performance stock unit awards in 2006, the Committee has certified the ROIC results as shown in the graph below.

*	See item 7 of Union Pacific’s Annual Report on Form 10-K for the year ended December 31, 2018, for reconciliations to U.S. GAAP. For 2017, the Committee’s ROIC certification included adjustments for the benefits of the Tax Act and the impact of the Company’s workforce reduction program.

In February 2019, the PSUs granted for the 2016-18 performance period were settled at an overall payout of 135% of target, based on performance over the three-year performance period against pre-established goals for ROIC (150% of target payout), adjusted by our relative OIG modifier (-10% based on the 37th percentile).

Performance stock units earned under each of the 2016, 2017 and 2018 grants for each of the NEOs are included as Earned Performance Stock Units in the Stock Awards column of the Outstanding Equity Awards at 2018 Fiscal Year-End Table on page 67.

The table below summarizes how the performance stock units granted in 2016, 2017 and 2018 were earned to date.

Performance Period	Average ROIC	Percent of Target Achieved to Date	Percent of Target Earned (1)
2016 – 2018	13.5%	135%	135% of the target number of stock units
2017 – 2019	14.0%	200%	200% of 2/3 of the target number of stock units
2018 – 2020	15.0%	130%	No stock units earned until the end of the performance period
(1)	Years one and two of each Performance Period are capped at 1/3 and 2/3, respectively, of the target number of stock units granted and are subject to continued employment throughout the Performance Period. Amounts earned at the conclusion of the Performance Period may be different depending on future years’ performance.
Operating income growth (Percentile)	Modifier (% of earned shares)
0% - 10%	-25%
11% - 20%	-20%
21% - 30%	-15%
31% - 40%	-10%
41% - 60%	No Effect
61% - 70%	+10%
71% - 80%	+15%
81% - 90%	+20%
91% - 100%	+25%

Elements of Our Executive Compensation Program

Retention Stock Units

Retention stock unit awards typically provide for vesting in full after a four-year period of continued service. Executives holding retention stock units have the right to receive a cash payment equivalent to dividends in such amounts as dividends are paid on our common stock. To the extent the Company believes it is permissible by law, the Company continues to delay payment of retention stock units granted on or before November 2, 2017 to a NEO who is also a “covered employee” for purposes of Section 162(m) of the Internal Revenue Code (Code) if the Company anticipates that such payment, if made, would not be deductible due to the application of Section 162(m) of the Code. In that case, payment is delayed until the first taxable year in which the Company anticipates its tax deduction would no longer be limited by Section 162(m) of the Code.

Under the recent Tax Act, Section 162(m) of the Code was amended to expand the individuals considered covered employees and repeal the performance-based compensation exemption for taxable years beginning after December 31, 2017. Accordingly, compensation (including performance-based compensation) paid to a covered employee in excess of $1 million will not be deductible unless it qualifies for transition relief available for certain arrangements in place on November 2, 2017.

At this time, the Company does not anticipate delaying payment for retention stock units or performance-based compensation granted after November 2, 2017 that are subject to Section 162(m) of the Code. The Company will continue to evaluate this practice in response to any new IRS guidance.

Stock Options

Stock option awards become fully exercisable only if the executive remains an employee through a three-year vesting period. One-third of each stock option grant vests each year over the three-year vesting period.

2019 Long-Term Incentive Awards

In February 2019, the Committee reviewed and considered the Company’s execution of its overall strategies and its safety, service, and 2018 financial performance, as the primary factor in determining each NEO’s annual long-term incentive awards. In addition, the Committee took into consideration each NEO’s strategic responsibilities, performance and accomplishments during the year, tenure, and award levels relative to the 2018 Peer Group. The Committee awarded each NEO the long-term incentive awards as shown in the table below.

2019 Long-Term Incentive Awards

	Total Grant Date Fair Value of 2019 LTI Award	Stock Options (40% of LTI Award)	Performance Stock Units
Name			Threshold	Target (60% of LTI Award)	Maximum
Lance M. Fritz	$9,750,000	128,415	18,104	36,208	72,416
Robert M. Knight, Jr.	3,400,000	44,781	6,314	12,627	25,254
Rhonda S. Ferguson	1,500,000	19,758	2,786	5,571	11,142
Elizabeth F. Whited	1,500,000	19,758	2,786	5,571	11,142
Lynden L. Tennison (1)	0	0	0	0	0
Cameron A. Scott (2)	0	0	0	0	0
(1)	Mr. Tennison retired on March 31, 2019.
(2)	Mr. Scott retired on February 28, 2019.
Other Compensation

Perquisites

The Committee reviews perquisites periodically for both appropriateness and effectiveness. Key executives, including the NEOs, receive tax and financial counseling services and personal excess liability coverage. In 2016, the Committee eliminated the requirement for the CEO to use Company aircraft for all air travel and set

Elements of Our Executive Compensation Program

a limitation for personal flights at $90,000 for the CEO and $45,000 for the other NEOs. Executives will pay for any personal flights beyond these limits. Income is imputed to the CEO and NEOs for personal travel below the limits and tax gross-ups are not provided. All use of Company aircraft must be approved in advance by the CEO or a specifically authorized delegate.

The value of perquisites provided to the NEOs by the Company is not a significant portion of each of the NEOs’ compensation on an annual basis. Due to the relatively low cost to the Company of these perquisites, combined with the policy regarding use of Company aircraft, the Committee does not consider perquisites in its analyses of Total Direct Compensation for the CEO and the other NEOs.

Deferred Compensation

The Committee, pursuant to its charter, is responsible for oversight of our deferred compensation arrangements. Management and the Committee believe that deferred compensation arrangements are important benefits that contribute to the Company’s competitive compensation arrangements and help attract and retain executives. The Company’s deferred compensation programs allow for elective deferrals of (i) salary, (ii) bonus (iii) performance stock units, and (iv) retention stock units, which accrue earnings during the deferral period as described on page 73. These deferrals are not funded and there are no mechanisms in place (such as insurance or trusts) to protect the executives from any inability of the Company to pay these amounts in the future. More detailed descriptions of the features of our non-qualified deferred compensation plans begin on page 72. In addition to these non-qualified deferred compensation benefits, the Company allows its executives to participate in its tax qualified 401(k) plan on terms and conditions similar to the Company’s other employees.

Pension Plan and Supplemental Pension Plan

The Company sponsors a tax-qualified defined benefit Pension Plan and a non-qualified excess Supplemental Pension Plan. Management and the Committee believe that the defined benefit Pension Plan and the Supplemental Pension Plan (with respect to our executives, including the NEOs) provide employees with a competitive retirement benefit. The Company offers the Supplemental Pension Plan to allow executives to receive pension benefits for compensation and benefits that exceed government imposed limits applicable to defined benefit plans and to allow for the inclusion of compensation that has been deferred, which cannot be included as compensation under the defined benefit Pension Plan. Benefit amounts are based on the employee’s years of service, salary, bonus and age. More detailed descriptions of the Pension Plan and Supplemental Pension Plan are set forth on pages 70 and 71.

Other Policies and Considerations

Change-in-Control Arrangements

The NEOs do not have individual severance agreements or employment agreements with the Company. In November 2000, the Board adopted the Union Pacific Corporation Key Employee Continuity Plan (the Continuity Plan). The purpose of the Continuity Plan is to assure the smooth transition of management and effective operation of the Company in the event of a change-in-control by providing (i) sufficient economic security to allow key executives to focus on overall shareholder value without concern about personal financial interests and (ii) severance benefits in the event their employment with the Company is terminated within two years following a change-in-control.

The Continuity Plan provides severance benefits to certain senior level executives, including the NEOs, in the event (i) a change-in-control occurs and (ii) the covered executive is involuntarily terminated or constructively discharged within two years following the change-in-control. This two-step requirement will allow the new controlling party to retain certain executives and terminate others with the obligation to provide the benefits set forth in the Continuity Plan. Severance benefits are the same for all covered executives, except for the multiple used to determine an executive’s lump-sum severance payment. The lump-sum severance payment is equal to three times the sum of base salary plus the average of the annual bonus payments earned in the three most recent calendar years for Mr. Fritz, two times this sum for each of Mr. Knight, Mr. Tennison,

Elements of Our Executive Compensation Program

Ms. Ferguson and Ms. Whited and one and a half times this sum for Mr. Scott. The Committee determined these multiples based upon competitive practices at the time the plan was adopted. At its February 2014 meeting, the Committee recommended, and the Board approved, an amendment of the Continuity Plan to remove the excise tax gross-up. As a result, none of the Company’s executives, including the NEOs, are eligible to receive any excise tax gross-up on any severance payment received under the Continuity Plan.

In September 2003, the Board adopted the Union Pacific Corporation Policy Regarding Shareholder Approval of Future Severance Agreements (Severance Policy). Under this Severance Policy, the Company agreed not to enter into a future severance agreement with a senior executive that provides for benefits in an amount generally exceeding 2.99 times salary plus bonus unless such agreement is approved by a vote of our shareholders.

Payments and certain severance benefits for the NEOs upon a change-in-control, as well as a description of the Continuity Plan are set forth on pages 75 through 78.

Deductibility of Grandfathered Compensation

Due to the amendment to Section 162(m) of the Code noted above, compensation paid to covered employees in excess of $1 million will not be deductible unless it qualifies for transition relief available for certain arrangements in place on November 2, 2017 (“Grandfathered Compensation”).

For Grandfathered Compensation intended to satisfy the requirements of Section 162(m) of the Code for performance based compensation, the Committee has, where it deemed appropriate, taken steps intended to preserve the deductibility of said compensation to the CEO and certain executive officers. In order to allow for deductibility under Section 162(m) of the Code, annual bonus and performance stock unit awards were subject to operating income criteria (as defined under the programs) and, together with stock options, were granted under a plan that was intended to satisfy the requirements of Section 162(m) of the Code for performance-based compensation. In order to allow for tax deductibility of the annual cash bonus, the Company’s shareholder-approved bonus plan provides that the maximum amount payable to the CEO with respect to any year may not exceed 0.25% of Operating Income (as defined in the plan) for that fiscal year and may not exceed 0.15% of Operating Income for that fiscal year in the case of any other executive. However, because there are uncertainties as to the application and interpretation of Section 162(m) of the Code and the transition relief described above, it is possible that the Company’s deductions may be challenged or disallowed. Accordingly, there is no certainty that elements of any Grandfathered Compensation discussed in this Proxy Statement will in fact be deductible by the Company.

Further, the Committee has always retained discretion to award compensation that is not deductible under Section 162(m) of the Code. Compensation that does not qualify for the transition relief, such as salary, taxable perquisites and other taxable compensation for the CEO and certain other NEOs, is deductible up to $1.0 million in any year.

Compensation Committee Report

The Committee reviewed and discussed with management the CD&A and, based on that review and discussion, the Committee recommended to the Board of Directors that the CD&A be included in the Company’s 2019 Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2018.

The Compensation and Benefits Committee
Erroll B. Davis, Jr., Chair
Andrew H. Card, Jr.
William J. DeLaney
David B. Dillon
Bhavesh V. Patel
Jose H. Villarreal

Executive Compensation

Executive Compensation

Summary Compensation Table

The following table provides a summary of compensation awarded to, earned by or paid to the NEOs, including salary, bonus, the value of stock awards and option awards and other compensation for 2018, 2017 and 2016.

Name and Principal Position	Year	Salary	Bonus	Stock Awards (a)	Option Awards (b)	non-equity incentive plan compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings (c)		All Other Compensation (d)	Total Compensation (e)
Lance M. Fritz Chairman, President & CEO	2018	$1,141,667	0	$5,850,190	$3,900,049	1,781,000	$1,098,926		$115,121	$13,886,920
	2017	1,083,333	2,100,000	4,800,280	3,200,000	0	2,491,149		119,468	13,794,237
	2016	1,000,000	1,850,000	4,200,120	2,800,032	0	1,686,329		106,656	11,643,137
Robert M. Knight, Jr. EVP & Chief Financial Officer	2018	601,500	0	2,040,337	1,360,034	1,033,000	—(h	)	35,539	5,070,410
	2017	586,667	1,500,000	1,860,367	1,240,041	0	2,044,815		65,779	7,297,669
	2016	575,000	1,275,000	1,800,095	1,200,024	0	957,309		110,813	5,918,241
Rhonda S. Ferguson EVP Chief Legal Officer & Corp Secretary (f)	2018	458,333	0	900,365	600,048	608,000	0		51,175	2,617,921
	2017	433,333	825,000	600,236	400,048	0	0		31,822	2,290,439
	2016	200,000	720,000	400,017	0	0	0		59,746	1,379,763
Elizabeth F. Whited EVP & Chief Human Resources Officer	2018	438,958	0	900,365	600,048	608,000	653,157		19,007	3,219,535
	2017	396,500	775,000	450,016	300,009	0	683,617		15,922	2,621,064
	2016	288,333	285,000	342,181	227,995	0	277,513		9,713	1,430,735
Lynden L. Tennison Retired EVP & Chief Strategy Officer	2018	407,583	0	720,192	480,012	572,000	—(h	)	13,495	2,193,282
	2017	386,167	675,000	720,090	480,004	0	906,650		12,806	3,180,717
	2016	377,000	640,000	690,177	460,008	0	430,373		9,888	2,607,447
Cameron A. Scott Retired Vice President (g)	2018	321,458	0	1,200,154	800,020	608,000	129,677		25,304	3,084,613
	2017	490,667	885,000	960,335	640,023	0	1,653,325		11,652	4,641,002
	2016	457,500	815,000	900,198	600,029	0	1,211,403		17,901	4,002,031
(a)	Amounts reported in the Stock Awards column reflect grant date fair value as calculated in accordance with FASB ASC Topic 718, including performance stock units, which are valued based on target performance achieved. Refer to the Grants of Plan-Based Awards in Fiscal Year 2018 Table on page 65 for the separate grant date fair values of the retention stock units and performance stock units granted in 2018. The grant date fair value is calculated on the number of stock units and performance stock units at target multiplied by the closing stock price on the date of grant. Dividend equivalents that accrue or are payable on retention stock units and earned performance stock units are reflected in the grant date fair value of such awards and, therefore, pursuant to SEC rules, are not separately reported in the Summary Compensation Table when actually paid to the NEOs. The maximum value of performance stock units for 2018 for Mr. Fritz is $9,750,317, for Mr. Knight is $3,400,437, for Ms. Ferguson $1,500,567, for Ms. Whited is $1,500,567, for Mr. Tennison is $1,200,154 and for Mr. Scott is $2,000,257.
(b)	Amounts reported in the Option Awards column reflect grant date fair value as calculated in accordance with FASB ASC Topic 718. The following table shows the assumptions used to calculate the grant date fair value of Option Awards.
	2018	2017	2016
Risk-free interest rate	2.58%	1.97%	1.25%
Dividend yield	2.3%	2.3%	2.9%
Expected life (years)	5.3	5.3	5.1
Volatility	21.09%	21.73%	23.22%
Grant date fair value per option of options granted	$21.70	$18.19	$11.36
(c)	The amounts reported are the aggregate change in the actuarial present value of the accumulated benefit under the Company’s Pension Plan and Supplemental Pension Plan. The pension values fluctuate due to changes in the discount rate, discount period, and the value of the accrued annual pension benefit for each NEO. If the discount rate and discount period

Executive Compensation

assumptions had not changed, the increase in the present value of the accrued annual pension benefit would have been $1,032,142 for Mr. Fritz, $260,259 for Mr. Knight, $1,030,122 for Ms. Whited, $221,760 for Mr. Tennison and $1,284,813 for Mr. Scott. These assumption changes have no impact on the actual pension benefits payable under the Company’s defined benefit pension plans.

(d)	The following table provides a summary of the All Other Compensation column that includes all perquisites.

Summary of All Other Compensation

		Perquisites
Name and Principal Position	Year	Use of Corporate Assets (x)	Tax and Financial Counseling Services	Excess Liability Premium	Tax Reimburse- ments (y)	Company- Matched Thrift Plan Contributions	Relocation (z)	Total All Other Compensation
Lance M. Fritz Chairman, President & CEO	2018	$64,604	$15,000	$1,267	$0	$34,250	$0	$115,121
	2017	70,268	12,026	1,221	3,453	32,500	0	119,468
	2016	63,753	3,500	1,067	8,336	30,000	0	106,656
Robert M. Knight, Jr. EVP & Chief Financial Officer	2018	0	15,000	1,267	1,227	18,045	0	35,539
	2017	10,738	15,000	1,221	21,220	17,600	0	65,779
	2016	9,170	15,000	1,067	68,326	17,250	0	110,813
Rhonda S. Ferguson EVP, Chief Legal Officer & Corp Secretary (f)	2018	23,018	13,140	1,267	0	13,750	0	51,175
	2017	4,966	12,635	1,221	0	13,000	0	31,822
	2016	8,360	9,878	0	0	0	41,508	59,746
Elizabeth F. Whited EVP & Chief Human Resources Officer	2018	0	4,569	1,267	0	13,171	0	19,007
	2017	0	3,352	675	0	11,895	0	15,922
	2016	0	1,200	563	0	7,950	0	9,713
Lynden L. Tennison Retired EVP & Chief Strategy Officer (g)	2018	0	0	1,267	0	12,228	0	13,495
	2017	0	0	1,221	0	11,585	0	12,806
	2016	871	0	1,067	0	7,950	0	9,888
Cameron A. Scott Retired Vice President (g)	2018	15,012	775	1,267	0	8,250	0	25,304
	2017	0	4,651	1,221	0	5,780	0	11,652
	2016	11,229	0	1,067	0	5,605	0	17,901
(x)	The aggregate incremental cost for use of corporate aircraft is computed by multiplying the variable cost per air mile by the number of miles used for travel other than for Company business (including empty plane miles). The variable cost per air mile is the cost incurred for flying the plane divided by the number of miles flown. Costs may include jet fuel, catering, or pilot personal expenses.
(y)	The Company reimburses employees for certain nonresident state income taxes because of their travel on Company business. The reimbursement covers only the incremental cost of these nonresident taxes. The amounts shown in the table reflect additional federal and state taxes paid for the applicable executive. The Company does not consider this a perquisite and does not gross-up or pay any state income taxes that the employees incur in their normal work locations.
(z)	In 2016, Ms. Ferguson relocated to Omaha, Nebraska from Solon, Ohio. The Company’s relocation package elements include monetary allowances and moving services to help employees relocate. The packages are designed to meet the business needs of the Company and the personal needs of employees and their families. Relocation packages apply to all nonagreement employees, based on set criteria such as distance and duration of the assignment, destination for the assignment, family size, and other needs as applicable.
(e)	For comparison purposes, refer to the 2018 Total Direct Compensation Versus Peer Group Table on page 49, which provides a summary of the total compensation approved by the Committee for 2018.
(f)	The amount reported in the Bonus column in 2016 includes a signing bonus in the amount of $300,000.
(g)	Mr. Tennison retired on March 31, 2019. Mr. Scott was Executive Vice President, Chief Operating Officer until August 15, 2018. Mr. Scott remained at the Company as Vice President until his retirement on February 28, 2019.
(h)	The change in pension value for Mr. Knight was a negative $582,757, and for Mr. Tennison was a negative $157,351.

Executive Compensation

Grants of Plan-Based Awards in Fiscal Year 2018

The following table sets forth additional information concerning Stock Awards and Option Awards reported in the Summary Compensation Table as part of the NEOs’ compensation for 2018.

Name and Principal Position	Grant Date	Award Type	Estimated Future Payouts Under non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards (a)	Grant Date Fair Value of Stock and Option Awards (b)
			Threshold	Target	Maximum	Threshold	Target	Maximum
Lance M. Fritz Chairman, President & CEO	2/8/2018	Performance Stock Units				19,523	39,045	78,090				$4,875,159
	2/8/2018	Retention Stock Units							7,809			975,031
	2/8/2018	Stock Options								179,739	$124.86	3,900,049
			$1,100,000	$2,200,000	$4,400,000
Robert M. Knight, Jr. EVP & Chief Financial Officer	2/8/2018	Performance Stock Units				6,809	13,617	27,234				1,700,219
	2/8/2018	Retention Stock Units							2,724			340,118
	2/8/2018	Stock Options								62,679	$124.86	1,360,034
			637,000	1,275,000	2,550,000
Rhonda S. Ferguson EVP, Chief Legal Officer & Corp Secretary	2/8/2018	Performance Stock Units				3,005	6,009	12,018				750,284
	2/8/2018	Retention Stock Units							1,202			150,081
	2/8/2018	Stock Options								27,654	$124.86	600,048
			375,000	750,000	1,500,000
Elizabeth F. Whited EVP & Chief Human Resources Officer	2/8/2018	Performance Stock Units				3,005	6,009	12,018				750,284
	2/8/2018	Retention Stock Units							1,202			150,081
	2/8/2018	Stock Options								27,654	$124.86	600,048
			375,000	750,000	1,500,000
Lynden L. Tennison Retired EVP & Chief Strategy Officer	2/8/2018	Performance Stock Units				2,403	4,806	9,612				600,077
	2/8/2018	Retention Stock Units							962			120,115
	2/8/2018	Stock Options								22,122	$124.86	480,012
			353,000	706,000	1,412,000
Cameron A. Scott Retired Vice President	2/8/2018	Performance Stock Units				4,005	8,010	16,020				1,000,129
	2/8/2018	Retention Stock Units							1,602			200,025
	2/8/2018	Stock Options								36,870	$124.86	800,020
			400,000	800,000	1,600,000
(a)	The Exercise Price is the closing price of our common stock on February 8, 2018, the date of grant.
(b)	Amounts reported reflect grant date fair value as calculated in accordance with FASB ASC Topic 718. Performance Stock Units are valued based on target performance achieved. Refer to Footnote (b) to the Summary Compensation Table on page 63 for the assumptions made in calculating the grant date fair value of Stock Options.

Executive Compensation

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Annual bonuses are awarded under the Executive Incentive Plan, which allows the Committee to establish performance objectives annually in order to adjust to the changing business climate; provided that annual bonuses may not exceed 0.25% of operating income for the CEO or 0.15% of operating income for each other “covered employee” who is subject to Section 162(m) of the Code. The Committee determines bonuses for the NEOs by evaluating a combination of corporate and individual performance, as more fully described beginning on page 45.

On February 8, 2018, the Committee granted performance stock units, retention stock units and stock options to each of the NEOs. Performance stock units actually earned will be subject to continued employment through February 8, 2021. After the three year Performance Period covering fiscal years 2018 through 2020, the executive may earn up to two times the target number of performance stock units granted to that executive based on the average annual ROIC performance achieved over all three years of the program. In addition to ROIC, the actual number of stock units earned after the third year of the Performance Period will be adjusted up or down by a percentage not to exceed 25% (subject to a maximum of two times the target number of stock units granted) based on the Company’s Operating Income Growth (OIG) over the Performance Period as compared to the OIG of the companies in S&P 500 Industrials Index.

If the Company does not meet the threshold ROIC level, executives are not entitled to any payout of their performance stock units. Prior to the satisfaction of the ROIC performance criteria, the Company does not pay dividend equivalents on the performance stock units.

Performance stock units that have been earned over the three-year performance period will be paid out in Company common stock after the end of the performance period, subject to the executive’s continued employment. In addition, a participant may elect to defer the payment of the stock units earned and the associated dividend equivalents on those stock units pursuant to the Company’s Deferred Compensation Plan described on page 73.

Stock option grants vest one-third of total each year over a three-year period from the grant date of February 8, 2018. The maximum term of stock options is 10 years. The retention stock units vest in full on February 8, 2022. Stock option grants and retention stock unit grants are subject to continued employment. Vesting or forfeiture of these awards may occur upon termination of employment or a change-in-control as described further below and in the Potential Payments Upon Separation from Service, Change-In-Control or Death or Disability section below.

As part of the February 2018 grants of performance stock units, retention stock units and stock options, the Committee provided for the lapse of the continued employment requirement applicable to the award if an executive attains age 62 with 10 years of service under the Company pension plan, so long as the executive remained employed until September 30 in the year of grant. This same provision was contained in the stock award agreements for non-executive employees.

Retention stock units generally vest after a four-year period of continued service. Executives holding retention stock units have the right to receive a cash payment equivalent to dividends in such amounts as dividends are paid on our common stock. To the extent permissible by law, the Company delays payment of retention stock units (which are not performance based) to a NEO who is also a “covered employee” for purposes of Section 162(m) of the Code if the Company anticipates that such payment, if made, would not be deductible due to the application of Section 162(m) of the Code. The shares that are subject to this delayed distribution are reflected below in the Nonqualified Deferred Compensation at 2018 Fiscal Year-End table. The Company delays payment until the first taxable year in which the Company anticipates that the tax deduction would no longer be limited by Section 162(m) of the Code. As noted previously, the Company is evaluating whether to continue its practice of delaying payment for retention stock units that are subject to Section 162(m) of the Code.

Executive Compensation

Outstanding Equity Awards at 2018 Fiscal Year-End

The following table sets forth additional information concerning Option Awards and Stock Awards held by the NEOs as of our most recent fiscal year-end, including awards granted during 2018 and described in the tables above.

	Option Awards				Stock Awards
					Earned Performance Stock Units and Retention Units		Performance Stock Units
Name and Principal Position	Number of Securities Underlying Unexercised Options (Exercisable)	Number of Securities Underlying Unexercised Options (Unexercisable) (a)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock Held That Have Not Vested (b)	Market Value of Shares or Units of Stock Held That Have Not Vested (c)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (a)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested (c)
Lance M. Fritz Chairman, President & CEO	0	179,739	$124.86	2/8/2028	118,481	$16,377,622	151,898	$20,996,861
	58,633	117,266	$107.30	2/2/2027
	164,298	82,149	$75.52	2/4/2026
	107,643	0	$122.85	2/5/2025
Robert M. Knight, Jr. EVP & Chief Financial Officer	0	62,679	$124.86	2/8/2028	49,691	6,868,766	56,827	7,855,217
	22,721	45,442	$107.30	2/2/2027
	0	35,207	$75.52	2/4/2026
	55,617	0	$122.85	2/5/2025
	55,512	0	$87.56	2/6/2024
Rhonda S. Ferguson EVP, Chief Legal Officer & Corp Secretary	0	27,654	$124.86	2/8/2028	9.822	1,357,695	18,234	2,520,486
	7,330	14,660	$107.30	2/2/2027

Elizabeth F. Whited EVP & Chief Human Resources Officer	0	27,654	$124.86	2/8/2028	10,682	1,476,621	18,642	2,576,884
	5,497	10,994	$107.30	2/2/2027
	13,380	6,690	$75.52	2/4/2026
	9,510	0	$122.85	2/5/2025
	8,826	0	$87.56	2/6/2024
	9,612	0	$66.00	2/7/2023
Lynden L. Tennison Retired EVP & Chief Strategy Officer	0	22,122	$124.86	2/8/2028	19,074	2,636,537	21,028	2,906,700
	8,795	17,590	$107.30	2/2/2027
	0	13,496	$75.52	2/4/2026
	21,960	0	$122.85	2/5/2025
	21,810	0	$87.56	2/6/2024
	22,878	0	$66.00	2/7/2023
Cameron A. Scott Retired Vice President	0	36,870	$124.86	2/8/2028	24,233	3,349,790	31,130	4,303,100
	11,727	23,454	$107.30	2/2/2027
	17,604	17,604	$75.52	2/4/2026
	16,149	0	$122.85	2/5/2025
	10,116	0	$87.56	2/6/2024
(a)	The following table reflects the scheduled vesting dates for all unvested stock options as shown in the Number of Securities Underlying Unexercised Options (Unexercisable) column, unvested stock units as shown in the Number of Shares or Units of Stock Held That Have Not Vested column and unearned performance units as shown in the Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested column in the above table.

Executive Compensation

Name and Principal Position	Number of Securities Underlying Unexercised and Unvested Options (i)	Option Vest Date	Option Expiration Date	Number of Units of Stock Held That Have Not Vested (ii)	Unearned Performance Units (iii)	Unit Vest Date
Lance M. Fritz Chairman, President & CEO	59,913	2/8/2021	2/8/2028	7,809		2/8/2022
	59,913	2/8/2020	2/8/2028	7,456		2/2/2021
	59,913	2/8/2019	2/8/2028	0	78,090	2/8/2021
	58,633	2/2/2020	2/2/2027	18,539		2/4/2020
	58,633	2/2/2019	2/2/2027	24,854	49,708	2/2/2020
	82,149	2/4/2019	2/4/2026	9,769		2/5/2019
				50,054	24,100	2/4/2019
Robert M. Knight, Jr. EVP & Chief Financial Officer	20,893	2/8/2021	2/8/2028	2,724		2/8/2022
	20,893	2/8/2020	2/8/2028	2,890		2/2/2021
	20,893	2/8/2019	2/8/2028	0	27,234	2/8/2021
	22,721	2/2/2020	2/2/2027	7,945		2/4/2020
	22,721	2/2/2019	2/2/2027	9,632	19,264	2/2/2020
	35,207	2/4/2019	2/4/2026	5,047		2/5/2019
				21,453	10,329	2/4/2019
Rhonda S. Ferguson EVP, Chief Legal Officer & Corp Secretary	9,218	2/8/2021	2/8/2028	1,202		2/8/2022
	9,218	2/8/2020	2/8/2028	932		2/2/2021
	9,218	2/8/2019	2/8/2028	0	12,018	2/8/2021
	7,330	2/2/2020	2/2/2027	4,580		7/1/2020
	7,330	2/2/2019	2/2/2027	3,108	6,216	2/2/2020
Elizabeth F. Whited EVP & Chief Human Resources Officer	9,218	2/8/2021	2/8/2028	1,202		2/8/2022
	9,218	2/8/2020	2/8/2028	699		2/2/2021
	9,218	2/8/2019	2/8/2028	0	12,018	2/8/2021
	5,497	2/2/2020	2/2/2027	1,510		2/4/2020
	5,497	2/2/2019	2/2/2027	2,330	4,660	2/2/2020
	6,690	2/4/2019	2/4/2026	863		2/5/2019
				4,078	1,964	2/4/2019
Lynden L. Tennison EVP & Chief Strategy Officer	7,374	2/8/2021	2/8/2028	962		2/8/2022
	7,374	2/8/2020	2/8/2028	1,119		2/2/2021
	7,374	2/8/2019	2/8/2028	0	9,612	2/8/2021
	8,795	2/2/2020	2/2/2027	3,046		2/4/2020
	8,795	2/2/2019	2/2/2027	3,728	7,456	2/2/2020
	13,496	2/4/2019	2/4/2026	1,993		2/5/2019
				8,226	3,960	2/4/2019
Cameron A. Scott Retired Vice President	12,290	2/8/2021	2/8/2028	1,602		2/8/2022
	12,290	2/8/2020	2/8/2028	1,492		2/2/2021
	12,290	2/8/2019	2/8/2028	0	16,020	2/8/2021
	11,727	2/2/2020	2/2/2027	3,973		2/4/2020
	11,727	2/2/2019	2/2/2027	4,972	9,944	2/2/2020
	17,604	2/4/2019	2/4/2026	1,466		2/5/2019
				10,728	5,166	2/4/2019
(i)	Reflects a stock option grant that vests one-third of the total each year for three years from the date of grant.
(ii)	Reflects performance stock units granted on February 4, 2016, February 2, 2017 and February 8, 2018 that have been earned, but not yet vested and paid out, and unvested retention stock units as of December 31, 2018.
(iii)	Reflects the maximum amount of performance stock units that may be earned under the grants of performance stock units February 2, 2017 and February 8, 2018. These performance stock units are each subject to a three-year performance period ending December 31, 2019 and December 31, 2020, respectively.

Executive Compensation

(b)	Dividends paid in 2018 on outstanding stock awards for each of our NEOs were as follows: Mr. Fritz, $318,680; Mr. Knight, $104,089; Ms. Ferguson, $25,300; Ms. Whited, $25,465; Mr. Tennison, $39,921; and Mr. Scott, $52,247.
(c)	Reflects the closing price per share of the common stock on the last business day of the fiscal year multiplied by the number of shares. The closing price per share was $138.23 on December 31, 2018.
Option Exercises and Stock Vested in Fiscal Year 2018

The following table shows a summary of the stock options exercised by the NEOs and stock awards that vested during the year.

	Option Awards		Stock Awards
Name and Principal Position	Number of Shares Acquired on Exercise	Value Realized Upon Exercise (a)	Number of Shares Acquired on Vesting (b)	Value Realized Upon Vesting (a)
Lance M. Fritz Chairman, President & CEO	49,566	$3,023,526	17,435	2,212,863
Robert M. Knight, Jr. EVP & Chief Financial Officer	35,207	2,618,345	58,137	7,586,569
Rhonda S. Ferguson EVP, Chief Legal Officer & Corp Secretary	0	0	0	0
Elizabeth F. Whited EVP & Chief Human Resources Officer	12,668	1,078,695	2,054	262,866
Lynden L. Tennison Retired EVP & Chief Strategy Officer	26,992	2,380,155	4,906	628,376
Cameron A. Scott Retired Vice President	0	0	2,924	372,425
(a)	Value Realized Upon Exercise is calculated based upon the difference between the market price of the Company’s common stock at the time of exercise and the exercise price of the options. Value Realized Upon Vesting is calculated based upon the fair market value of the Company’s common stock on the day of vesting times the number of shares vested.
(b)	The number of these stock units that have been deferred under the Company’s Deferred Compensation Plan are 5,712 shares for Mr. Fritz and 1,018 shares for Ms. Whited. A description of the features of the Company’s Deferred Compensation Program is set forth on pages 72 − 75.

Executive Compensation

Pension Benefits at 2018 Fiscal Year-End

The table below sets forth the estimated present value of accumulated benefits payable under the Company’s defined benefit pension plans to the NEOs upon normal retirement at age 65 based on service and annual earnings (base salary and bonus, as described below)considered by the plans for the period through December 31, 2018. The present value was calculated as of December 31, 2018, based on the benefit at the normal retirement age of 65 paid in the form of a single life annuity. The present value factors used to determine the reported amounts are based on the sex distinct, white collar, Mercer Industry Longevity Experience Study Retiree Table for the Auto, Industrial Goods and Transportation industry group projected using Scale MP-2017 as of December 31, 2017 to Scale MP-2018 as of December 31, 2018, and the discount rate as disclosed in Note 6 in the Notes to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018. For purposes of reporting the change in pension value in the Summary Compensation Table, present value factors for the year ended December 31, 2018, were based on the sex distinct, white collar, Mercer Industry Longevity Experience Study Retiree Table for the Auto, Industrial Goods and Transportation industry group projected using Scale MP2017, and the discount rate as disclosed in Note 6 in the Notes to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018. For both mortality tables, no pre-retirement decrements (i.e., death, disability) were assumed.

Name and Principal Position	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit (a)	Payments During Last Fiscal Year
Lance M. Fritz Chairman, President & CEO	Basic Plan	18.5000	$732,818	$0
	Supplemental Plan	18.5000	8,627,812	0
Robert M. Knight, Jr. EVP & Chief Financial Officer	Basic Plan	38.5833	1,752,621	0
	Supplemental Plan	38.5833	12,976,627	0
Rhonda S. Ferguson EVP, Chief Legal Officer & Corp Secretary (b)	Basic Plan	2.5000	0	0
	Supplemental Plan	2.5000	0	0
Elizabeth F. Whited EVP & Chief Human Resources Officer	Basic Plan	31.0000	1,039,754	0
	Supplemental Plan	31.0000	2,492,757	0
Lynden L. Tennison Retired EVP & Chief Strategy Officer	Basic Plan	26.0000	1,206,315	0
	Supplemental Plan	26.0000	4,247,386	0
Cameron A. Scott Retired Vice President	Basic Plan	27.5000	1,108,907	0
	Supplemental Plan	27.5000	5,106,403	0
(a)	Present values for Messrs. Fritz, Knight, Tennison and Scott are based on the single life annuity payable at age 65 and include the present values of the joint life benefit (amount payable to the surviving spouse upon participant’s death). As of December 31, 2018, Ms. Whited was not eligible for the surviving spouse benefit. We do not have a lump-sum payment option under our plans.
(b)	Ms. Ferguson was elected Executive Vice President and Chief Legal Officer on July 1, 2016. A pension benefit is not offered to employees until they obtain at least five years of vesting service.

Pensions for our NEOs are provided through the Pension Plan for Salaried Employees of Union Pacific Corporation and Affiliates (Basic Plan) and the Supplemental Pension Plan for Officers and Managers of Union Pacific Corporation and Affiliates (Supplemental Plan). The pension benefit formula for both the Basic Plan and the Supplemental Plan is (i) 1.667% of final average compensation times credited service (up to 30 years), plus (ii) 1% of final average compensation times credited service above 30 years (not to exceed 40 years) minus (iii) 1.5% of Social Security or Railroad Retirement benefit times credited service (not to exceed 40 years). The amount of the annual pension benefit from both Plans is based upon final average compensation for the 36 consecutive months of highest regular compensation (base salary and up to three annual bonus plan awards within the 36-month period) within the 120-month period immediately preceding retirement. Credited service includes the years and months of service as a non-agreement employee and may include certain periods of agreement service or service with an acquired company. Both the Basic Plan and

Executive Compensation

the Supplemental Plan were amended effective January 1, 2018 to provide that an employee hired or rehired on or after January 1, 2018, or who otherwise was not accruing a benefit under the Basic Plan on December 31, 2017 is not eligible to participate in the Basic Plan or the Supplemental Plan.

The Supplemental Plan is an unfunded non-contributory plan that, unlike the Basic Plan, provides for the grant of additional years of service and deemed age, for the inclusion of compensation in excess of IRS prescribed limits ($275,000 for 2018) and deferred annual bonuses in the calculation of final average compensation and for any benefit in excess of limitations provided for under Section 415(b) of the Code (for 2018, the lesser of 100% of the executive’s compensation or $220,000). The Committee may grant additional years of service and deemed age credit to any participant as it determines appropriate.

Under both the Basic Plan and the Supplemental Plan, an executive’s age and vesting service upon termination of employment with the Company determines whether the executive is eligible for a normal retirement, early retirement, postponed retirement, or a vested benefit. Vesting service generally includes all service while an employee is with the Company, whether or not the employment counts as credited service. Normal retirement is offered to employees who end their employment at or after age 65 and benefits are not reduced. Early retirement is offered to employees who end their employment between ages 55 and 65 and have at least ten years of vesting service. Postponed retirement is when an employee continues employment past age 65. The benefit is reduced if payments begin before age 65, to reflect the expectation that benefits will be paid over a longer period of time. A vested benefit is offered to employees who end their employment before age 65 with at least five years of vesting service but less than ten years of vesting service. This benefit is available as early as age 55. The benefit is reduced if payments begin before age 65. However, those reductions will be greater than those applied if the employee was eligible for early retirement. As of December 31, 2018, Mr. Fritz, Mr. Knight, Mr. Tennison and Mr. Scott were eligible for early retirement under both Plans. Ms. Whited was eligible for vested benefits under both Plans. Ms. Ferguson was elected Executive Vice President and Chief Legal Officer on July 1, 2016. A pension benefit is not offered to employees until they obtain at least five years of vesting service.

Benefits from both Plans are normally paid as a single life annuity providing monthly benefits for the employee’s life. The employee may waive the single life annuity to receive the benefit in a different optional form. Subject to eligibility conditions, the available optional forms of benefit include: 25%, 50%, 75%, or 100% Joint and Survivor Annuity; 10-Year Certain and Continuous; or Level Income. All optional forms of benefit are actuarially equal in value to the single life annuity. The Plans do not offer a lump-sum payment as an optional form. No NEO received any payments under either Plan during 2018.

Executive Compensation

Nonqualified Deferred Compensation at 2018 Fiscal Year-End

The Company has two non-qualified deferred compensation plans: the Supplemental Thrift Plan, which permits an executive to defer amounts from base salary; and the Deferred Compensation Plan, which permits deferral of bonuses awarded under the Executive Incentive Plan and deferral of stock unit awards made under the 2004 Stock Incentive Plan and the 2013 Stock Incentive Plan (the Stock Incentive Plans). Each of these arrangements represents unfunded, unsecured obligations of the Company. The table below shows NEO and Company allocations under these arrangements, earnings accrued on all amounts that the NEOs have deferred under the plans and the balances under each plan as of December 31, 2018. Executive incentive bonus deferrals and stock unit award deferrals under the Deferred Compensation Plan are shown separately.

Name and Principal Position	Plan Name	Executive Contributions in Last Fiscal Year (a)	Company Contributions in Last Fiscal Year (b)	Aggregate Earnings/ (Loss) in Last Fiscal Year (c)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End (d) (e)
Lance M. Fritz Chairman, President & CEO	Supplemental Thrift	$52,001	$26,000	$(52,415)	$0	$474,201
	Executive Incentive Deferral	0	0	5,743	0	191,021
	Deferral of Stock Unit Awards	714,932	0	435,508	0	3,238,130
Robert M. Knight, Jr. EVP & Chief Financial Officer	Supplemental Thrift	19,590	9,795	(53,102)	0	561,908
	Executive Incentive Deferral	0	0	(13,687)	0	146,857
	Deferral of Stock Unit Awards	0	0	1,371,452	0	27,231,649
Rhonda S. Ferguson EVP, Chief Legal Officer & Corp Secretary	Supplemental Thrift	12,833	5,500	(2,492)	0	32,579
	Executive Incentive Deferral	0	0	0	0	0
	Deferral of Stock Unit Awards	0	0	0	0	0
Elizabeth F. Whited EVP & Chief Human Resources Officer	Supplemental Thrift	13,121	4,921	(1,298)	0	29,960
	Executive Incentive Deferral	0	0	(15,750)	0	482,683
	Deferral of Stock Unit Awards	113,971	0	15,824	0	312,161
Lynden L. Tennison Retired EVP & Chief Strategy Officer	Supplemental Thrift	7,955	3,977	(6,032)	0	205,572
	Executive Incentive Deferral	0	0	0	0	0
	Deferral of Stock Unit Awards	0	0	0	0	0
Cameron A. Scott Retired Vice President	Supplemental Thrift	0	0	0	0	0
	Executive Incentive Deferral	0	0	0	0	0
	Deferral of Stock Unit Awards	0	0	0	0	0
(a)	Executive Contributions in the Last Fiscal Year under the Supplemental Thrift Plan are amounts that are also reported in the Salary column in the Summary Compensation Table.
(b)	Company Contributions in the Last Fiscal Year were reported as All Other Compensation in the Summary Compensation Table for 2018.
(c)	Aggregate Earnings on deferred stock unit awards represent appreciation in the value of Company common stock and dividend equivalents, which are deemed to be reinvested in Company common stock.
(d)	Amounts reported in Aggregate Balance at Last Fiscal Year End that were reported in the Salary column of the Summary Compensation Table for 2017 and 2016, but deferred under the Supplemental Thrift Plan are, for Mr. Fritz, $48,800 and $44,100; Mr. Knight, $19,000 and $18,600; Ms. Ferguson, $11,443 and $0; Ms. Whited $7,590 and $0; and Mr. Tennison $11,617 and $0, respectively. Amounts reported in Aggregate Balance at Last Fiscal Year End that were reported in the All Other Compensation column of the Summary Compensation Table for 2017 and 2016, representing Company contributions to the Supplemental Thrift Plan are, for Mr. Fritz, $24,400 and $22,050; Mr. Knight, $9,500 and $9,300; Ms. Ferguson, $4,900 and $0; Ms. Whited $3,795 and $0; and Mr. Tennison $3,485 and $0, respectively.
(e)	The Aggregate Balance at Last Fiscal Year End for deferred stock unit awards represents 23,426 shares of Company common stock for Mr. Fritz, 197,002 shares for Mr. Knight and 2,258 shares for Ms. Whited.

Executive Compensation

Deferral Amounts

Supplemental Thrift Plan. The Supplemental Thrift Plan is available to executives who otherwise participate in the Company’s Thrift Plan, which is a defined contribution plan intended to be a plan qualified under Section 401(a) of the Code. The Qualified Thrift Plan permits executives to contribute, on a pre-tax, Roth and/or after-tax basis from 2% to 75% (combined) of base salary through payroll deductions. An executive is not permitted to defer amounts from base salary under the terms of the Supplemental Thrift Plan until the earlier of the following: (i) the amount of base salary paid to the executive during the year equals the IRS prescribed limit ($275,000 for 2018); or (ii) the contributions to the Qualified Thrift Plan made by or on behalf of the executive (including matching contributions) equal the IRS prescribed annual addition limit under Section 415(c) of the Code ($55,000 in 2018). An executive who has elected to participate in the Supplemental Thrift Plan before the start of the calendar year in which one of these limits is reached will have payroll deductions on a pre-tax basis continued from his/her base pay for the remainder of the calendar year at a percentage that may differ from the percentage rate(s) the executive elected under the Qualified Thrift Plan as of the first day of the calendar year. Under the Supplemental Thrift Plan, the executive may defer from 2% to 75% of base salary. Currently and unless the changes described in the following paragraph apply to the executive, the Company credits a matching amount equal to 50 cents of each dollar an executive defers to the Supplemental Thrift Plan for a pay period up to 6% of the executive’s base pay.

The Supplemental Thrift Plan was amended effective January 1, 2018, as part of the changes made to the Company’s overall retirement plan design strategy, including closing the Company’s pension plan for certain employees (see pages 70 and 71). The Supplemental Thrift Plan changes will apply to an executive hired or rehired by the Company on or after January 1, 2018, or who was not accruing a benefit under the Pension Plan for Salaried Employees of Union Pacific Corporation and Affiliates on December 31, 2017 (a “Post-2017 Executive”). The same general rules described above regarding executive deferrals continue to apply to Post-2017 Executives, except that the matching amount the Company credits under the Supplemental Thrift Plan is $1 for every dollar a Post-2017 Executive defers to the Supplemental Thrift Plan for a pay period up to 6% of the Post-2017 Executive’s base salary. Furthermore, a Non-Elective Contribution feature (“NEC”) was added to both the Qualified Thrift Plan and Supplemental Thrift Plan. The NEC amount equals 3% of the Post-2017 Executive’s base salary for the calendar year. The NEC amount credited on behalf of a Post-2017 Executive under the Supplemental Thrift Plan for a calendar year is the difference between the NEC calculated under the terms of the Qualified Thrift Plan (but determined without regard to the IRS limits described in the paragraph above) and the amount of the NEC actually contributed to the Qualified Thrift Plan on behalf of the Post-2017 Executive after taking into account those limits. The NEC amount contributed to the Qualified Thrift Plan or credited to the Supplemental Thrift Plan is determined in January of the year immediately following the year to which the NEC is attributable.

Deferred Compensation Plan. The Deferred Compensation Plan allows for the deferral of all or a portion of a bonus awarded under the Executive Incentive Plan and for the deferral of payment of stock units, both retention and performance based, awarded under the Stock Incentive Plan. An executive must elect by June 30th of the calendar year for which the bonus amount is awarded whether to defer any or all of his or her bonus award for such year. For retention stock units, an executive’s election to defer payment of a vested award must be made prior to the beginning of the calendar year for which the retention stock unit award is granted to the executive. For performance stock units, an executive must elect by June 30th of the first year of the three year performance period whether to defer the payment of the entire award of vested and earned performance stock units.

Rate of Return Provisions

Notional accounts in the Supplemental Thrift Plan are deemed to be invested in one or more of the investment options offered in the Qualified Thrift Plan, as selected by the participating executive. Notional accounts in the Deferred Compensation Plan for bonus amounts deferred currently can be invested in the same investment options, along with the Company’s Fixed Rate Fund that bears interest equal to 120% of the Applicable Federal Long-Term Annual rate for January of the applicable year. The Vanguard Group administers all notional accounts. Executives can generally transfer amounts between investment funds each business day. Earnings reflect the increase or decrease in the value of those investment funds and any interest or dividends earned by those funds, to the same extent as if amounts were actually invested in those investment funds.

Executive Compensation

Notional accounts in the Deferred Compensation Plan for stock units deferred are invested in notional shares of the Company’s common stock. The value of each stock unit deferred is equivalent to that of one share of Company common stock. Amounts equivalent to the dividends paid on Company common stock are added to an executive’s notional account when actual dividends are paid and are credited as reinvested in additional notional shares. These amounts are tracked through notional accounts maintained by the Company.

Payment Elections, Withdrawals and Distributions

The Company adopted, amended and restated plans effective as of January 1, 2009, in order to satisfy the requirements of Section 409A of the Code. Non-qualified deferred compensation amounts not subject to Section 409A of the Code, (i.e., amounts credited to an executive’s notional account as of December 31, 2004, and earnings thereon), are available for distribution or withdrawal in accordance with the terms of the Grandfathered Component of the Supplemental Thrift Plan or the Grandfathered Component of the Deferred Compensation Plan, as applicable. Non-qualified deferred compensation amounts subject to Section 409A of the Code, (i.e., amounts credited to an executive’s notional account on and after January 1, 2005, and earnings thereon), are available for distribution in accordance with the terms of the Non-Grandfathered Component of the Supplemental Thrift Plan or Non-Grandfathered Component of the Deferred Compensation Plan, as applicable.

409A Non-Grandfathered Components-Supplemental Thrift and Deferred Compensation Plans

NEOs made payment elections with respect to their then-existing notional account balances under the Non-Grandfathered Component of both the Supplemental Thrift Plan and the Deferred Compensation Plan prior to the end of 2008. A payment election made under the Non-Grandfathered Component of the Supplemental Thrift Plan also will apply with respect to compensation an executive elects to defer in the future under the Non-Grandfathered Component of the Supplemental Thrift Plan. Executives may make a separate payment election with respect to each bonus, retention stock unit or performance stock unit award deferred under the Non-Grandfathered Component of the Deferred Compensation Plan at the same time the deferral election is made. Generally, the same payment option must be elected for all awards of the same type (i.e., bonus or stock units) deferred to separation from service under the Non-Grandfathered Deferred Compensation Plan.

The Non-Grandfathered Component of both the Supplemental Thrift Plan and Deferred Compensation Plan provide the following payment options: (i) a single lump-sum distribution at separation from service or in January of the next year following separation from service, (ii) annual installments over a period not exceeding 15 years, with the initial installment being paid as soon as administratively practicable following the executive’s separation from service or in January of the year next following such separation from service, or (iii) a single lump-sum distribution in January of a specified year that is not earlier than 2 years and not later than 15 years following the executive’s separation from service. However, if the executive first participates in the Non-Grandfathered Component of the Supplemental Thrift Plan after December 31, 2017, the single sum or installment payments described above cannot be made or commence before the January of the year following the year in which the executive separates from service. The Non-Grandfathered Component of the Deferred Compensation Plan also permits an executive to elect to receive payment at the earlier of: (i) July of a year specified by the executive, or (ii) separation from service. In no case, however, will an amount payable on account of a NEO’s separation from service be paid from either Non-Grandfathered Component before the date that is six months after such executive’s separation from service.

Generally speaking, under both plans, an executive who does not make a timely election will receive the Non-Grandfathered Component of his or her notional account at the time of his or her separation from service in a single lump-sum payment, subject to the six-month delay as described in the last sentence of the immediately preceding paragraph. However, an executive who first participates in the Non-Grandfathered Component of the Supplemental Thrift Plan after December 31, 2017 and who does not make a timely election will receive his or her notional account in January of the year following the executive’s separation from service, subject to the six-month delay rule. In the event an executive dies before receiving payment of his or her entire notional account balance, the unpaid balance is paid in a single lump-sum to the executive’s beneficiary.

Executive Compensation

Generally, no withdrawals are permitted from the notional accounts maintained in connection with the Non-Grandfathered Components of either the Supplemental Thrift Plan or the Deferred Compensation Plan prior to the executive’s separation from service.

Under the terms applicable to the Non-Grandfathered Components of the Deferred Compensation Plan and the Supplemental Thrift Plan, an executive may modify his or her payment election if such modification election is made prior to the executive’s separation from service and at least 12 months prior to the date payments would have commenced in accordance with the prior election. In addition, the modification must have the effect of postponing the payment commencement date by at least five years.

409A Grandfathered Components-Supplemental Thrift and Deferred Compensation Plans

An executive can take a withdrawal in cash from the Grandfathered Component of his or her notional account under the Supplemental Thrift Plan or the Deferred Compensation Plan prior to separation from service, provided that 10% of the amount withdrawn will be irrevocably forfeited by the executive.

Following an executive’s separation from service, the general rule is that an executive’s notional account under the Grandfathered Component of either plan is distributed in a single sum cash payment as soon as administratively practicable. However, an executive can elect at least six months prior to his or her separation from service and in the calendar year preceding such separation from service that such component be paid under one of the following payment options: (i) a single sum cash payment at separation from service or in January of the year next following his or her separation from service, (ii) annual installments over a period not exceeding 15 years, with the initial installment being paid as soon as administratively practicable following the executive’s separation from service or in January of the year next following such separation from service, or (iii) a single sum cash payment in January of a specified year that is not later than 15 years following the executive’s separation from service. The Grandfathered Component of the Deferred Compensation Plan also permits an executive to elect to receive payment at the earlier of: (i) July of a year specified by the executive, or (ii) separation from service. This election may be changed at least six months prior to the scheduled payment date and in the calendar year preceding such date. With respect to the Grandfathered Component of the Supplemental Thrift Plan, an executive’s payment election applies to the executive’s entire notional account balance. With respect to the Grandfathered Component of the Deferred Compensation Plan, an executive may make a separate payment election for each bonus award under the Executive Incentive Plan or stock unit award under the Stock Incentive Plan; provided that the executive must elect the same payment option for all such awards of the same type (i.e., bonus or stock units) deferred to separation from service.

Potential Payments Upon Separation from Service, Change-In-Control or Death or Disability

The information below describes certain compensation that would have become payable by the Company under existing plans assuming a separation from service or change-in-control and separation from service occurred on December 31, 2018 (based upon the Company’s closing stock price on December 31, 2018 of $138.23), given the NEOs’ current compensation and service levels as of such date. The benefits discussed below are in addition to those generally available to all salaried employees, such as distributions under the qualified Pension Plan for Salaried Employees, health care benefits and disability benefits. In addition, these benefits do not take into account any arrangements that do not currently exist but may be offered by the Company in connection with an actual separation from service or a change-in-control or other factors that may vary from time to time. Due to the number of different factors that affect the nature and amount of any benefits provided in connection with these events, actual amounts payable to any of the NEOs should a separation from service or change-in-control occur during the year will likely differ, perhaps significantly, from the amounts reported below. Factors that could affect such amounts include the timing during the year of the event, the Company’s stock price, the target amounts payable under annual and long-term incentive arrangements that are in place at the time of the event, and the executive’s age.

Mr. Scott retired February 28, 2019. In connection with Mr. Scott’s retirement and in consideration for his service to the Company, the Board of Directors of the Company, acting upon the recommendation of the Compensation and Benefits Committee, approved on February 7, 2019, the pro rata vesting of all of Mr. Scott’s

Executive Compensation

outstanding retention stock units and the pro-rata vesting of his outstanding performance stock unit awards. The amount of shares, if any, received under the pro-rata vesting will depend on the achievement of the applicable performance criteria at the end of the performance period. The remainder of Mr. Scott’s unvested outstanding stock awards were forfeited upon his retirement.

Separation from Service

In the event of the separation from service of any of the NEOs on December 31, 2018, for any reason, the executive would be entitled to the executive’s accumulated retirement benefits under the Basic and Supplemental Plans in the payment forms set forth in the Pension Benefits at 2018 Fiscal Year-End Table on page 70. Under both Plans, the executive must be at least age 55 and have 5 years of service (including deemed service under the Supplemental Plan) with the Company, or at least age 65 regardless of years of service, for benefits to be payable immediately. Assuming a termination date of December 31, 2018, Messrs. Fritz, Knight, Tennison and Scott were eligible to begin benefits immediately at January 1, 2019. The monthly amount payable as a single life annuity under the Supplemental Plan for Mr. Fritz was $46,280, Mr. Knight was $75,494, Mr. Tennison was $24,361 and for Mr. Scott was $27,359. Assuming a termination date of December 31, 2018, Ms. Whited would be eligible to begin her benefit on August 1, 2020. The monthly amount payable as a single life annuity under the Supplemental Plan for Ms. Whited would be $9,944.

Each of the NEOs would also be entitled to the amount shown in the Nonqualified Deferred Compensation at 2018 Fiscal Year-End Table on page 72. Notional returns continue to be credited and debited under these plans through the actual payment date, so amounts may differ at the time of an actual separation from service or change-in-control.

For any unvested equity awards, the Compensation and Benefits Committee may, but is not required to, waive the related restriction period and/or employment requirements. As described in the Narrative Disclosure to the Summary Compensation Table and Grants of Plan-Based Awards Table on page 66, the 2018 equity awards provided for satisfaction of the continued employment requirement if an executive attains age 62 with 10 years of service under the Company’s pension plan and remains employed until September 30th in the year of grant.

Change-in-Control

The Continuity Plan provides severance benefits to the NEOs in the event (i) a change-in-control occurs and (ii) the NEO incurs a severance within the two-year period following such change-in-control. Severance means a separation from service (as such term is defined in Section 409A of the Code and the regulations promulgated thereunder): (i) by the Company other than for cause or pursuant to mandatory retirement policies in existence prior to the change-in-control, or (ii) by the NEO for good reason.

Under the Continuity Plan, a change-in-control means any of the following:

•	any “person,” as defined in the Exchange Act, becomes the “beneficial owner,” as defined in the Exchange Act, of 20% or more of our outstanding voting securities;
•	there is a change in 50% of the composition of the Board of Directors (such change must be due to new directors not recommended by the Board);
•	a merger, consolidation or reorganization that results in our shareholders holding 50% or less of the outstanding voting securities of the post-transaction entity; or
•	a liquidation, dissolution or sale of all or substantially all of our assets.

The Continuity Plan defines a severance “for cause” if it is for any of the following reasons: (i) the NEO has willfully and continually failed to substantially perform his duties, or (ii) the NEO has willfully engaged in conduct that is demonstrably injurious to the Company, monetarily or otherwise.

A severance of the NEO is for “good reason” if it is for any of the following reasons: (i) the assignment to the NEO of duties that are materially inconsistent with the NEO’s duties immediately prior to the change-in-control or any material diminution in the nature or scope of the NEO’s responsibilities from those in effect immediately prior to the change-in-control; (ii) a reduction in the NEO’s base salary or annual bonus

Executive Compensation

opportunity in effect immediately prior to the change-in-control; provided, however, that such reduction results in a material diminution in the total package of compensation and benefits provided to the NEO; (iii) a material reduction in the NEO’s pension, thrift, medical or long term disability benefits provided to the NEO immediately prior to the change-in-control; provided, however, that such reduction results in a material diminution in the total package of compensation and benefits provided to the NEO; or (iv) the failure by any successor, to all or substantially all of the business and/or assets of the Company, to expressly assume and agree to perform under the Continuity Plan.

In the event of a qualifying severance following a change-in-control, each of the NEOs receives a lump-sum severance payment equal to the sum of (i) his annual base salary in effect at the time of his severance and (ii) the average annual bonus earned under the Executive Incentive Plan in the most recent three calendar years; multiplied by 3 for Mr. Fritz and by 2 for Mr. Knight, Ms. Ferguson, Ms. Whited, Mr. Tennison and by 1.5 for Mr. Scott. The Continuity Plan also provides for automatic vesting in the Company’s Supplemental Pension Plan and the receipt of an additional three years of age and service credit, not to exceed age 65 and 40 years of service. The age and service credit is solely for purposes of determining the amount of any benefit from the Company’s Supplemental Pension Plan.

The Continuity Plan provides in the event of a qualifying severance following a change-in-control that all restrictions on outstanding retention stock units awarded to each NEO lapse and all unvested stock options granted to each NEO vest and become exercisable for a period of three years (or five years if the NEO is retirement eligible) from the NEO’s separation from service. In no event will the period exceed the remaining term of the option. For outstanding performance stock units, the NEO will be entitled to receive shares equal to the number of performance stock units at the greater of (i) the target level of performance criteria or (ii) the level of performance criteria actually achieved through the end of each year prior to the date of the change-in-control and through the end of the most recent fiscal quarter ending prior to the date of the change-in-control.

Other benefits under the Continuity Plan include the continuation of health insurance and dental insurance for three years following a NEO’s severance (or, if sooner, until the NEO attains the age of 52, at which time the NEO is eligible to receive benefits under the Company’s retiree medical benefit plans); provided, however, that (i) the NEO will pay the fair market value of such coverage (active or retiree, as applicable) as determined under Section 61 of the Code and the regulations promulgated thereunder, and (ii) benefit amounts received by the NEO will be reduced by any benefits received by the NEO from a subsequent employer.

At its February 2014 meeting, the Committee recommended, and the Board approved, the amendment of the Continuity Plan to remove the excise tax gross-up. As a result, none of the NEOs are currently eligible to receive any excise tax gross-up on any severance payment received under the Continuity Plan.

Executive Compensation

The table below sets forth the estimated value of the severance payments, welfare benefits, accelerated equity awards and additional pension benefits for each NEO, assuming a change-in-control had occurred as of December 31, 2018, and the NEO’s employment had immediately terminated without cause or for good reason as of that date. Amounts are reported without any reduction for possible delay in the commencement or timing of payments.

Name and Principal Position	Cash Severance Payment (a)	Supplemental Pension Plan Enhancement (b)	Accelerated Vesting of Stock Options (c)	Accelerated Vesting of Retention Stock and Performance Stock Units (d)	Other (e)	Pre-Tax Total
Lance M. Fritz Chairman, President & CEO	$9,400,000	$2,617,548	$11,181,712	$18,412,424	$25,533	$41,637,217	(f)
Robert M. Knight, Jr. EVP & Chief Financial Officer	3,958,000	1,635,450	4,451,370	9,416,642	25,553	19,486,996
Rhonda S. Ferguson EVP Chief Legal Officer & Corp Secretary	2,469,000	401,540	823,168	2,403,129	46,548	6,143,384
Elizabeth F. Whited EVP & Chief Human Resources Officer	1,813,333	1,357,616	1,129,308	2,468,283	46,548	6,815,040
Lynden L. Tennison Retired EVP & Chief Strategy Officer	2,373,333	1,155,547	1,686,164	3,558,455	25,533	8,799,031
Cameron A. Scott Retired Vice President	1,850,000	1,460,661	2,322,331	4,544,734	25,533	10,203,258	(f)
(a)	This amount is based on 2018 salary and three-year average bonus multiplied by the Continuity Plan severance multiple.
(b)	This amount represents the present value of an additional three years of service credit (up to a maximum of 40 years), three years of Supplemental Plan age (up to a maximum of 65 years), and reductions for early retirement.
(c)	This amount is based upon the difference between the exercise price of the options and the Company’s closing stock price on December 31, 2018, of $138.23.
(d)	This amount is based on the Company’s closing stock price on December 31, 2018, of $138.23 and assumed a payout of performance stock units at target levels for performance cycles ending December 31, 2019 and December 31, 2020; assumes 135% of target earned for performance cycle ending December 31, 2018.
(e)	For a termination as of December 31, 2018, this amount includes the cost of medical premiums paid by the Company for three years and assumes no benefit reduction from a subsequent employer.
(f)	The amount of accelerated vesting of equity in this table was reduced by $5,080,041 for Mr. Fritz and $255,856 for Mr. Scott in order to avoid the characterization of the total severance benefit as an excess parachute payment under Section 280G of the Code.

Death or Disability

In the event the NEO ceases to be an employee by way of death or disability under the Company’s long-term disability plan, the NEO would be entitled to receive shares of stock equal to the number of outstanding performance stock units earned through the end of the fiscal year ending prior to the date of his death or disability. All unvested retention stock units and stock options would vest immediately. The NEO or his designated beneficiary will have the lesser of five years from the date of death or disability or the remaining life of the option to exercise any outstanding stock options.

Executive Compensation

Set forth below is the estimated value of the accelerated vesting of performance stock units, retention stock units and stock options for each NEO, as of December 31, 2018.

Name	Accelerated Vesting of Performance Stock Units (a)	Accelerated Vesting of Retention Stock Units (b)	Accelerated Vesting of Stock Options (c)
Lance M. Fritz Chairman, President & CEO	$12,153,458	$6,023,096	$11,181,712
Robert M. Knight, Jr. EVP & Chief Financial Officer	4,924,167	2,571,907	4,451,370
Rhonda S. Ferguson EVP Chief Legal Officer & Corp Secretary	706,494	928,076	823,168
Elizabeth F. Whited EVP & Chief Human Resources Officer	1,162,653	590,795	1,129,308
Lynden L. Tennison Retired EVP & Chief Strategy Officer	1,873,708	984,198	1,686,164
Cameron A. Scott Retired Vice President	2,539,285	1,179,517	2,322,331
(a)	Amounts are calculated based on the Company’s closing stock price on December 31, 2018, of $138.23 multiplied by the performance stock units earned through the end of the 2018 performance year.
(b)	Amounts are calculated based on the Company’s closing stock price on December 31, 2018, of $138.23 multiplied by retention stock units that are unvested on December 31, 2018.
(c)	Amounts are calculated based on the number of unvested option shares multiplied by the difference in the Company’s closing stock price on December 31, 2018, of $138.23 and the exercise price on the grant date.

Pay Ratio Disclosure

Pay Ratio Disclosure

The median 2018 annual total compensation of all our employees who were employed as of December 31, 2018 was $79,902. The 2018 annual total compensation of Lance M. Fritz, our Chief Executive Officer (CEO), was $13,886,920. The resulting CEO pay ratio of these amounts was 174:1. The median employee is a skilled signalman whose compensation is subject to a national collective bargaining agreement.

In determining the median employee, we utilized reasonable estimates. We identified the median employee by examining the 2018 W-2 box 1 income (Taxable Income) for all individuals who were employed by us on December 31, 2018, other than our CEO. We included all employees, whether employed on a full-time, part-time or seasonal basis except that we excluded our 33 non-U.S. employees, who are based in Mexico, under the SEC’s de minimis exemption, since these employees represent less than 0.1% of our approximately 46,500 employees. Taxable income for non-seasonal employees who were not employed for the full-year was annualized. The employees were then ranked based on Taxable Income and the median employee selected.

After identifying the median employee based on Taxable Income, we calculated annual total compensation for such employee using the same methodology we use for our Named Executive Officers as set forth in the 2018 Summary Compensation Table on page 63.

The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

Security Ownership of Certain Beneficial Owners and Management

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the number of shares of common stock beneficially owned as of March 22, 2019 (except as otherwise noted), by (i) each person known to the Company to own more than 5% of the Company’s common stock, (ii) each Named Executive Officer (as defined in the CD&A section of this Proxy Statement under Executive Compensation), (iii) each director or director nominee and (iv) all current directors and executive officers (as designated in the Company’s 2018 Annual Report on Form 10-K) as a group. The table also sets forth ownership information concerning stock units, the value of which is measured by the price of the common stock. Stock units do not confer voting rights and are not considered beneficially owned shares under SEC rules. The number of common shares and stock units included in the table are adjusted to reflect the Company’s two-for-one stock split on June 6, 2014.

NAME	NUMBER OF SHARES BENEFICIALLY OWNED (a)	STOCK UNITS (b)	PERCENT OF SHARES OUTSTANDING
Andrew H. Card, Jr.	18,400	29,564	*
Erroll B. Davis, Jr.	5,261	36,478	*
William J. DeLaney	0	371
David B. Dillon	4,000	6,189	*
Rhonda S. Ferguson	23,878	39,198	*
Lance M. Fritz	674,721	258,872	*
Deborah C. Hopkins	4,174	4,067	*
Robert M. Knight, Jr.	517,886	94,943	*
Jane H. Lute	4,051	3,224	*
Michael R. McCarthy	54,864	48,778	*
Thomas F. McLarty III	4,000	28,925	*
Bhavesh V. Patel	4,063	1,532	*
Lynden L. Tennison	137,986	25,923
Jose H. Villarreal	4,914	22,570	*
Elizabeth F. Whited	101,131	33,561	*
The Vanguard Group (c)	61,182,023	0	8.30%
BlackRock, Inc. (d)	48,020,051	0	6.50%
All current directors and executive officers as a group (17 people)			*

* Indicates ownership of less than 1%

(a)	Includes the maximum number of shares of common stock that may be acquired within 60 days of March 22, 2019, upon the exercise of stock options as follows: Ms. Ferguson 23,878; Mr. Fritz 284,822; Mr. Knight 212,671; Mr. Tennison 82,230 and Ms. Whited 68,230; and all current directors and executive officers as a group 732,471. Also included in the number of shares owned by Mr. Fritz, Mr. Knight, and Ms. Whited are 23,425; 197,002; and 3,121 deferred stock units, respectively, representing deferred stock option exercise gains and vested retention stock units which they will acquire as shares of common stock at termination of employment or a future designated date.
(b)	Consists of stock units payable in cash to non-management directors after retirement and held in their Stock Unit Accounts. For a discussion of the Stock Unit Grant and Deferred Compensation Plan for non-management directors, see page 37. These amounts for the Named Executive Officers consist of 39,198; 258,872; 94,943 and 33,561 unvested stock units owned by Ms. Ferguson, Mr. Fritz, Mr. Knight, Mr. Tennison and Ms. Whited awarded under Company stock plans. Stock units do not confer voting rights and are not considered beneficially owned shares of common stock under SEC rules.
(c)	Based solely upon information contained in Schedule 13G/A filed on February 11, 2019, reporting that, as of December 31, 2018, this holder held sole and shared voting power over 1,047,338 and 235,376 of these shares, respectively, and sole and shared dispositive power over 60,056,376 and 1,125,647 of these shares, respectively. The address of The Vanguard Group is 100 Vanguard Boulevard, Malvern, PA 19355.

Security Ownership of Certain Beneficial Owners and Management

(d)	Based solely upon information contained in Schedule 13G/A filed on February 6, 2019, reporting that, as of December 31, 2018, this holder held sole and shared voting power over 41,256,965 and 0 of these shares, respectively, and sole and shared dispositive power over 48,020,051 and 0 of these shares, respectively. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.
Stock Ownership Requirements for Executives

The Company’s Compensation and Benefits Committee believes that stock ownership will better align the interests of our executives, including the Named Executive Officers, with those of our shareholders by enhancing the focus of executives on the long-term success of the Company. We require our executives to achieve and maintain a specified amount of stock ownership acquired primarily through the exercise of options and the receipt of retention stock or retention stock units under our equity compensation programs. Our Stock Ownership Guidelines require that the CEO hold at least seven (7) times annual salary and that the other Named Executive Officers hold at least four (4) times annual salary in stock or stock units. Until the required ownership target is achieved, executives must retain all of the shares of stock they receive from our plans, net of the shares of stock required, if any, to cover tax expense and the cost of exercising options. We do not include the following types of equity interests when calculating stock ownership under these guidelines: (i) unexercised stock options, (ii) unvested retention shares or units, and (iii) any investment in the Company stock fund under the Thrift Plan, the Supplemental Thrift Plan or the Executive Incentive Deferral Plan. As of December 31, 2018, all of the Named Executive Officers were in compliance with stock ownership requirements.

Trading in Derivatives of Our Common Stock Is Prohibited

The Company prohibits directors and employees (including the Named Executive Officers) from hedging activities, such as (i) buying, selling or writing puts, calls or options related to our common stock and (ii) executing straddles, equity swaps and similar derivative arrangements linked to our common stock. In addition, directors and executive officers may not pledge, deliver as collateral, or maintain a margin account or otherwise subject shares of our common stock to any other prohibited security arrangement.

Sales of Our Common Stock by Executive Officers and Directors Under Rule 10b5-1 Trading Plans

Executive officers (including the Named Executive Officers) and directors who meet their applicable ownership requirements as described above may sell shares of our common stock subject to the following restrictions:

•	Executive officers and directors may only sell shares of our common stock that exceed their ownership target (the Eligible Shares).
•	Eligible Shares may be sold only pursuant to a written trading plan designed to comply with SEC Rule 10b5-1, that:
•	was adopted when a quarterly trading blackout was not in effect and when such executive officer or director was not in possession of material nonpublic information regarding the Company,
•	has been reviewed and approved by the General Counsel’s office,
•	has been disclosed to the public in a manner determined by the General Counsel’s office (public disclosure may not be required for certain executives who are not executive officers), and
•	has been in effect for at least 20 trading days from the date of disclosure of the trading plan to the public or approval by the General Counsel’s office for trading plans not announced.

Security Ownership of Certain Beneficial Owners and Management

•	The total sales by an executive officer or director of Eligible Shares during any calendar year may not exceed 50% of the total shares of our common stock beneficially owned by such executive officer or director using the immediately preceding February 1st measurement date.

For purposes of this policy, the number of shares beneficially owned by an executive officer or director includes shares and units deferred by the executive officer or director and excludes any shares disclaimed by the executive officer or director for purposes of reporting beneficial ownership under Section 16 reporting of the Securities Exchange Act of 1934 (Exchange Act). All of the reporting obligations of the executive officer or director under Section 16 apply to sales made pursuant to a 10b5-1 trading plan.

PROPOSAL NUMBER 4 – Shareholder Proposal Regarding Independent Board Chairman

PROPOSAL NUMBER 4 – Shareholder Proposal Regarding Independent Board Chairman

John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278, the owner of 100 shares of the Company’s common stock, has submitted the following proposal. The Board of Directors recommends a vote AGAINST this proposal.

Shareholders request our Board of Directors to adopt as policy, and amend our governing documents as necessary, to require henceforth that the Chair of the Board of Directors, whenever possible, to be an independent member of the Board. The Board would have the discretion to phase in this policy for the next Chief Executive Officer transition, implemented so it does not violate any existing agreement.

If the Board determines that a Chairman, who was independent when selected is no longer independent, the Board shall select a new Chairman who satisfies the requirements of the policy within a reasonable amount of time. Compliance with this policy is waived if no independent director is available and willing to serve as Chairman. This proposal requests that all the necessary steps be taken to accomplish the above.

Caterpillar is an example of a company changing course and naming an independent board chairman. Caterpillar had opposed a shareholder proposal for an independent board chairman at its annual meeting. Wells Fargo also changed course and named an independent board chairman.

This proposal topic also won impressive 45%-support at our 2017 annual meeting. This 45%-support would have been higher (perhaps 51%) if small shareholders had the same access to corporate governance information as large shareholders. Fortunately our company returned to an in-person annual meeting format in 2018 after experimenting with a computer linkup meeting format.

Meanwhile there are many challenges that face our company that need to be well managed and prevented from reoccurring that could be helped by having an independent chairman run the Board of Directors while our CEO focuses on challenges like these:

$2 Million settlement over railroad worker fatality in Kansas City, Missouri
August 2018

Lawsuit over alleged disability discrimination, Nebraska
August 2018

Lawsuit over alleged inadequate maintenance of drainage system causing flood damage in 2016,
Texas
July 2018

Train caught fire in Texarkana
June 2018

$5 Million penalty over employee injury in a railcar bridge accident
May 2018

Train derailment in Weatherford, Texas
February 2018

Employee asbestos exposure lawsuits
February 2018

Purported Class Action over alleged inaccurate wage statements, California
January 2018

Lawsuit over alleged retaliation and termination due to military deployment
January 2018

Lawsuit over chronic illness developed due to alleged exposure to substances at workplace
December 2017

PROPOSAL NUMBER 4 – Shareholder Proposal Regarding Independent Board Chairman

Lawsuit over alleged harassment, retaliation and disability discrimination, Nebraska
November 2017

Lawsuit over employee death due to alleged exposure to substances at workplace
November 2017

Lawsuit over alleged wrongful termination due to disability, Texas
October 2017

Lawsuit over employee death due to alleged exposure to toxic substances
October 2017

Employee fatally struck by train in Arlington, Texas
September 2017

EEOC: Race discrimination Class Action
August 2017

$525,000 Penalty over air pollution/gas leak, California.
August 2017

Please vote yes: Independent Board Chairman - Proposal 4

Recommendation of the Board of Directors

The Board of Directors opposes the proposal because it believes it to be in the best interest of the Company for the Board to periodically evaluate the leadership structure of the Company and make a determination regarding whether to separate or combine the roles of Chairman and CEO based on circumstances at the time of its evaluation. By retaining flexibility to adjust the Company’s leadership structure, the Board is best able to provide for appropriate management and leadership of the Company and address any circumstances the Company may face, as no single leadership model is universally or permanently appropriate in all circumstances. The Board believes that this flexibility has served the Company and its shareholders well during recent leadership transitions and has allowed the Board to operate efficiently and effectively to protect and enhance our long-term success and shareholder value. The proposal, however, deprives the Board of the flexibility to act in the shareholders’ best interests by applying a “one-size-fits-all” approach to structuring the Board rather than permitting the Board to organize its functions and manage its operations in the manner it determines to be most productive and efficient.

The Board’s Existing Policies Ensure that Independent Directors Operate Effectively on the Board. The Board’s current policies demonstrate the Board’s continuing commitment to strong corporate governance, effective risk management and an empowered and independent Board. As described on page 27 of this Proxy Statement, if the individual elected as Chairman is not an independent director, the independent directors also elect a lead independent director. As discussed in the Board Leadership Structure section and in the Company’s Corporate Governance Guidelines and Policies, the lead independent director (i) presides at meetings of the Board at which the Chairman and CEO is not present, including executive sessions of the independent directors; (ii) approves the flow of information sent to the Board, and approves the agenda, schedule and what materials are sent for Board meetings; (iii) serves as the liaison or facilitates working relationships between the independent directors and the Chairman and CEO; (iv) is available for consultation and communication with major shareholders as appropriate; (v) in conjunction with the Compensation and Benefits Committee, oversees the process of evaluating and compensating the Chairman and CEO; (vi) assures that a succession plan is in place for the Chairman and CEO, as well as the lead independent director; (vii) authorizes or recommends the retention of consultants who report directly to the full Board; and (viii) assists the Board and Company officers in compliance with, and implementation of, the Company’s governance guidelines and policies. The lead independent director also has the authority to call executive sessions of the independent directors. In addition, the lead independent director will often act as Chair of the Corporate Governance and Nominating Committee, fulfilling the designated duties and responsibilities set forth in the Committee’s Charter. Because the Company’s policies ensure that there will be a lead independent

PROPOSAL NUMBER 4 – Shareholder Proposal Regarding Independent Board Chairman

director at any time that the Chairman is not independent, including times during which the positions of Chairman and CEO are both held by the same person, it is unnecessary to permanently separate the Chairman and CEO positions. Additional information about the lead independent director’s responsibilities is provided on page 21 of this Proxy Statement.

The Company Maintains Effective and Progressive Governance Practices. The Board believes that effective independence and oversight are currently being maintained through the Board Leadership Structure detailed beginning on page 21 of this Proxy Statement, and through the Company’s sound Corporate Governance Guidelines and Policies as set forth on pages 20 through 23 of this Proxy Statement and which also can be found on our website. The independence of the Board as a whole satisfies both Company and New York Stock Exchange guidelines and independence standards, as 10 of 11 current directors (and 10 out of 11 director nominees) are outside independent directors, and the Audit, Compensation, Finance, and Governance Committees are all composed entirely of independent outside directors. Moreover, the Board routinely holds scheduled sessions of independent directors at each Board meeting, and each director may originate action items for the Board’s agenda. In addition, the Board has adopted practices that increase its accountability to shareholders including, the adoption of “proxy access” By-Law provisions.

The proponent provides no evidence demonstrating, or even suggesting, that requiring an independent Chairman of the Board improves corporate performance or increases shareholder value. In fact, the proponent’s listing of what appears to be routine, non-material litigation matters involving the Company in no way demonstrates that requiring an independent Chairman of the Board would improve corporate performance. The Board believes that adopting a policy to restrict the Board’s discretion in selecting the Chairman would deprive the Board of the valuable flexibility to exercise its business judgment in selecting the most qualified and appropriate individual to lead the Board. The Board further believes that adopting such a policy would not provide any benefit to the Company or its shareholders, particularly in light of the Company’s policies requiring an independent lead director at any time when the Chairman is not independent.

In view of the strong independent oversight of management by the Board, the Company’s sound governance practices and the business success that the Board has fostered and overseen, the Board believes the standard that would be imposed under the proposal is not productive.

The Board of Directors respectfully requests that shareholders vote AGAINST Proposal 4.

Other Matters

Other Matters

Shareholder Proposals

Under SEC rules, any shareholder who wishes to present a proposal to be included in our Proxy Statement and introduced at our 2020 Annual Meeting of Shareholders must submit the proposal to the Secretary of the Company so that it is received no later than the close of business on December 7, 2019, and must satisfy the other requirements of SEC Rule 14a-8. Any shareholder who instead wishes to bring a proposal directly before the Company’s next Annual Meeting of Shareholders (other than certain proposals submitted only pursuant to SEC Rule 14a-8) must provide written notice of the proposal to the Secretary of the Company no earlier than January 17, 2020, and no later than the close of business on February 16, 2020, and must otherwise provide the information and comply with the procedures set forth in the Company’s By-Laws, a copy of which is available on the Company’s website at www.up.com/investors/governance. Shareholders may obtain a printed copy of the Company’s By-Laws by contacting the Secretary of the Company at the address set forth on the notice page of this Proxy Statement. If a shareholder wishing to make such a proposal fails to comply with the forgoing notice provision and does not also satisfy the requirements of SEC Rule14a-4(c)(1), the Company may exercise discretionary voting authority over proxies it solicits in determining how to vote on the proposal.

Any eligible shareholder wishing to nominate director candidates for inclusion in our Proxy Statement under our proxy access By-Law provisions should refer to page 19 for applicable procedures and submission requirements.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s executive officers, directors and persons who own more than 10% of a registered class of the Company’s equity securities to file initial reports of ownership and reports of changes in ownership of the Company’s common stock with the SEC. SEC regulations require executive officers, directors and greater than 10% shareholders to furnish the Company with copies of all forms they file pursuant to Section 16(a). As a matter of practice, the Company’s administrative staff assists the Company’s executive officers and directors in preparing initial reports of ownership and reports of changes in ownership and filing such reports with the SEC. Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company’s executive officers and directors, the Company believes that all Section 16(a) filing requirements were met during 2018.

Delivery of Documents to Shareholders Sharing an Address

The broker, bank or other nominee for any shareholder who is a beneficial owner, but not the record holder, of the Company’s common stock may deliver only one copy of the Company’s Proxy Statement and annual report to multiple shareholders who share the same address, unless that broker, bank or other nominee has received contrary instructions from one or more of the shareholders. The Company will deliver promptly, upon written or oral request, a separate copy of the Proxy Statement and annual report to a shareholder at a shared address to which a single copy of the documents was delivered. A shareholder who wishes to receive a separate copy of the Proxy Statement and annual report, now or in the future, should submit a request to the Secretary of the Company by telephone at 402-544-5000 or by submitting a written request to the Secretary of the Company at the address listed below. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.

Other Matters

Availability of Annual Report on Form 10-K

If you would like an additional copy of the Annual Report on Form 10-K for the year ended December 31, 2018, you may find this document at www.up.com under the “Investors” caption link. Alternatively, any shareholder wishing to receive, without charge, a copy of this document should send a written request to: Corporate Secretary, Union Pacific Corporation, 1400 Douglas Street, 19th Floor, Omaha, NE 68179.

The references to the Company’s website in this Proxy Statement do not constitute, and should not be deemed, an incorporation by reference of the information contained on, or available through, the website. Therefore, such information should not be considered part of this Proxy Statement.

Other Business

The Board does not currently intend to bring any other business before the Annual Meeting, and is not aware of any other business to be brought before the Annual Meeting. If any other business is properly brought before the Annual Meeting, the proxies will be voted in accordance with the judgment of the proxy holders.

Whether or not you plan to attend the Annual Meeting, please vote by telephone or Internet or complete, sign, date and promptly return the accompanying proxy card in the enclosed envelope.

Rhonda S. Ferguson
Executive Vice President,
Chief Legal Officer and
Corporate Secretary

BUILDING AMERICA®
UNION PACIFIC CORPORATION
1400 DOUGLAS ST, 19TH FLOOR
OMAHA, NE 68179

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 15, 2019 for shares held directly and by 11:59 p.m. Eastern Time on May 13, 2019 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Listen during The Meeting - at **www.virtualshareholdermeeting.com/UNP2019**

You may listen to a live audio-only webcast of the Meeting via the Internet. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 15, 2019 for shares held directly and by 11:59 p.m. Eastern Time on May 13, 2019 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E66247-P21525

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

UNION PACIFIC CORPORATION

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees:

	For	Against	Abstain
1a. Andrew H. Card Jr.	☐	☐	☐
1b. Erroll B. Davis Jr.	☐	☐	☐
1c. William J. DeLaney	☐	☐	☐
1d. David B. Dillon	☐	☐	☐
1e. Lance M. Fritz	☐	☐	☐
1f. Deborah C. Hopkins	☐	☐	☐
1g. Jane H. Lute	☐	☐	☐
1h. Michael R. McCarthy	☐	☐	☐
1i. Thomas F. McLarty III	☐	☐	☐
1j. Bhavesh V. Patel	☐	☐	☐
1k. Jose H. Villarreal	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.

	For	Against	Abstain
2. Ratification of the appointment of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for 2019.	☐	☐	☐
3. An advisory vote to approve executive compensation ("Say on Pay").	☐	☐	☐

The Board of Directors recommends you vote AGAINST proposal 4.

	For	Against	Abstain
4. Shareholder proposal regarding Independent Chairman if properly presented at the Annual Meeting.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E66248-P21525

UNION PACIFIC CORPORATION
Annual Meeting of Shareholders
May 16, 2019 8:00 AM
This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Lance M. Fritz and Rhonda S. Ferguson, and each of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of UNION PACIFIC CORPORATION that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 8:00 AM, CDT on May 16, 2019, at the Omaha Marriott Downtown at the Capitol District, 222 North 10th Street, Omaha, Nebraska, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side